As filed with the Securities and Exchange Commission on February 25, 2015.

Registration No. 333-201992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE UTILITIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4923	51-0064146
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

909 Silver Lake Boulevard

Dover, Delaware 19904

(302) 734-6799

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Beth W. Cooper

Senior Vice President and Chief Financial Officer

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, Delaware 19904

(302) 734-6799

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Jeffrey E. Decker, Esq.	Ronald A. Robins, Jr.
Baker & Hostetler LLP	Vorys, Sater, Seymour and Pease LLP
200 South Orange Avenue	52 E. Gay Street
Suite 2300	Columbus, Ohio 43215
Orlando, Florida 32801	(614) 464-5682
(407) 649-4017

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to Chesapeake Utilities Corporation’s common stock to be offered in this transaction has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell, or the solicitation of an offer to buy, in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2015

Dear Gatherco Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Gatherco, Inc. (“Gatherco”), which will be held at the Gatherco Orrville Office, located at 300 Tracy Bridge Road, Orrville, Ohio 44667, on [            ], 2015, at 10:30 a.m., Eastern Daylight Time. At the meeting, you will be asked to approve and adopt the Agreement and Plan of Merger, dated as of January 30, 2015 (referred to herein as the “merger agreement”), that Gatherco has entered into with Chesapeake Utilities Corporation (“Chesapeake Utilities”) and the transactions contemplated thereby, including the merger of Gatherco with and into a wholly owned subsidiary of Chesapeake Utilities. This document provides you with detailed information about the merger. In addition to being a proxy statement of Gatherco, this document is also the prospectus of Chesapeake Utilities for Chesapeake Utilities’ common stock that will be issued to you in connection with the merger.

After careful consideration, Gatherco’s board of directors recommends that you vote FOR the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

In the merger, each outstanding Gatherco common share will be converted into the right to receive that amount of cash and that number of shares of Chesapeake Utilities common stock (together with associated rights under Chesapeake Utilities’ stockholder rights plan) determined pursuant to the terms of the merger agreement. Subject to certain adjustments described in the merger agreement, the aggregate merger consideration payable for all of Gatherco’s common shares outstanding at the effective time of the merger will be $57,500,000 minus the option merger consideration payable to the Gatherco option holders as more fully discussed below. The aggregate merger consideration payable for the Gatherco common shares at closing will be subject to deductions for certain transaction expenses paid or payable in connection with the merger, including fees and expenses of Gatherco’s legal and financial advisors, to the extent that such expenses have not been paid before the closing date, and certain estimated fees of the paying agent. Additionally, the cash consideration otherwise payable to the Gatherco shareholders at closing will be reduced by an amount of cash that will be held in two escrow accounts for a limited period of time. One escrow will secure and fund the payment of claims, if any, by Chesapeake Utilities and related parties for indemnification in accordance with the terms of the merger agreement, including, if applicable, certain environmental remediation costs at identified sites. The second escrow will fund the fees and expenses of the shareholder agent designated in the merger agreement. The closing payment made to the holders of Gatherco common shares will consist of (i) shares of Chesapeake Utilities common stock with an aggregate market value determined as described in the merger agreement equal to 60% of the total consideration less the option merger consideration and (ii) the balance in cash. The exact amount of the closing payment that will be made in the merger for each Gatherco common share will not be determined until the closing.

The estimated aggregate stock consideration issuable in the merger is 593,005 shares of Chesapeake Utilities common stock and the estimated aggregate cash consideration payable in the merger is $19,932,092. Based on the assumptions that (i) the aggregate amount of the cash consideration adjustments at closing is $1,550,000 (without taking into account the deduction for the cash consideration to be held in the escrow accounts) and (ii) the aggregate amount of the option merger consideration is $7,669,769, each Gatherco common share would be converted into the right to receive approximately $1,070.10 in cash and 34.5212 shares of Chesapeake Utilities common stock. Based on such assumptions and taking into account the deduction for the cash consideration to be held in the escrow accounts, the closing payment for each Gatherco common share would be approximately $720.81 in cash and 34.5212 shares of Chesapeake Utilities common stock.

Holders of Gatherco common shares may also be entitled to receive additional cash consideration for their common shares as more fully described in the merger agreement, contingent upon whether Chesapeake Utilities or the Surviving Entity receives during a specified period of time certain revenue from the operation of any new or existing repurposed pipeline (i) that is constructed or repurposed by Chesapeake Utilities or the Surviving Entity after the closing date of the merger and becomes operational prior to the fifth anniversary of such closing date, (ii) of which at least 5% of the length is located on the rights of way owned by Gatherco as of such closing date, and (iii) that is utilized by Chesapeake Utilities or the Surviving Entity to transport oil, natural gas or natural gas liquids that originated from a specified area of the Utica Shale formation. This additional contingent consideration consists of the right of the Gatherco shareholders who received merger consideration to receive their pro rata share (based upon their ownership of Gatherco common shares outstanding immediately prior to the effective time of the merger) of up to 5% of any such revenue; provided, that the aggregate amount of such additional contingent consideration will not exceed $15,000,000 in order to ensure that the merger does not lose its federal tax characterization as a reorganization (such amount does not represent either Chesapeake Utilities’ or Gatherco’s expectation of the actual amount of such additional contingent consideration to be paid to the Gatherco shareholders).

Generally, the merger will not be taxable to you with respect to the Chesapeake Utilities common stock portion of the merger consideration you will receive and will be taxable to you with respect to the cash portion of the merger consideration you will receive. Subsequent sales of Chesapeake Utilities common stock you receive in the merger will generally be subject to taxation.

Based on the estimated number of Gatherco common shares outstanding on the record date of the special meeting, Chesapeake Utilities anticipates issuing approximately 593,005 shares of Chesapeake Utilities common stock to Gatherco shareholders in connection with the merger. Immediately after the merger, former Gatherco shareholders are anticipated to own approximately 3.9% of the then-outstanding shares of Chesapeake Utilities common stock.

Chesapeake Utilities common stock is traded on the NYSE under the symbol “CPK.” On February 24, 2015, the closing sale price of a share of Chesapeake Utilities common stock was $47.77.

To complete the merger, holders of a majority of Gatherco’s outstanding common shares must approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. Your vote is very important. Whether or not you expect to attend the special meeting, please vote as soon as possible to ensure that your shares are represented at the meeting. You may vote your shares by marking your votes on the proxy card, signing and dating it and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choice, it will be understood that you wish to have your shares voted in favor of the merger agreement and the transactions contemplated thereby, including the merger. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card.

We encourage you to read the entire document carefully. Please pay particular attention to “Risk Factors” beginning on page 10 for a discussion of the risks related to the merger and owning Chesapeake Utilities common stock after the merger.

We look forward to seeing you on [            ], 2015 in Orrville.

Sincerely,

Tony Kovacevich
President and Director
Gatherco, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [            ], 2015, and is first being mailed or otherwise delivered to the shareholders of Gatherco on or about [            ], 2015.

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS OF GATHERCO, INC.

To the Shareholders of Gatherco, Inc.:

Notice is given as of this [    ] day of [                ], 2015 that a special meeting of the shareholders of Gatherco, Inc. (“Gatherco”) will be held on [            ], 2015, at 10:30 a.m., Eastern Daylight Time, at the Gatherco Orrville Office located at 300 Tracy Bridge Road, Orrville, Ohio 44667 for the purposes of considering and voting upon the following matters:

(1) Approval and adoption of the Agreement and Plan of Merger, dated as of January 30, 2015, by and among Gatherco, Aspire Energy of Ohio, LLC (“Merger Sub”) and Chesapeake Utilities Corporation (“Chesapeake Utilities”), and the transactions contemplated thereby, including the merger of Gatherco with and into Merger Sub, a wholly-owned subsidiary of Chesapeake Utilities;

(2) Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal; and

(3) Transaction of such other business as may properly come before the special meeting and any adjournment(s) thereof.

Only those holders of record of common shares of Gatherco at the close of business on February 24, 2015, will be entitled to notice of and to vote at the special meeting.

You are cordially invited to attend the special meeting. In the event you will be unable to attend, you are respectfully requested to sign, date and return the enclosed proxy in the enclosed return envelope at your earliest convenience so that it is received before the special meeting on [            ], 2015. The giving of a proxy does not affect your right to revoke such proxy and vote in person in the event you attend the special meeting. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card.

Gatherco’s board of directors recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the adjournment of the Gatherco special meeting if necessary or appropriate to permit further solicitation of proxies.

By Order of the Board of Directors,

/s/ Tony Kovacevich
President and Director

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Chesapeake Utilities from documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Chesapeake Utilities at no cost from the SEC’s website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Chesapeake Utilities in writing at the address or by telephone as specified below:

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, Delaware 19904

Attention: Corporate Secretary

(888) 742-5275

You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents in advance of the special meeting of Gatherco shareholders, you must request the information by [            ], 2015.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [            ], 2015, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Gatherco shareholders nor the issuance by Chesapeake Utilities of shares of Chesapeake Utilities common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

See “Where You Can Find More Information.”

VOTING BY TELEPHONE, INTERNET OR MAIL

Gatherco shareholders may submit their proxies by:

Telephone. You can vote by telephone by calling the toll-free number (800) 659-8688 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on [             ], 2015. If you vote by telephone, you do not need to return your proxy card(s).

Internet. You can vote over the Internet by accessing the website at www.proxyvoting.com/gatherco and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on [             ], 2015. If you vote over the Internet, you do not need to return your proxy card(s).

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this proxy statement/prospectus.

-i-

(continued)

APPENDICES
Appendix A	Agreement and Plan of Merger
Appendix B	Section 1701.85 of the Ohio General Corporation Law

-ii-

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the merger between Chesapeake Utilities and Gatherco. In addition, we incorporate by reference into this document important business and financial information about Chesapeake Utilities. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Chesapeake Utilities” refer to Chesapeake Utilities Corporation, a Delaware corporation; references to “Merger Sub” refer to Aspire Energy of Ohio, LLC, a Delaware limited liability company and wholly owned subsidiary of Chesapeake Utilities; references to “Gatherco” refer to Gatherco, Inc., an Ohio corporation; references to the “Surviving Entity” refer to the Merger Sub as the surviving entity in the merger; references to the “shareholder agent” refer to Christian S. Gerig, the shareholder agent designated in the merger agreement; references to the “merger agreement” refer to the Agreement and Plan of Merger, dated January 30, 2015, among Chesapeake Utilities, Merger Sub and Gatherco; references to “we,” “our” or “us” refer to Chesapeake Utilities and Gatherco.

The Merger (Page 14)

We propose that Gatherco merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Chesapeake Utilities and operating the Gatherco business under the name of Aspire Energy of Ohio, LLC. As a result of the merger, the separate existence of Gatherco will terminate. We expect to complete the merger in the second quarter of 2015, although delays may occur. After the merger, Gatherco’s shareholders will be stockholders of Chesapeake Utilities.

Special Meeting of Gatherco Shareholders (Page 44)

Gatherco’s special meeting of shareholders will be held on [            ], 2015, at 10:30 a.m., Eastern Daylight Time, at the Gatherco Orrville Office, located at 300 Tracy Bridge Road, Orrville, Ohio 44667. At the meeting you will be asked to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger of Gatherco with and into Merger Sub.

You may vote at the Gatherco special meeting of shareholders if you owned Gatherco common shares at the close of business on February 24, 2015, the record date established by the Gatherco board of directors for the special meeting. As of that date, there were 17,178 Gatherco common shares outstanding and entitled to vote. You may cast one vote for each Gatherco common share that you owned on that date.

Gatherco’s Board Recommendation (Page 17)

Gatherco’s board of directors believes that the merger is in the best interests of Gatherco and its shareholders and that the merger consideration is fair to Gatherco shareholders, has approved the merger agreement and recommends that Gatherco shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Merger Consideration and Escrows (Page 25)

In the merger, each outstanding Gatherco common share (other than those shares held by shareholders exercising and perfecting dissenters’ rights, referred to herein as dissenting shares) will be converted into the right to receive that amount of cash and that number of shares of Chesapeake Utilities common stock determined pursuant to the terms of the merger agreement. Each share of Chesapeake Utilities common stock has a right attached to it under the Chesapeake Utilities stockholder rights plan. See “Comparison of Stockholder/Shareholder Rights—Stockholder/Shareholder Rights Plan” herein for a description of the Chesapeake Utilities stockholders rights plan. Each reference to shares of Chesapeake Utilities common stock in this proxy statement/prospectus shall include reference to the right attached to such share pursuant to the Chesapeake Utilities stockholders rights plan.

Subject to certain adjustments described in the merger agreement, the aggregate merger consideration payable for all of Gatherco’s common shares outstanding at the effective time of the merger will be $57,500,000 minus the option merger consideration payable to the Gatherco option holders as more fully discussed below. The aggregate merger consideration payable for the Gatherco common shares at closing will be subject to deductions for certain transaction expenses paid or payable in connection with the merger, including fees and expenses of Gatherco’s legal and financial advisors, to the extent that such expenses have not been paid before the closing date, and certain estimated fees of the paying agent. Additionally, the cash consideration otherwise payable to the Gatherco shareholders at closing will be reduced by (i) $5,750,000 that will be held in escrow for a limited period of time to secure and fund the payment of claims, if any, by Chesapeake Utilities and related parties for indemnification in accordance with the terms of the merger agreement, including, if applicable, certain environmental remediation costs at identified sites, and (ii) $250,000 that will be held in escrow to pay the fees and expenses of the shareholder agent as described below. The closing payment made to the holders of Gatherco common shares will consist of (i) shares of Chesapeake Utilities common stock with an aggregate market value determined as described in the merger agreement equal to 60% of the total consideration less the option merger consideration and (ii) the balance in cash. The exact amount of the closing payment that will be made in the merger for each Gatherco common share will not be determined until the closing.

The estimated aggregate stock consideration issuable in the merger is 593,005 shares of Chesapeake Utilities common stock and the estimated aggregate cash consideration payable in the merger is $19,932,092. Based on the assumptions that (i) the aggregate amount of the cash consideration adjustments at closing is $1,550,000 (without taking into account the deduction for the cash consideration to be held in the escrow accounts) and (ii) the aggregate amount of the option merger consideration is $7,669,769, each Gatherco common share would be converted into the right to receive approximately $1,070.10 in cash and 34.5212 shares of Chesapeake Utilities common stock. Based on such assumptions and taking into account the deduction for the cash consideration to be held in the escrow accounts, the closing payment for each Gatherco common share would be approximately $720.81 in cash and 34.5212 shares of Chesapeake Utilities common stock. The actual amount of the cash consideration adjustments at closing may be more or less than $1,550,000 and the actual amount of the option merger consideration payable at closing may be more or less than $7,669,769, which would result in an increase or decrease in the amount of cash or Chesapeake Utilities common stock each Gatherco shareholder would receive.

The indemnification escrow will remain in place for 12 months for the purpose of securing and funding the Gatherco shareholders’ indemnification obligations to Chesapeake Utilities under the merger agreement, including, if applicable, certain environmental remediation costs at identified sites. To the extent any of the escrowed amount is not subject to indemnification claims within the 12-month period following the merger, it will be distributed to the Gatherco shareholders as soon as is practicable following the end of that period. It is possible that none of the escrow amount will be distributed to Gatherco shareholders. Except for certain limited circumstances set forth in the merger agreement, the escrow will be Chesapeake Utilities’ sole and exclusive remedy for indemnification claims against Gatherco shareholders.

In order to pay for the fees and expenses of the shareholder agent, including the fees and expenses of legal counsel, accountants or other third parties retained by the shareholder agent on the shareholders’ behalf, an amount equal to $250,000 will be withheld from the cash consideration otherwise payable to the Gatherco shareholders at the closing. Any remaining portion of this amount will be distributed to the Gatherco shareholders after the shareholder agent’s services are no longer required, which period could extend for a number of years after closing in order to address potential disputes regarding any additional contingent consideration payable to the Gatherco shareholders.

Holders of Gatherco common shares may be entitled to receive additional cash consideration as more fully described in the merger agreement, contingent upon whether Chesapeake Utilities or the Surviving Entity receives during any specified period of time certain revenue from the operation of any new or existing repurposed pipeline (i) that is constructed or repurposed by Chesapeake Utilities or the Surviving Entity after the closing date of the merger and becomes operational prior to the fifth anniversary of such closing date, (ii) of which at least 5% of the length is located on the rights of way owned by Gatherco as of such closing date, and (iii) that is utilized by Chesapeake Utilities or the Surviving Entity to transport oil, natural gas or natural gas liquids that originated from a specified area of the Utica Shale formation. This additional contingent consideration consists of the right of the Gatherco shareholders who received merger consideration to receive their pro rata share (based upon their ownership of Gatherco common shares outstanding immediately prior to the effective time of the merger) of up to 5% of any such revenue; provided, that the aggregate amount of such additional contingent consideration will not exceed $15,000,000 in order to ensure that the merger does not lose its federal tax characterization as a reorganization (such amount does not represent either Chesapeake Utilities’ or Gatherco’s expectation of the actual amount of such additional contingent consideration to be paid to the Gatherco shareholders).

Treatment of Gatherco Options (Page 27)

Chesapeake Utilities will not assume any options to purchase Gatherco common shares, each referred to herein as a Gatherco option. Effective at or prior to the effective time of the merger, each Gatherco option that is outstanding and unexercised prior to the effective time of the merger (whether vested or unvested) will be either (i) exercised or terminated prior to the effective time of the merger in accordance with the terms of the Gatherco stock option plan under which it was granted and the applicable option grant agreement or (ii) cancelled as of the effective time of the merger to the extent in effect immediately prior to the effective time of the merger (subject to the obligations of the Surviving Entity described in the following paragraph).

Each holder of a Gatherco option with an exercise price that is less than $2,798.05, referred to herein as a Gatherco in-the-money option, that is outstanding and unexercised immediately prior to the effective time of the merger will be entitled to be paid by the Surviving Entity, in exchange for the cancellation of such Gatherco option, an amount in cash (without interest, and subject to deduction for any required withholding tax), with respect to each Gatherco common share subject to such Gatherco option, equal to the excess of (i) the per share amount payable with respect to such common share, determined by multiplying $57,500,000 by a fraction, the numerator of which is the number of Gatherco common shares underlying Gatherco in-the-money options and the denominator of which is the sum of the number of Gatherco common shares outstanding immediately prior to the effective time of the merger and the common shares issuable upon the exercise of Gatherco in-the-money options, over (ii) the per share exercise price of such Gatherco in-the-money option. The aggregate amount of consideration payable to the holders of Gatherco in-the-money options in the merger is referred to herein as the option merger consideration. As of the date of this proxy statement/prospectus, all of the outstanding Gatherco options are in-the-money options.

Each holder of a Gatherco option that is outstanding and unexercised immediately prior to the effective time of the merger and that is not a Gatherco in-the-money option will not receive any option merger consideration or other consideration with respect to such option.

Shareholder Agent (Page 43)

From and after the completion of the merger, the former Gatherco shareholders will be represented by Christian S. Gerig. By virtue of their approval of the merger, the Gatherco shareholders will be deemed to have appointed Mr. Gerig, as agent and attorney-in fact for each Gatherco shareholder (except those who exercise and perfect dissenters’ rights) for all matters relating to the merger agreement.

Tax Consequences of the Merger (Page 19)

Subject to certain circumstances described below, in the opinion of Baker & Hostetler LLP and Vorys, Sater, Seymour and Pease LLP, for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, you may recognize a gain, but you will not recognize a loss, upon the exchange of your Gatherco common shares for shares of Chesapeake Utilities common stock and cash. If the sum of the market value of the Chesapeake Utilities common stock and the amount of cash you receive in exchange for your Gatherco common shares exceeds the adjusted basis of your Gatherco common shares, you will recognize a taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange (other than any cash received instead of a fractional share of Chesapeake Utilities common stock). Generally, any gain recognized upon the exchange will be a capital gain, and any such capital gain will be a long-term capital gain if you have established a holding period of more than one year for your Gatherco common shares. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a complete description of the material United States federal income tax consequences of the merger, see “The Merger—Material Federal Income Tax Consequences of the Merger.” You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Dividends (Page 7)

Gatherco is prohibited from paying cash dividends to its shareholders prior to completion of the merger.

Chesapeake Utilities expects to continue its common stock dividend policy after the merger, but the payment of dividends by Chesapeake Utilities on its common stock in the future is subject to the determination and discretion of its board of directors and depends on a variety of factors, including cash requirements, Chesapeake Utilities’ financial condition and earnings, legal and regulatory considerations and other factors.

Accounting Treatment of the Merger (Page 22)

The merger will be treated as a purchase by Chesapeake Utilities of Gatherco under accounting principles generally accepted in the United States (“United States GAAP”).

Gatherco’s Reasons for the Merger (Page 17)

For a discussion of the factors considered by the Gatherco board of directors in reaching its decision to approve and recommend the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger—Gatherco’s Reasons for the Merger and Recommendations of Gatherco’s Board.”

Required Gatherco Shareholder Vote (Page 45)

Approval of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding Gatherco common shares.

On the record date, directors and executive officers of Gatherco and their affiliates beneficially owned or had the right to vote 9,316 Gatherco common shares, representing approximately 54.2% of the Gatherco common shares outstanding on the record date. While there are no voting agreements or arrangements with any directors, officers or other shareholders of Gatherco relating to the merger of which Gatherco is aware, to Gatherco’s knowledge, nearly all of the directors and executive officers of Gatherco and their affiliates intend to vote their common shares in favor of the approval of the merger agreement and the merger.

Ownership of Chesapeake Utilities After the Merger

Chesapeake Utilities expects to issue approximately 593,005 shares of Chesapeake Utilities common stock to Gatherco shareholders in the merger. At the completion of the merger, following issuance of the Chesapeake Utilities common stock in the merger, it is expected that there will be outstanding approximately 15,187,954 shares of Chesapeake Utilities common stock. The shares of Chesapeake Utilities common stock to be issued to Gatherco shareholders in the merger is expected to represent approximately 3.9% of the outstanding Chesapeake Utilities common stock immediately after the merger.

Interests of Gatherco’s Directors and Executive Officers (Page 22)

Some of Gatherco’s directors and executive officers have interests in the merger other than their interests as shareholders, including:

•	Under the merger agreement, Chesapeake Utilities has agreed to indemnify Gatherco’s directors and officers against liabilities arising out of certain actions or omissions occurring before the completion of the merger.

•	The merger agreement also provides that, subject to certain limitations, Chesapeake Utilities will maintain directors’ and officers’ liability insurance for a period of six years after the merger is completed that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that coverage currently provided by Gatherco.

•	Following the completion of the merger, Tony Kovacevich and John Frank, Gatherco’s President and Chief Financial Officer, respectively, will be consultants to the Surviving Entity, as each of them entered into a consulting agreement with Gatherco concurrently with the execution of the merger agreement that becomes effective upon completion of, and contains certain payment provisions that will be triggered by, the merger in accordance with its terms that are described under “The Merger—Interests of Certain Persons in the Merger.”

Gatherco’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Dissenters’ Rights (Page 23)

If you are a shareholder of Gatherco, you may elect to dissent from the merger by following the procedures set forth in Section 1701.85 of the Ohio General Corporation Law (the “OGCL”). For more information regarding your right to dissent from the merger, please read “The Merger Agreement—Dissenters’ Rights of Gatherco Shareholders.” We have also attached a copy of the text of Section 1701.85 of the OGCL as Appendix B to this proxy statement/prospectus.

Third-Party Acquisition Proposals (Page 33)

We have agreed that Gatherco will not initiate or solicit proposals from other parties regarding the acquisition of Gatherco or its businesses. In addition, we have agreed that Gatherco will not engage in discussions or negotiations with or provide information to a third party regarding acquiring Gatherco or its businesses. However, if Gatherco receives an acquisition proposal from a third party, Gatherco can engage in discussions and negotiations with and provide information to the third party if, among other requirements, Gatherco’s board of directors determines in good faith that the proposal is or is reasonably likely to result in a proposal that is superior to Chesapeake Utilities’ merger proposal. Gatherco’s receipt of such a proposal or participation in such negotiations does not give Gatherco the right to terminate the merger agreement. Gatherco is required to provide notice to Chesapeake Utilities of any acquisition proposal, and Chesapeake Utilities has certain rights to match an acquisition proposal.

Conditions to Complete the Merger (Page 39)

Our obligations to complete the merger depend on a number of conditions being met. These include, among other conditions:

•	the approval and adoption of the merger agreement and the merger by the holders of a majority of the Gatherco common shares;

•	the listing on the NYSE of the shares of Chesapeake Utilities common stock to be issued in the merger;

•	the absence of any law or governmental order that would prohibit the merger or make it illegal;

•	the representations and warranties of the other party to the merger agreement being true and correct in all material respects (except for representations and warranties qualified by the words “material” or “Material Adverse Effect,” which are required to be true in all respects), and the other party to the merger agreement having performed in all material respects all its obligations under the merger agreement; and

•	the receipt of legal opinions that (based on customary assumptions and on factual representations made by Chesapeake Utilities and Gatherco and subject to various limitations), for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

In addition, Chesapeake Utilities’ obligation to complete the merger is conditioned upon the number of dissenting shares not exceeding 10% of Gatherco’s outstanding common shares.

Where the law permits, either of Chesapeake Utilities or Gatherco could choose to waive a condition to its obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows us to waive the tax opinion condition, we do not currently anticipate doing so.

Regulatory Approvals to Complete the Merger

We do not believe that any regulatory approvals are required for completion of the merger other than those that have already been obtained and the approval of the listing of the Chesapeake Utilities common stock to be issued in the merger on the NYSE.

Termination of the Merger Agreement (Page 41)

We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Gatherco’s shareholders have approved and adopted the merger agreement and the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including, among other circumstances:

•	if the merger is not completed on or before June 30, 2015;

•	if there is a final denial of a required regulatory approval;

•	if there is a breach of the merger agreement by the other party, as long as that breach would allow the non-breaching party not to complete the merger; or

•	if Gatherco’s shareholders fail to adopt and approve the merger agreement and the merger.

Also, Chesapeake Utilities may terminate the merger agreement, among other reasons:

•	if Gatherco’s board of directors withdraws, qualifies or adversely modifies its recommendation to the Gatherco shareholders that they adopt and approve the merger agreement and the merger;

•	if Gatherco has breached its covenant not to solicit or encourage inquiries or proposals with respect to any proposal by a third party for the acquisition of Gatherco or its businesses, in circumstances not permitted under the merger agreement; or

•	if the number of dissenting shares exceeds 10% of Gatherco’s outstanding common shares.

Whether or not the merger is completed, we will each pay our own fees and expenses, subject to any termination fee payable by Gatherco pursuant to the merger agreement.

The merger agreement provides that Gatherco must pay Chesapeake Utilities a termination fee in certain situations. In particular, Gatherco will pay Chesapeake Utilities a fee of $2,000,000:

(i) if (A) any of the following occurs:

•	Chesapeake Utilities or Gatherco terminates the merger agreement because the merger is not completed on or before June 30, 2015;

•	Chesapeake Utilities terminates the merger agreement because of a breach of the merger agreement by Gatherco that would allow Chesapeake Utilities not to complete the merger; or

•	Chesapeake Utilities or Gatherco terminates the merger agreement because Gatherco’s shareholders fail to adopt and approve the merger agreement and the merger;

and prior to any such termination, there has been publicly announced any proposal by a third party to acquire Gatherco or its businesses or an intention to make such a proposal, and (B) within 12 months of such termination Gatherco either (1) completes a transaction for the acquisition of Gatherco or its businesses or (2) enters into any agreement contemplating or otherwise relating to any such transaction or proposal therefor, whether or not such transaction or proposal is subsequently completed; or

(ii) if Chesapeake Utilities terminates the merger agreement because:

•	Gatherco’s board of directors withdraws, qualifies or adversely modifies its recommendation to the Gatherco shareholders that they adopt and approve the merger agreement and the merger; or

•	Gatherco fails to comply with its obligations not to solicit or encourage inquiries or proposals with respect to any proposal by a third party for the acquisition of Gatherco or its businesses, in circumstances not permitted under the merger agreement.

Amendment or Waiver of Merger Agreement Provisions (Page 42)

We may jointly amend the merger agreement, and we each may waive our respective right to require the other party to follow particular provisions of the merger agreement.

Rights of Gatherco Shareholders Following the Merger (Page 47)

The rights of Chesapeake Utilities’ stockholders are governed by Delaware law and by Chesapeake Utilities’ amended and restated certificate of incorporation and amended and restated bylaws, as amended. The rights of Gatherco shareholders are governed by Ohio law and by Gatherco’s articles of incorporation and code of regulations. Upon our completion of the merger, the rights of both stockholder (or shareholder) groups will be governed by Delaware law and Chesapeake Utilities’ amended and restated certificate of incorporation and amended and restated bylaws, as amended.

Transaction, Integration and Merger-Related Costs

The transaction was valued at approximately $59,200,000 (taking into account the amount of outstanding Gatherco debt) as of the date of its announcement. Chesapeake Utilities and Gatherco also expect to incur costs of approximately $2,000,000 associated with combining the operations of the two companies, which include transaction, integration and merger-related costs (including filing and registration fees with the SEC and New York Stock Exchange (“NYSE”), printing and mailing costs associated with this proxy statement/prospectus, and legal, accounting, financial advisory, consulting and public relations fees). Certain of the transaction and merger-related costs will be deducted from the aggregate merger consideration payable for the Gatherco common shares at closing. Additional costs may be incurred in the integration of the Gatherco business into the Chesapeake Utilities family of businesses.

Listing of Chesapeake Utilities Common Stock

The shares of Chesapeake Utilities common stock to be issued in the merger will be listed on the NYSE under the ticker symbol “CPK.”

Chesapeake Utilities Per Share Market Price and Dividend Information

Chesapeake Utilities common stock is listed on the NYSE under the ticker symbol “CPK.” The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low sale prices of shares of Chesapeake Utilities common stock as reported on the NYSE Composite Transaction Tape, as adjusted pursuant to Chesapeake Utilities’ three-for-two stock split effected in the form of a stock dividend that was effective September 9, 2014, and (2) the cash dividends declared per share of Chesapeake Utilities common stock.

	High	Low	Dividends
2012
First Quarter	$29.22	$26.59	$0.23000
Second Quarter	30.10	26.81	0.24333
Third Quarter	32.34	29.10	0.24333
Fourth Quarter	32.61	27.45	0.24333
2013
First Quarter	$33.59	$30.56	$0.24333
Second Quarter	37.24	32.17	0.25667
Third Quarter	40.05	33.89	0.25667
Fourth Quarter	40.78	33.69	0.25667
2014
First Quarter	$43.01	$37.49	$0.25667
Second Quarter	47.69	39.77	0.27000
Third Quarter	48.73	39.28	0.27000
Fourth Quarter	52.66	40.88	0.27000
2015
First Quarter (through February 24, 2015)	$52.22	$47.18

Recent Closing Prices

The following table sets forth the closing prices per share of Chesapeake Utilities common stock as reported on the NYSE Composite Transaction Tape on February 2, 2015, the last full trading day prior to the announcement of the merger agreement, and February 24, 2015, a recent practicable date prior to the mailing of this proxy statement/prospectus to Gatherco’s shareholders. The equivalent price per share is equal to the closing price of a share of Chesapeake Utilities common stock on that date multiplied by 34.5212, the estimated exchange ratio in the merger. These prices will fluctuate prior to the special meeting and the merger, and shareholders are urged to obtain current market quotations of Chesapeake Utilities common stock prior to making any decision with respect to the merger.

Date	Chesapeake Utilities Common Stock	Gatherco Common Shares per Share Equivalent
February 2, 2015	$49.44	$1,706.73
February 24, 2015	$47.77	$1,649.08

Chesapeake Utilities has paid a cash dividend to its common stockholders for 53 consecutive years. Future payment of dividends is subject to the discretion of Chesapeake Utilities’ Board of Directors, and the declaration, payment and amount of future dividends, will depend on Chesapeake Utilities’ financial condition, results of operations, capital requirements, and other factors. There is no assurance that Chesapeake Utilities will continue to pay dividends at the same rate it has in the past or at all.

Information About Chesapeake Utilities and Gatherco (Page 24)

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, DE 19904

(302) 734-6799

Chesapeake Utilities is a diversified energy company engaged, through its operating divisions and subsidiaries, in various energy and other businesses. Chesapeake Utilities operates primarily on the Delmarva Peninsula and throughout Florida, providing natural gas distribution and transmission, electric distribution and propane distribution service. The core of Chesapeake Utilities’ business is regulated utilities, which provide stable earnings from their utility operations. Chesapeake Utilities’ unregulated businesses provide opportunities to achieve returns greater than those of a traditional utility.

Gatherco, Inc.

300 Tracy Bridge Road

Orrville, Ohio 44667

(330) 682-7726

Gatherco is a privately held, natural gas infrastructure company providing natural gas midstream services, including gathering, processing, and transportation services for producers with wells in the shallow formations of the Utica Shale region. Gatherco was established in 1997 in conjunction with the acquisition of Columbia Gas Transmission’s natural gas gathering assets in Ohio. Gatherco has operations in 40 counties throughout Ohio and its assets include 16 gathering systems and over 2,000 miles of pipelines in Central and Eastern Ohio. Gatherco provides natural gas gathering services and natural gas liquid processing services to over 300 producers. It also serves as a supplier of natural gas to Columbia Gas of Ohio and regional marketers of natural gas, as well as over 6,000 customers in Ohio through the Consumers Gas Cooperative (referred to herein as the Coop), an independent, nonprofit entity which Gatherco manages under a long-term operating agreement. Additionally, Gatherco has established gas processing services to manage natural gas liquids production, such as propane, from its clients.

See “Information about the Companies” for more information.

SELECTED CONSOLIDATED FINANCIAL DATA OF CHESAPEAKE UTILITIES

You should read the selected consolidated financial data set forth below in conjunction with Chesapeake Utilities Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Chesapeake Utilities Consolidated Financial Statements and related notes incorporated by reference into this proxy statement/prospectus. The financial data as of and for the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from Chesapeake Utilities’ audited financial statements. The financial data as of and for the nine-month periods ended September 30, 2014 and 2013 is derived from Chesapeake Utilities’ unaudited financial statements incorporated by reference into this proxy statement/prospectus, which have been prepared on the same basis as Chesapeake Utilities’ audited financial statements. Chesapeake Utilities’ historical results may not be indicative of Chesapeake Utilities’ future performance. In addition, results for the nine-month periods ended September 30, 2014 and 2013 may not be indicative of the results that may be expected for the full fiscal year.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Income Statement Information

Operating Revenues	$378,454	$321,419	$444,306	$392,502	$418,027	$427,546	$268,785
Operating Income	$49,872	$44,422	$62,734	$56,635	$53,705	$51,930	$33,736
Net Income	$25,995	$23,104	$32,787	$28,863	$27,622	$26,056	$15,897

Per Share Information (1)

Basic Earnings	$1.79	$1.60	$2.27	$2.01	$1.93	$1.83	$1.45
Diluted Earnings	$1.78	$1.59	$2.26	$1.99	$1.91	$1.82	$1.43
Dividends Declared	$0.80	$0.76	$1.01	$0.96	$0.91	$0.87	$0.83

	As of September 30,		As of December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands)
Balance Sheet Information

Net Property, Plant and Equipment	$679,449	$609,919	$631,246	$541,781	$487,704	$462,757	$436,587
Total Assets	$847,550	$797,557	$837,522	$733,746	$709,066	$670,933	$615,811
Long-Term Debt (2)	$176,157	$115,578	$128,945	$110,103	$118,481	$98,858	$134,113
Common Stockholders’ Equity	$296,221	$269,788	$278,773	$256,598	$240,780	$226,239	$209,781
Total Capitalization and Short-Term Borrowings	$543,547	$476,663	$513,384	$427,900	$393,968	$389,055	$373,917

(1)	The per share figures have been adjusted to reflect the three-for-two stock split effected in the form of a stock dividend that was effective September 9, 2014.
(2)	These amounts include the portion of long-term debt due within one year.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with Chesapeake Utilities’ business contained under the heading “Risk Factors” in Chesapeake Utilities’ Annual Report on Form 10-K for the year ended December 31, 2013. See “Where You Can Find More Information.”

Risks Relating to the Merger

In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Gatherco shareholders should carefully consider the matters described below to determine whether to approve and adopt the merger agreement and the merger.

The merger may cause dilution to Chesapeake Utilities’ earnings per share and, accordingly, adversely impact the market price of Chesapeake Utilities common stock.

Although Chesapeake Utilities expects that the merger will be earnings accretive in the first full year of operations following the merger, this accretion may not be achieved. The current expectations with respect to the effect of the merger on earnings are based upon preliminary estimates and are subject to change. If, based upon the operation of the business following the merger, there is dilution to Chesapeake Utilities’ earnings per share, the market price of Chesapeake Utilities’ common stock could be adversely impacted.

Certain directors and executive officers of Gatherco have interests that are different from Gatherco shareholders generally that you should consider in deciding your vote regarding the merger.

Certain directors and executive officers of Gatherco may have interests that differ from, or are in addition to, Gatherco shareholders interests. Gatherco directors and officers will be entitled to continuation of indemnification and insurance arrangements under the merger agreement as described under “The Merger—Interests of Certain Persons in the Merger.” Following the completion of the merger, Tony Kovacevich and John Frank, Gatherco’s President and Chief Financial Officer, respectively, will be consultants to the Surviving Entity, as each of them entered into a consulting agreement with Gatherco concurrently with the execution of the merger agreement. These consulting agreements become effective upon completion of, and contain certain payment provisions that will be triggered by, the merger in accordance with their terms that are described under “The Merger—Interests of Certain Persons in the Merger.” You should be aware of the interests described under “The Merger—Interests of Certain Persons in the Merger” when you consider your board of directors’ recommendation that you vote in favor of the merger.

The costs to maintain, repair and replace pipeline systems may exceed our expected levels.

Maintenance and repair of pipeline assets acquired as part of the merger may exceed expected cost levels. These pipeline assets may also be subject to the risk of failures or other incidents due to factors outside of our control (including due to third party excavation near the pipelines, unexpected degradation of pipelines, as well as design, construction or manufacturing defects) that could result in personal injury or property damages. Such incidents could also result in unscheduled outages or periods of reduced operating flows which could result in a loss of our ability to serve customers and a loss of revenues. Costs incurred to maintain the integrity and safety of the pipeline assets may exceed expected cost levels. In addition, there is a risk that new regulations associated with pipeline safety and integrity issues will be adopted that could require us to incur additional expenditures in the future.

There is no assurance that Chesapeake Utilities will continue to pay dividends.

Although Chesapeake Utilities has paid dividends on its common shares in the past, there is no assurance that Chesapeake Utilities will continue to pay dividends at the same rate or at all. The declaration and payment of future dividends, as well as the amount thereof, are subject to the declaration by Chesapeake Utilities’ Board of Directors. The amount and size of any future dividends will depend on Chesapeake Utilities’ results of operations, financial condition, capital levels, cash requirements, future prospects and other factors.

Chesapeake Utilities may be unable to successfully integrate Gatherco’s operations.

The merger involves the integration of Gatherco’s organization and operations into Chesapeake Utilities’ organization and operations. The process of integrating Gatherco’s organization and operations into Chesapeake Utilities’ organization and operations could cause an interruption of, or loss of momentum in, business activities and the loss of personnel. Employee workforce factors, including loss of employees, availability of qualified personnel, and work stoppages could affect the business and financial condition of the Surviving Entity after the merger. Any delays or difficulties encountered in connection with the merger and the integration of Gatherco’s operations could result in the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Chesapeake Utilities’ ability to maintain relationships with customers, suppliers, employees and others with whom Gatherco has business dealings.

The value of shares of Chesapeake Utilities common stock to be received in the merger will fluctuate; Gatherco’s shareholders may receive more or less value depending on fluctuations in the price of Chesapeake Utilities common stock.

The number of shares of Chesapeake Utilities common stock issued in the merger for each Gatherco common share is fixed. The market price of Chesapeake Utilities common stock may vary from its market prices at the date of this proxy statement/prospectus and at the date of the special meeting. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Chesapeake Utilities common stock, the market value of Chesapeake Utilities common stock issued in the merger may be higher or lower than the value of such shares on earlier dates. During the 12-month period ending on February 24, 2015, a recent practical date prior to the mailing of this proxy statement/prospectus, Chesapeake Utilities common stock traded in a range from a low of $38.57 to a high of $52.66 and ended that period at $47.77. See “Summary—Chesapeake Utilities Per Share Market Price and Dividend Information” on page 7 for more detailed share price information.

Gatherco will be subject to business uncertainties while the merger is pending.

Uncertainty about the effect of the merger on employees may have an adverse effect on Gatherco’s retention of its employees while the merger is pending and, consequently, on the Surviving Entity’s operation of the business post-merger if employees depart.

Gatherco is subject to contractual restrictions while the merger is pending.

The merger agreement restricts Gatherco from taking certain specified actions, without Chesapeake Utilities’ consent, until the merger occurs or the merger agreement terminates. These restrictions may prevent Gatherco from pursuing otherwise attractive business opportunities and making other changes to its businesses prior to completion of the merger or termination of the merger agreement.

Pursuant to the merger agreement, the Gatherco shareholders have agreed to indemnify Chesapeake Utilities for environmental remediation costs with respect to identified sites, which could reduce the escrow funds distributed to the shareholders.

In the course of its due diligence, Chesapeake Utilities identified sites along Gatherco’s 2,400 miles of rights of way and at certain of Gatherco’s facilities that may require remediation under applicable environmental laws. Pursuant to the merger agreement, the Gatherco shareholders have agreed to indemnify Chesapeake Utilities for such remediation costs if it is reasonably likely that the releases requiring such remediation occurred prior to the closing date of the merger and unless Gatherco can demonstrate that the releases requiring remediation did not arise from Gatherco’s operations. Any such indemnification would be subject to the $431,250 threshold applicable to general breaches of non-fundamental representations of Gatherco, would be paid from the indemnification escrow fund and would be separately capped at $1,650,000. If Chesapeake Utilities exercises its rights with respect to this special indemnity provision, the escrow funds that could otherwise be distributed to the Gatherco shareholders after 12 months would be reduced. See “The Merger Agreement—Indemnification.”

Financial Risks Relating to Chesapeake Utilities’ Businesses

Chesapeake Utilities is subject to financial risks and uncertainties. Some of these risks are discussed below. For a discussion of additional financial risks and uncertainties that you should consider, see the risk factors section of Chesapeake Utilities’ annual report on Form 10-K for the year ended December 31, 2013, as updated by its quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, all of which are incorporated by reference in this proxy statement/prospectus.

Instability and volatility in the financial markets could have an adverse impact on Chesapeake Utilities’ growth strategy after the merger.

Chesapeake Utilities’ business strategy includes the continued pursuit of growth, both organically and through acquisitions. Chesapeake Utilities relies on access to both short-term and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from its operations. If, post-merger, Chesapeake Utilities is not able to access capital at competitive rates, its ability to implement its strategic plan, undertake improvements and make other investments required for its future growth may be limited.

Chesapeake Utilities results of operations, cash flows and financial position after the merger could be adversely affected if it is unable to obtain adequate and timely rate relief and pricing changes to offset the effects of inflation.

Inflation affects the cost of supply, labor, products and services required for operations, maintenance and capital improvements. To help cope with the effects of inflation on capital investments and returns, Chesapeake Utilities seeks rate relief from regulatory commissions for regulated operations and closely monitors the returns of its unregulated business operations. There can be no assurance that adequate and timely rate relief will be obtained to offset the effects of inflation. To compensate for fluctuations in propane gas prices, Chesapeake Utilities adjusts its propane selling prices to the extent allowed by the market. There can be no assurance, however, that propane sales prices could be increased sufficiently to compensate fully for such fluctuations in the cost of propane gas.

Operational Risks Relating to Chesapeake Utilities’ Businesses

Chesapeake Utilities is subject to many operational risks and uncertainties. For a discussion of certain operational risks and uncertainties related to Chesapeake Utilities that you should consider, see the risk factors section of Chesapeake Utilities’ annual report on Form 10-K for the year ended December 31, 2013, as updated by its quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, all of which are incorporated by reference in this proxy statement/prospectus.

Regulatory, Legal and Environmental Risks Relating to Chesapeake Utilities’ Businesses

Chesapeake Utilities is subject to many regulatory, legal and environmental risks and uncertainties. For a discussion of certain regulatory, legal and environmental risks and uncertainties related to Chesapeake Utilities that you should consider, see the risk factors section of Chesapeake Utilities’ annual report on Form 10-K for the year ended December 31, 2013, as updated by its quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, all of which are incorporated by reference in this proxy statement/prospectus.

In addition to the regulatory, legal and environmental risks to which Chesapeake Utilities is currently subject, the Gatherco business to be conducted by the Surviving Entity following the merger will be subject to regulatory, legal and environmental risks associated with its operations, including the risk of future regulation of its business and the adoption of new environmental regulations that could materially increase liability and the cost of compliance, and therefore, adversely affect the results of operations of the Surviving Entity.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are incorporated by reference into this proxy statement/prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” “potential,” “forecast” or other similar words, or future or conditional verbs such as “may,” “will,” “should,” “would” or “could.” These statements represent Chesapeake Utilities’ intentions, plans, expectations, assumptions and beliefs about Chesapeake Utilities’ future financial performance, business strategy, projected plans and objectives, including post-merger. These statements are subject to many risks and uncertainties. In addition to the risk factors described above under “Risks Factors,” the following important factors, among others, could cause actual future results to differ materially from those expressed in the forward-looking statements:

•	state and federal legislative and regulatory initiatives (including deregulation) that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries;

•	the outcomes of regulatory, tax, environmental and legal matters, including whether pending matters are resolved within current estimates and whether the costs associated with such matters are adequately covered by insurance or recovered in rates;

•	the loss of customers due to government-mandated sale of Chesapeake Utilities’ utility distribution facilities;

•	industrial, commercial and residential growth or contraction in Chesapeake Utilities’ markets or service territories;

•	the weather and other natural phenomena, including the economic, operational and other effects of hurricanes, ice storms and other damaging weather events;

•	the timing and extent of changes in commodity prices and interest rates;

•	general economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities or other external factors over which Chesapeake Utilities has no control;

•	changes in environmental and other laws and regulations to which Chesapeake Utilities is subject and changes in environmental conditions of property that Chesapeake Utilities now or may in the future own or operate;

•	the results of financing efforts, including Chesapeake Utilities’ ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

•	the impact to the asset values and resulting higher costs and funding obligations of Chesapeake Utilities’ pension and other postretirement benefit plans as a result of potential downturns in the financial markets, lower discount rates or impacts associated with the Patient Protection and Affordable Care Act;

•	the creditworthiness of counterparties with which Chesapeake Utilities is engaged in transactions;

•	the extent of success in connecting natural gas and electric supplies to transmission systems and in expanding natural gas and electric markets;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets and equity markets during the periods covered by the forward-looking statements;

•	the ability to successfully execute, manage and integrate merger, acquisition or divestiture plans (including the merger described in this proxy statement/prospectus), regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•	the ability to establish and maintain key supply sources;

•	the effect of spot, forward and future market prices on Chesapeake Utilities’ distribution, wholesale marketing and energy trading businesses;

•	the effect of competition on Chesapeake Utilities’ businesses;

•	the ability to construct facilities at or below estimated costs; and

•	risks related to cyber-attack or failure of information technology systems.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Chesapeake Utilities has described. The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statement that may be made after the date of this proxy statement/prospectus by Chesapeake Utilities or Gatherco or anyone acting on behalf of either or both of them. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER

The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement attached to this proxy statement/prospectus as Appendix A, for a more complete understanding of the merger.

Gatherco’s board of directors has adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides for the merger of Gatherco with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Chesapeake Utilities and operating the Gatherco business under the name of Aspire Energy of Ohio, LLC. As a result of the merger, the separate existence of Gatherco will terminate. We expect to complete the merger in the second quarter of 2015, although delays may occur.

In the merger, each outstanding Gatherco common share (other than those shares held by shareholders exercising and perfecting dissenters’ rights) will be converted into the right to receive that amount of cash and that number of shares of Chesapeake Utilities common stock (together with associated rights under Chesapeake Utilities’ stockholder rights plan) determined pursuant to the terms of the merger agreement. Subject to certain adjustments described in the merger agreement, the aggregate merger consideration payable for all of Gatherco’s common shares outstanding at the effective time of the merger will be $57,500,000 minus the option merger consideration payable to the Gatherco option holders as more fully discussed below. The aggregate merger consideration payable for the Gatherco common shares at closing will be subject to deductions for certain transaction expenses paid or payable in connection with the merger, including fees and expenses of Gatherco’s legal and financial advisors, to the extent that such expenses have not been paid before the closing date, and certain estimated fees of the paying agent. Additionally, the cash consideration otherwise payable to the Gatherco shareholders at closing will be reduced by an amount of cash that will be held in two escrow accounts for a limited period of time. One escrow will secure and fund the payment of claims, if any, by Chesapeake Utilities and related parties for indemnification in accordance with the terms of the merger agreement, including, if applicable, certain environmental remediation costs at identified sites. The second escrow will fund the fees and expenses of the shareholder agent designated in the merger agreement. The closing payment made to the holders of Gatherco common shares will consist of (i) shares of Chesapeake Utilities common stock with an aggregate market value determined as described in the merger agreement equal to 60% of the total consideration less the option merger consideration and (ii) the balance in cash. The exact amount of the closing payment that will be made in the merger for each Gatherco common share will not be determined until the closing.

The estimated aggregate stock consideration issuable in the merger is 593,005 shares of Chesapeake Utilities common stock and the estimated aggregate cash consideration payable in the merger is $19,932,092. Based on the assumptions that (i) the aggregate amount of the cash consideration adjustments at closing is $1,550,000 (without taking into account the deduction for the cash consideration to be held in the escrow accounts) and (ii) the aggregate amount of the option merger consideration is $7,669,769, each Gatherco common share would be converted into the right to receive approximately $1,070.10 in cash and 34.5212 shares of Chesapeake Utilities common stock. Based on such assumptions and taking into account the deduction for the cash consideration to be held in the escrow accounts, the closing payment for each Gatherco common share would be approximately $720.81 in cash and 34.5212 shares of Chesapeake Utilities common stock. The actual amount of the cash consideration adjustments at closing may be more or less than $1,550,000 and the actual amount of the option merger consideration payable at closing may be more or less than $7,669,769, which would result in an increase or decrease in the amount of cash or Chesapeake Utilities common stock each Gatherco shareholder would receive.

A portion of the cash consideration in an aggregate amount equal to $5,750,000 will be held in escrow for 12 months following the merger for the purpose of securing and funding the Gatherco shareholders’ indemnification obligations to Chesapeake Utilities under the merger agreement, including, if applicable, certain environmental remediation costs at identified sites. To the extent any of the escrowed amount is not subject to indemnification claims within the 12-month period following the merger, it will be distributed to the Gatherco shareholders as soon as is practicable following the end of that period. It is possible that none of the escrow amount will be distributed to Gatherco shareholders. Except for certain limited circumstances, the escrow will be Chesapeake Utilities’ sole and exclusive remedy for indemnification claims against Gatherco shareholders.

In the course of its due diligence, Chesapeake Utilities identified sites along Gatherco’s 2,400 miles of rights of way and at certain of Gatherco’s facilities that may require remediation under applicable environmental laws. Pursuant to the merger agreement, the Gatherco shareholders have agreed to indemnify Chesapeake Utilities for such remediation costs if it is reasonably likely that the releases requiring such remediation occurred on or prior to the closing date of the merger and unless Gatherco can demonstrate that the releases requiring remediation did not arise from Gatherco’s operations. Any such indemnification would be subject to the $431,250 threshold applicable to general breaches of non-fundamental representations of Gatherco, would be paid from the $5,750,000 escrow fund and would be separately capped at $1,650,000.

In order to pay for the fees and expenses of the shareholder agent, including the fees expenses of legal counsel, accountants or other third parties retained by the shareholder agent on the shareholders’ behalf, an amount equal to $250,000 will be withheld from the cash consideration otherwise payable to the Gatherco shareholders at the closing. Any remaining portion of this amount will be distributed to the Gatherco shareholders after the shareholder agent’s services are no longer required, which period could extend for a number of years after closing in order to address potential disputes regarding any additional contingent consideration payable to the Gatherco shareholders.

Holders of Gatherco common shares may be entitled to receive additional cash consideration as more fully described in the merger agreement, contingent upon whether Chesapeake Utilities or the Surviving Entity receives during a specified period of time certain revenue from the operation of any new or existing repurposed pipeline (i) that is constructed or repurposed by Chesapeake Utilities or the Surviving Entity after the closing date of the merger and becomes operational prior to the fifth anniversary of such closing date, (ii) of which at least 5% of the length is located on the rights of way owned by Gatherco as of such closing date, and (iii) that is utilized by Chesapeake Utilities or the Surviving Entity to transport oil, natural gas or natural gas liquids that originated from a specified area of the Utica Shale formation. This additional contingent consideration consists of the right of the Gatherco shareholders who received merger consideration to receive their pro rata share (based upon their ownership of Gatherco common shares outstanding immediately prior to the effective time of the merger) of up to 5% of any such revenue; provided, that the aggregate amount of such additional contingent consideration will not exceed $15,000,000 in order to ensure that the merger does not lose its federal tax characterization as a reorganization within the meaning of the Code (such amount does not represent either Chesapeake Utilities’ or Gatherco’s expectation of the actual amount of such additional contingent consideration to be paid to the Gatherco shareholders).

Each holder of a Gatherco option with an exercise price that is less than $2,798.05, referred to herein as a Gatherco in-the-money option, that is outstanding and unexercised immediately prior to the effective time of the merger will be entitled to be paid by the Surviving Entity, in exchange for the cancellation of such Gatherco option, an amount in cash (without interest, and subject to deduction for any required withholding tax), with respect to each Gatherco common share subject to such Gatherco option, equal to the excess of (i) the per share amount payable with respect to such common share, determined by multiplying $57,500,000 by a fraction, the numerator of which is the number of Gatherco common shares underlying Gatherco in-the-money options and the denominator of which is the sum of the number of Gatherco common shares outstanding immediately prior to the effective time of the merger and the common shares issuable upon the exercise of Gatherco in-the-money options, over (ii) the per share exercise price of such Gatherco in-the-money option. The aggregate amount of consideration payable to the holders of Gatherco in-the-money options in the merger is referred to as the option merger consideration. As of the date of this proxy statement/prospectus, all of the outstanding Gatherco options are in-the-money options.

Each holder of a Gatherco option that is outstanding and unexercised immediately prior to the effective time of the merger and that is not a Gatherco in-the-money option will not receive any option merger consideration or other consideration with respect to such option.

Shares of Chesapeake Utilities common stock issued and outstanding at the completion of the merger will remain outstanding and those stock certificates will be unaffected by the merger. Chesapeake Utilities common stock will continue to trade on the NYSE following the merger under the Chesapeake Utilities Corporation name with the symbol “CPK.”

Please see “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

In August 2012, Gatherco’s board of directors discussed a possible sale of all or a portion of Gatherco’s rights of way. Gatherco subsequently engaged Jefferies LLC, an investment banking firm (“Jefferies”), in December 2012 to provide a preliminary valuation of Gatherco and its rights of way and to conduct a limited, private solicitation of potential interest in the acquisition of Gatherco or such rights of way. Gatherco also retained Vorys, Sater, Seymour and Pease LLP (“Vorys”) to provide legal services in connection with the potential sale. The process continued into the summer of 2013. Gatherco provided due diligence materials to a number of potential purchasers, both financial and strategic, but did not enter into a definitive sale agreement with any party. Throughout the fall and winter of 2013, Gatherco, through Jefferies, continued to receive inquiries regarding a possible sale, but Gatherco focused its efforts on growing the Coop’s customer base and its existing operations.

On April 22, 2014, Mark Eisenhower, Vice President of Chesapeake Utilities, contacted Tony Kovacevich, President of Gatherco, regarding a possible acquisition of Gatherco by Chesapeake Utilities. Mr. Kovacevich reported this inquiry to Gatherco’s board of directors at its meeting on April 25, 2014.

On April 28, 2014, Chesapeake Utilities and Gatherco executed a non-disclosure agreement covering the discussions between the companies and any confidential material that might be exchanged by the parties.

On April 30, 2014, Michael McMasters, President and Chief Executive Officer of Chesapeake Utilities, Mr. Eisenhower from Chesapeake Utilities and Mr. Kovacevich from Gatherco had an initial meeting at the Gatherco offices in Orrville, Ohio and discussed opportunities for the respective companies to work together.

On June 18, 2014, Mr. McMasters presented the Chesapeake Utilities board of directors with an overview of Gatherco, and the board discussed a possible acquisition of Gatherco. The board of directors authorized Chesapeake Utilities’ merger and acquisition committee to work with management to pursue the acquisition of Gatherco.

On July 2, 2014, Chesapeake Utilities presented Mr. Kovacevich and John Frank, Chief Financial Officer of Gatherco, with an initial indication of its interest in potentially acquiring Gatherco.

On July 7, 2014, Jefferies provided Mr. Kovacevich with an analysis of the Chesapeake Utilities offer.

On July 8, 2014, Chesapeake Utilities presented Jefferies with a memorandum of understanding and term sheet outlining the general terms and conditions of Chesapeake Utilities’ proposal to acquire Gatherco.

On July 9, 2014, the Gatherco board of directors held a meeting to consider Chesapeake Utilities’ proposal. Jefferies and Vorys participated in the meeting and provided an assessment of the proposed financial and legal terms. Gatherco’s board of directors authorized Jefferies to make a counterproposal to Chesapeake Utilities.

On July 9, 2014, Jeffries presented Gatherco’s counterproposal to Chesapeake Utilities.

On July 15, 2014, Chesapeake Utilities presented to Gatherco a revised memorandum of understanding and term sheet.

On July 16, 2014, Mr. Kovacevich and Jefferies responded to Chesapeake Utilities’ revised proposal.

On July 21, 2014, the Chesapeake Utilities merger and acquisition committee met and received an update on the status of discussions and activities related to the acquisition of Gatherco. The committee authorized management to proceed with due diligence and other actions related thereto.

On July 22, 2014, the Gatherco board of directors held a meeting to consider and discuss Chesapeake Utilities’ revised proposal. Jefferies and Vorys participated in the meeting and advised the board with respect to the financial terms, valuation methodologies and tax implications of Chesapeake Utilities’ revised proposal. Jefferies and Vorys were authorized to put together a list of questions to submit to Chesapeake Utilities regarding certain aspects of its revised proposal.

On July 24, 2014, the list of questions was submitted to Chesapeake Utilities by Jefferies and shortly thereafter Chesapeake Utilities submitted to Jefferies its responses to the list of questions.

On July 28, 2014, Gatherco rejected Chesapeake Utilities’ revised proposal.

On August 1, 2014, Chesapeake Utilities submitted a further revised proposal to Jefferies.

On August 6, 2014, Chesapeake Utilities’ management gave a presentation to the Chesapeake Utilities board of directors regarding Gatherco and recent activities related to the possible acquisition.

On August 8, 2014, the Gatherco board of directors approved the financial terms of the Chesapeake Utilities proposal submitted to Jefferies on August 1, 2014.

On August 21, 2014, Chesapeake Utilities submitted to Jefferies a memorandum of understanding and term sheet reflecting the financial terms approved by the Gatherco board of directors at its meeting held on August 8, 2014.

On August 21, 2014, Jefferies submitted the memorandum of understanding and term sheet to Gatherco.

Over the following two weeks, Chesapeake Utilities and Gatherco, with the assistance of their respective counsel, negotiated the memorandum of understanding and term sheet.

On September 2, 2014, the Chesapeake Utilities merger and acquisition committee held a meeting at which the committee reviewed the terms and conditions presented to the committee of the proposed memorandum of understanding and term sheet. The committee authorized management to proceed with negotiation of a transaction with Gatherco based upon such terms and conditions.

On September 4, 2014, Gatherco’s board of directors met to review the proposed memorandum of understanding and term sheet. Vorys addressed the significant terms point by point, as well as the proposed timing and process leading up to a shareholder vote and closing, and, together with Mr. Kovacevich, addressed questions and comments from the board. Following the discussion, the board approved the proposed memorandum of understanding and term sheet.

On September 5, 2014, Chesapeake Utilities and Gatherco executed the memorandum of understanding and term sheet.

On September 10, 2014, the Chesapeake Utilities board of directors held a meeting at which management gave a presentation regarding Gatherco and the status of activities related to the transaction. The board then granted the merger and acquisition committee the authority, in accordance with Chesapeake Utilities’ bylaws, to exercise all of the powers of the board to, among other things, (a) approve the merger and the merger agreement, and (b) take any and all other actions as the committee may determine appropriate with respect to the merger.

From September through December 2014, the parties and their counsel exchanged and negotiated multiple drafts of the merger agreement. Chesapeake Utilities visited Gatherco’s headquarters and field operations on several occasions throughout this period to conduct due diligence, and the parties held several teleconference meetings as well as an in person meeting between Messrs. Kovacevich and Eisenhower and their respective counsel.

On December 29, 2014, the Chesapeake Utilities merger and acquisition committee held a meeting and adopted and approved the merger agreement in substantially the form presented to the committee and the execution thereof and approved the merger.

On December 29, 2014, the Gatherco board of directors met and adopted and approved the merger agreement in substantially the form presented to the board and the execution thereof and approved the merger.

On January 15, 2015, the Chesapeake Utilities board of directors met and received a presentation regarding the status of discussions and activities related to the acquisition of Gatherco. The board then ratified its prior grant of authority to the merger and acquisition committee to exercise all of the powers of the board to, among other things, (a) approve the merger and the merger agreement, and (b) take any and all other actions as the committee may determine appropriate with respect to the merger, and ratified all other actions taken by the committee with respect to the merger, including the approval of the merger and the adoption and approval of the merger agreement.

On January 15, 2015, the Gatherco board of directors participated in an update teleconference meeting with counsel. Vorys updated the board on the status of discussions with Chesapeake Utilities and addressed the proposed indemnification provisions with respect to sites identified by Chesapeake Utilities in its due diligence that might require environmental remediation. The proposed indemnification constituted a subset of the indemnification provisions approved by the board at its December 29, 2014 meeting. The remainder of the substantive provisions in the merger agreement remained in the form previously approved by the board.

On January 22, 2015, Chesapeake Utilities and Gatherco substantially completed their negotiations and the merger agreement.

On January 30, 2015, following completion of certain additional due diligence and final agreement as to the terms, the merger agreement was executed and delivered by Gatherco and Chesapeake Utilities.

Gatherco’s Reasons for the Merger and Recommendations of Gatherco’s Board

The Gatherco board of directors has determined that the merger with Chesapeake Utilities under the merger agreement is fair to, and in the best interests of, Gatherco and its shareholders. In reaching its decision to approve the merger agreement and to recommend approval and adoption of the merger agreement to its shareholders, the Gatherco board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including the following:

•	the challenges facing Gatherco as an independent natural gas gathering pipeline company and the Gatherco board of directors’ belief that merging into the organization of a larger corporation will benefit shareholders and customers in that Chesapeake Utilities is better positioned to respond to economic and industry developments and should be better able to capitalize on new opportunities in existing and new markets;

•	the substantial premium that the merger consideration to be paid by Chesapeake Utilities represented as compared to the Gatherco share value immediately prior to the execution of the merger agreement;

•	the merger will provide Gatherco shareholders with immediate liquidity with respect to the Gatherco common shares exchanged for cash;

•	the merger provides Gatherco shareholders with greater liquidity with respect to the portion of their Gatherco shares to be exchanged for Chesapeake Utilities common shares in the merger because Chesapeake Utilities’ shares trade on the NYSE;

•	the long-term interests of Gatherco and its shareholders, as well as the long-term interests of Gatherco employees, customers, and the communities served by Gatherco;

•	the future cash dividends anticipated to be received by Gatherco shareholders after they become Chesapeake Utilities stockholders;

•	the structure of the merger and the terms of the merger agreement, including that the merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the fact that Chesapeake Utilities intends to retain Gatherco’s employees and maintain the existing management relationship with the Coop; and

•	the ability of the Gatherco board of directors to consider and potentially take limited responsive action with respect to an unsolicited offer from a qualified bidder.

The Gatherco board of directors also considered a variety of risks and other potentially negative factors in deliberations concerning the merger, including:

•	the costs associated with the negotiation process and the special meeting of shareholders, and other transaction-related costs;

•	the risk of a decline in the market price of Chesapeake Utilities shares prior to and after the consummation of the merger;

•	acceptance of the change in the ownership of Gatherco by the customers and other parties with which Gatherco conducts business;

•	whether the premium that the merger consideration to be paid by Chesapeake represented, while substantial, was sufficient to warrant Gatherco’s losing its independence; and

•	the loss of Gatherco’s independence as a separate corporation and the potential impact to Gatherco employees.

The foregoing discussion of the factors considered by the Gatherco board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Gatherco board of directors. In reaching its decision to approve the merger agreement, the Gatherco board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

After considering the foregoing and other relevant factors and risks, and their overall impact on Gatherco’s shareholders and other constituencies, the Gatherco board of directors concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, the Gatherco board of directors approved the merger agreement and the merger, and recommends that Gatherco shareholders vote FOR the proposal to approve and adopt the merger agreement and the merger.

Material Federal Income Tax Consequences of the Merger

The following discussion (including the limitations and qualifications set forth therein) is based on the opinion of Vorys, Sater, Seymour and Pease LLP received by Gatherco and the opinion of Baker & Hostetler LLP received by Chesapeake Utilities, in each case, in connection with the filing of the registration statement of which this document is a part.

This discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Gatherco common shares. The discussion is based on the provisions of the Code, existing and proposed U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address any tax consequences arising under laws of any state, locality, or foreign jurisdiction, or taxes other than income taxes (for example, estate and gift taxes). This discussion also does not address the tax consequences of transactions undertaken prior to or in connection with the merger, including the exercise of options.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

Holders of Gatherco common shares who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the treatment to them under United States federal income tax laws and non-United States tax laws.

This discussion applies only to Gatherco shareholders that hold their Gatherco common shares as a capital asset within the meaning of Section 1221 of the Code, and does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws, including:

•	mutual funds, banks, thrifts or other financial institutions;

•	pass-through entities and investors in those pass-through entities;

•	insurance companies;

•	retirement plans;

•	tax-exempt organizations or pension funds;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Gatherco common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not U.S. holders;

•	shareholders whose Gatherco common shares constitute “qualified small business stock” as defined in Section 1202 of the Code;

•	shareholders who exercise dissenters’ rights; and

•	shareholders who acquired their Gatherco common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership (or other entity taxed as a partnership for U.S. federal tax purposes) holds Gatherco common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

In addition, this discussion does not address any alternative minimum tax U.S. federal estate or gift tax, or any state, local or foreign tax consequences of the merger. THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON FACTORS THAT ARE NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN AND ANY OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Tax Consequences of the Merger. Based upon the facts and representations contained in the representation letters received from Gatherco and Chesapeake Utilities in connection with the filing of their opinions with the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Vorys, Sater, Seymour and Pease LLP and Baker & Hostetler LLP, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and accordingly, the material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by Chesapeake Utilities or Gatherco as a result of the merger;

•	the tax basis of the assets of Gatherco in the hands of Chesapeake Utilities will be the same as the tax basis of such assets in the hands of Gatherco immediately prior to the merger;

•	the holding period of the assets of Gatherco to be received by Chesapeake Utilities will include the period during which such assets were held by Gatherco;

•	a gain (but not loss) will be recognized by U.S. holders of Gatherco common shares who receive shares of Chesapeake Utilities common stock and cash (other than cash received instead of a fractional share of Chesapeake Utilities common stock) in exchange for Gatherco common shares pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the market value of the Chesapeake Utilities common stock and cash received by a U.S. holder of Gatherco common shares exceeds such U.S. holder’s basis in its Gatherco common shares and (ii) the amount of cash received by such U.S. holder of Gatherco common shares (except with respect to any cash received instead of a fractional share of Chesapeake Utilities common stock, which is discussed below under “—Cash Received Instead of a Fractional Share”);

•	the aggregate basis of the Chesapeake Utilities common stock received by a U.S. holder of Gatherco common shares in the merger (including fractional shares of Chesapeake Utilities common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Gatherco common shares for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of fractional share interests in Chesapeake Utilities common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of fractional share interests in Chesapeake Utilities common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Possible Recharacterization of Gain as a Dividend”); and

•	the holding period of Chesapeake Utilities common stock received in exchange for Gatherco common shares (including fractional shares of Chesapeake Utilities common stock deemed received and redeemed as described below) will include the holding period of the Gatherco common shares for which it is exchanged.

If a U.S. holder of Gatherco common shares acquired different blocks of Gatherco common shares at different times or at different prices, any gain (or loss) will be determined separately with respect to each block of Gatherco common shares, and the cash and shares of Chesapeake Utilities common stock received will be allocated pro rata to each such block of stock. The U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular Chesapeake Utilities common stock received in the merger.

It is a condition to Gatherco’s obligation to complete the merger that Gatherco receives a written opinion of its counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the closing date, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Chesapeake Utilities’ obligation to complete the merger that Chesapeake Utilities receives an opinion of its counsel, Baker & Hostetler LLP, dated as of the closing date, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Chesapeake Utilities and Gatherco to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Chesapeake Utilities and Gatherco. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.

In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of this registration statement will be binding on the Internal Revenue Service. Neither Chesapeake Utilities nor Gatherco intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and consequently, there is no guarantee that the Internal Revenue Service will agree that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain. Except as described under “—Possible Recharacterization of Gain as a Dividend” below, any gain that U.S. holders of Gatherco common shares recognize in connection with the merger will constitute a capital gain and will constitute a long-term capital gain if, as of the closing date, the U.S. holder’s holding period for the relevant Gatherco common shares is greater than one year, and otherwise will constitute short-term capital gain. A long-term capital gain of a noncorporate U.S. holder is generally subject to tax at preferential rates.

Possible Recharacterization of Gain as a Dividend. In some cases, if a U.S. holder of Gatherco common shares actually or constructively owns shares of Chesapeake Utilities common stock other than the shares of Chesapeake Utilities common stock received pursuant to the merger, the gain recognized by such holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Gatherco common shares, including the application of certain constructive ownership rules, holders of Gatherco common shares should consult their own tax advisors regarding the application of these rules and potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share. A U.S. holder who receives cash instead of a fractional share of Chesapeake Utilities common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share of Chesapeake Utilities common stock and the portion of the U.S. holder’s aggregate adjusted tax basis of the Gatherco common shares exchanged in the merger that is allocable to the fractional share of Chesapeake Utilities common stock. Subject to possible dividend treatment (as discussed in more detail under “—Possible Recharacterization of Gain as a Dividend” above), such gain or loss generally will be long-term capital gain or loss if the holding period for such Gatherco common shares is more than one year at the effective time of the merger.

Reporting Requirements. A U.S. holder of Gatherco common shares receiving Chesapeake Utilities common stock as a result of the merger is required to retain records pertaining to the merger. Each U.S. holder of Gatherco common shares who is required to file a U.S. federal income tax return and who is a “significant holder” that receives shares of Chesapeake Utilities common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in the Gatherco common shares surrendered, and the market value of such shares exchanged in the merger (with basis and market value determined as of the time immediately prior to the merger). A “significant holder” is a holder of Gatherco common shares, who, immediately before the merger, owns at least 1% of the total combined voting power or value of the outstanding Gatherco common shares, or has a basis of $1,000,000 or more in Gatherco common shares, immediately prior to the merger.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of Gatherco common shares may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the U.S. holder provides proof of an applicable exemption satisfactory to Chesapeake Utilities and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. A Gatherco shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Accounting Treatment

Chesapeake Utilities will account for the merger as a purchase by Chesapeake Utilities of Gatherco under United States GAAP. Under the purchase method of accounting, the total consideration paid in connection with the merger is allocated among Gatherco’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. Gatherco’s results of operations will be included in Chesapeake Utilities’ results of operations from the date of acquisition.

Interests of Certain Persons in the Merger

Indemnification and Insurance

The merger agreement provides that, upon completion of the merger, all rights to indemnification, advancement of expenses and exculpation by Gatherco existing and in effect on the date of the merger agreement in favor of current and former officers and directors of Gatherco as and to the extent provided in Gatherco’s articles of incorporation and regulations, will be assumed by Chesapeake Utilities in the merger and survive the merger and remain in full force and effect in accordance with their terms.

The merger agreement also provides that for a period of six years after the merger is completed, Chesapeake Utilities will maintain directors’ and officers’ liability insurance that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that coverage currently provided by Gatherco, provided that the annual premium therefor is not in excess of 150% of the last annual premium paid as of the date of the merger agreement.

Consulting Agreements with Gatherco Management

Upon the closing of the merger, Tony Kovacevich, Gatherco’s Chief Executive Officer, and John Frank, Gatherco’s Chief Financial Officer, will cease being employees of Gatherco and will become consultants to the Surviving Entity as the successor to Gatherco. Each of Mr. Kovacevich and Mr. Frank executed consulting agreements with Gatherco in connection with the execution of the merger agreement, which agreements will become effective upon the closing of the merger.

Pursuant to his consulting agreement, Mr. Kovacevich will provide to the Surviving Entity consulting services related to operational matters for at least 120 hours per month for up to one year after the closing of the merger. In addition, Mr. Kovacevich will be subject to non-competition covenants for a one-year period and non-solicitation covenants for a five-year period following the termination or expiration of his consulting agreement.

During the term of the consulting agreement, the Surviving Entity will pay Mr. Kovacevich a monthly retainer commensurate with the compensation he was paid by Gatherco at the time of the merger. At the end of the term of the agreement, the Surviving Entity will pay Mr. Kovacevich a bonus payment equal to 12 aggregate monthly retainer amounts, payable in 12 monthly installments. The Surviving Entity and Mr. Kovacevich may mutually agree to extend the agreement on the terms described above or otherwise agreed upon by the parties.

Pursuant to his consulting agreement, Mr. Frank will provide to the Surviving Entity consulting services related to accounting and administrative matters for at least 120 hours per month for up to six months after the closing of the merger. In addition, Mr. Frank will be subject to non-solicitation covenants for a five-year period following the termination or expiration of his consulting agreement.

During the term of the consulting agreement, the Surviving Entity will pay Mr. Frank a monthly retainer commensurate with the compensation he was paid by Gatherco at the time of the merger. At the end of the term of the agreement, the Surviving Entity will pay Mr. Frank a bonus payment equal to six aggregate monthly retainer amounts, payable in six monthly installments. The Surviving Entity and Mr. Frank may mutually agree to extend the agreement on the terms described above or otherwise agreed upon by the parties.

Restrictions on Resales by Affiliates

Chesapeake Utilities has registered its common stock to be issued in the merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Chesapeake Utilities common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of Chesapeake Utilities common stock issued to any Gatherco shareholder who is or becomes an “affiliate” of Chesapeake Utilities for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Chesapeake Utilities or the combined company, as the case may be, and generally includes executive officers, directors and shareholders beneficially owning 10% or more of Chesapeake Utilities outstanding common stock.

Dissenters’ Rights

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Gatherco shareholders are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that Gatherco shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Gatherco shareholder who is a record holder of Gatherco common shares on February 24, 2015, the record date for the Gatherco special meeting and whose shares are not voted in favor of the approval and adoption of the merger agreement may be entitled to be paid the “fair cash value” of such Gatherco common shares after the effective time of the merger. To be entitled to such payment, a shareholder must deliver to Gatherco a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the merger proposal is taken, the shareholder must not vote in favor of approval and adoption of the merger agreement, and the shareholder must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number of Gatherco common shares held on the Gatherco record date, and the amount claimed as the “fair cash value” of such Gatherco common shares. See the text of Section 1701.85 of the OGCL attached as Appendix B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If Gatherco so requests, dissenting shareholders must submit their share certificates to Gatherco within 15 days of such request, for endorsement on such certificates by Gatherco that a demand for fair cash value has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by Gatherco. If Gatherco and any dissenting shareholder cannot agree upon the “fair cash value” of such dissenting shareholder’s Gatherco common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Wayne County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Gatherco common shares. The fair cash value of a Gatherco common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the Gatherco shareholders.

If a Gatherco shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Gatherco common shares will be suspended until Gatherco purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Gatherco’s common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Appendix B to this proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

Chesapeake Utilities

Chesapeake Utilities is a Delaware corporation formed in 1947. It is a diversified energy company engaged, through its operating divisions and subsidiaries, in various energy and other businesses. Chesapeake Utilities operates primarily on the Delmarva Peninsula and throughout Florida, providing natural gas distribution and transmission, electric distribution and propane distribution service. The core of its business is regulated utilities, which provide stable earnings from their utility operations. Chesapeake Utilities’ unregulated businesses provide opportunities to achieve returns greater than those of a traditional utility.

Chesapeake Utilities’ regulated businesses consist of its natural gas distribution operations in Delaware, Maryland and Florida, its electric distribution operation in Florida and its natural gas transmission operations on the Delmarva Peninsula and in Florida. Chesapeake Utilities’ natural gas and electric distribution operations, which are local distribution companies, generate revenues based on tariff rates approved by the public service commission of each state in which they operate. The public service commissions, however, have authorized Chesapeake Utilities to negotiate rates, based on approved methodologies, with customers that have competitive alternatives. Chesapeake Utilities’ interstate natural gas transmission subsidiary bills its customers based upon the tariff rates approved by the Federal Energy Regulatory Commission (“FERC”), and the FERC has also authorized such subsidiary to negotiate rates above or below the FERC-approved tariff rates. Chesapeake Utilities’ Florida intrastate pipeline subsidiary, which is subject to regulation by the Florida public service commission, has negotiated contracts with third-party customers and with certain affiliates. Chesapeake Utilities’ rates are designed to provide it with the opportunity to generate revenues to recover all prudently incurred costs and provide a return on rate base sufficient to pay interest on debt and a reasonable return for its stockholders.

Chesapeake Utilities’ unregulated businesses provide propane distribution, propane wholesale marketing, natural gas marketing services and other unregulated energy-related services to customers. Revenues generated from the unregulated businesses are not subject to any federal, state or local pricing regulations. Chesapeake Utilities’ unregulated businesses typically complement its regulated businesses by offering propane as a fuel source where natural gas is not readily available or providing natural gas marketing service to customers who are able to procure their own supplies. Through competitive pricing and supply management, these businesses provide the opportunity to generate returns greater than those of a traditional utility.

Chesapeake Utilities businesses primarily include the following:

•	Chesapeake Utilities distributes natural gas to approximately 58,000 residential and commercial customers in Delaware and Maryland.

•	Sandpiper Energy distributes propane and natural gas to approximately 11,000 residential and commercial customers in Worcester County, Maryland.

•	Florida Public Utilities Company (and Chesapeake Utilities’ Florida division) distributes natural gas to approximately 72,000 residential and commercial customers; electricity to 31,000 customers; and propane to 16,000 customers across Florida.

•	Eastern Shore Natural Gas Company owns and operates a 442-mile interstate pipeline that transports natural gas from various points in Pennsylvania to customers in Delaware, Maryland and Pennsylvania.

•	Peninsula Pipeline Company, Inc. provides natural gas transportation services in Florida.

•	Sharp Energy distributes propane to 37,000 customers in Delaware, the Eastern Shore of Maryland and Virginia, and southeastern Pennsylvania.

•	Xeron, Inc. markets propane to large petrochemical companies, resellers and retail propane companies in the southeastern United States.

•	Peninsula Energy Services Company, Inc. provides natural gas supply and supply management services to 3,100 customers in Florida and 27 customers on the Delmarva Peninsula.

In total, Chesapeake Utilities currently serves approximately 225,000 distribution customers with either natural gas, propane or electricity in Delaware, Maryland, Florida, Virginia and Pennsylvania. Chesapeake Utilities employs more than 750 people and generated $35.7 million in net income for the twelve months ended September 30, 2014.

Chesapeake Utilities’ employees have worked tirelessly over the last eight years to transform opportunities into profitable growth for Chesapeake Utilities, including completing several natural gas expansions to provide service to new residential, commercial and industrial customers, as well as consummating several acquisitions that have expanded Chesapeake Utilities’ service offerings and footprint. All of these efforts contributed to Chesapeake Utilities’ growth and position it for continued growth in the future. Over the last five years, Chesapeake Utilities has increased its market capitalization by 141 percent to over $724.5 million as of December 31, 2014. The combination of stock price appreciation and dividends for the twelve months ended December 31, 2014 produced a total return to stockholders of 27 percent. Over the last ten years, Chesapeake Utilities has delivered a total return to stockholders of 294 percent. Chesapeake Utilities has consistently achieved top performance relative to its peer group in terms of total shareholder return over the three, five, and ten year periods ended December 31, 2014. Chesapeake Utilities has achieved 78th and 97th percentile performance relative to its peer group over the one and twenty year periods ended December 31, 2014, respectively.

Additional information about Chesapeake Utilities and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Gatherco

Gatherco is a privately held, natural gas infrastructure company providing natural gas midstream services, including gathering, processing, and transportation services for producers with wells in the shallow formations of the Utica Shale region. Gatherco was established in 1997 in conjunction with the acquisition of Columbia Gas Transmission’s natural gas gathering assets in Ohio. Gatherco has operations in 40 counties throughout Ohio and its assets include 16 gathering systems and over 2,000 miles of pipelines in Central and Eastern Ohio. Gatherco provides natural gas gathering services and natural gas liquid processing services to over 300 producers. It also serves as a supplier of natural gas to Columbia Gas of Ohio and regional marketers of natural gas, as well as over 6,000 customers in Ohio through the Coop, an independent, nonprofit entity which Gatherco manages under a long-term operating agreement. Additionally, Gatherco has established gas processing services to manage natural gas liquids production, such as propane, from its clients.

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure of the Merger

Subject to the terms and conditions of the merger agreement, at the completion of the merger, Gatherco will merge with and into Merger Sub, a newly formed, wholly owned subsidiary of Chesapeake Utilities, with Merger Sub surviving the merger as the Surviving Entity and operating the Gatherco business under the name of Aspire Energy of Ohio, LLC. As a result of the merger, the separate existence of Gatherco will terminate.

Merger Consideration

In the merger, each outstanding Gatherco common share (other than those shares held by shareholders exercising and perfecting dissenters’ rights) will be converted into the right to receive that amount of cash and that number of shares of Chesapeake Utilities common stock (together with associated rights under Chesapeake Utilities’ stockholder rights plan) determined pursuant to the terms of the merger agreement. Subject to certain adjustments described in the merger agreement, the aggregate merger consideration payable for all of Gatherco’s common shares outstanding at the effective time of the merger will be $57,500,000 minus the option merger consideration payable to the Gatherco option holders as more fully discussed below.

The aggregate merger consideration payable for the Gatherco common shares at closing will be subject to deductions for certain transaction expenses paid or payable in connection with the merger, including fees and expenses of Gatherco’s legal and financial advisors, to the extent that such expenses have not been paid before the closing date, and certain estimated fees of the paying agent. Additionally, the cash consideration otherwise payable to the Gatherco shareholders at closing will be reduced by (i) $5,750,000 that will be held in escrow for a limited period of time to secure and fund the payment of claims, if any, by Chesapeake Utilities and related parties for indemnification in accordance with the terms of the merger agreement, including, if applicable, certain environmental remediation costs at identified sites, and (ii) $250,000 that will be held in escrow to pay the fees and expenses of the shareholder agent as described below. The closing payment made to the holders of Gatherco common shares will consist of (i) shares of Chesapeake Utilities common stock with an aggregate market value determined as described in the merger agreement equal to 60% of the total consideration less the option merger consideration and (ii) the balance in cash. The exact amount of the closing payment that will be made in the merger for each Gatherco common share will not be determined until the closing.

The estimated aggregate stock consideration issuable in the merger is 593,005 shares of Chesapeake Utilities common stock and the estimated aggregate cash consideration payable in the merger is $19,932,092. Based on the assumptions that (i) the aggregate amount of the cash consideration adjustments at closing is $1,550,000 (without taking into account the deduction for the cash consideration to be held in the escrow accounts) and (ii) the aggregate amount of the option merger consideration is $7,669,769, each Gatherco common share would be converted into the right to receive approximately $1,070.10 in cash and 34.5212 shares of Chesapeake Utilities common stock. Based on such assumptions and taking into account the deduction for the cash consideration to be held in the escrow accounts, the closing payment for each Gatherco common share would be approximately $720.81 in cash and 34.5212 shares of Chesapeake Utilities common stock. The actual amount of the cash consideration adjustments at closing may be more or less than $1,550,000 and the actual amount of the option merger consideration payable at closing may be more or less than $7,669,769, which would result in an increase or decrease in the amount of cash and Chesapeake Utilities common stock each Gatherco shareholder would receive.

The merger agreement provides that the number of shares of Chesapeake Utilities common stock to be issued in the merger will be calculated based on a Chesapeake Utilities stock price of $50.4180 per share, which was the average of the closing sale prices of Chesapeake Utilities’ common stock on the NYSE for the 15 consecutive trading days ending the day before the date of the merger agreement. The market value of the Chesapeake Utilities common stock to be issued in the merger will depend on the market price of Chesapeake Utilities common stock on the NYSE. On February 24, 2015, a recent practicable date for which information was available before this proxy statement/prospectus was printed, the closing price of Chesapeake Utilities common stock on the NYSE was $47.77. The market price of Chesapeake Utilities common stock on the NYSE fluctuates on a daily basis. See “Risk Factors—Risks Relating to the Merger.”

Based on the number of Gatherco common shares outstanding as of the record date, Chesapeake Utilities anticipates issuing a total of approximately 593,005 shares of Chesapeake Utilities common stock to Gatherco shareholders in connection with the merger.

Holders of Gatherco common shares may be entitled to receive additional cash consideration as more fully described in the merger agreement, contingent upon whether Chesapeake Utilities or the Surviving Entity receives during a specified period of time certain revenue from the operation of any new or existing repurposed pipeline (i) that is constructed or repurposed by Chesapeake Utilities or the Surviving Entity after the closing date of the merger and becomes operational prior to the fifth anniversary of such closing date, (ii) of which at least 5% of the length is located on the rights of way owned by Gatherco as of such closing date, and (iii) that is utilized by Chesapeake Utilities or the Surviving Entity to transport oil, natural gas or natural gas liquids that originated from a specified area of the Utica Shale formation. This additional contingent consideration consists of the right of the Gatherco shareholders who received merger consideration to receive their pro rata share (based upon their ownership of Gatherco common shares outstanding immediately prior to the effective time of the merger) of up to 5% of any such revenue; provided, that the aggregate amount of such additional contingent consideration will not exceed $15,000,000 in order to ensure that the merger does not lose its federal tax characterization as a reorganization within the meaning of the Code (such amount does not represent either Chesapeake Utilities’ or Gatherco’s expectation of the actual amount of such additional contingent consideration to be paid to the Gatherco shareholders).

Escrows

A portion of the cash consideration in an aggregate amount equal to $5,750,000 will be held in escrow for 12 months following the merger for the purpose of securing and funding the Gatherco shareholders’ indemnification obligations to Chesapeake Utilities under the merger agreement. To the extent any of the escrowed amount is not subject to indemnification claims within the 12-month period following the merger, it will be distributed to the Gatherco shareholders as soon as is practicable following the end of that period. It is possible that none of the escrow amount will be distributed to Gatherco shareholders. Except for certain limited circumstances, the escrow will be Chesapeake Utilities’ sole and exclusive remedy for indemnification claims against Gatherco shareholders.

In the course of its due diligence, Chesapeake Utilities identified sites along Gatherco’s 2,400 miles of rights of way and at certain of Gatherco’s facilities that may require remediation under applicable environmental laws. Pursuant to the merger agreement, the Gatherco shareholders have agreed to indemnify Chesapeake Utilities for such remediation costs if it is reasonably likely that any releases requiring remediation occurred prior to the closing date of the merger and unless Gatherco can demonstrate that the releases requiring remediation did not arise from Gatherco’s operations. Any such indemnification would be subject to the $431,250 threshold applicable to general breaches of non-fundamental representations of Gatherco, would be paid from the escrow fund and would be separately capped at $1,650,000. If Chesapeake Utilities exercises its rights with respect to this special indemnity provision, the escrow funds that could otherwise be distributed to the Gatherco shareholders after 12 months would be reduced.

In order to pay for the fees and expenses of the shareholder agent, including the fees expenses of legal counsel, accountants or other third parties retained by the shareholder agent on the shareholders’ behalf, an amount equal to $250,000 will be withheld from the cash consideration otherwise payable to the Gatherco shareholders at the closing. Any remaining portion of this amount will be distributed to the Gatherco shareholders after the shareholder agent’s services are no longer required, which period could extend for a number of years after closing in order to address potential disputes regarding any additional contingent consideration payable to the Gatherco shareholders.

Treatment of Gatherco Options

Chesapeake Utilities will not assume any options to purchase Gatherco common shares, with each such option referred to herein as a Gatherco option. Effective at or prior to the effective time of the merger, each outstanding Gatherco option that is outstanding and unexercised prior to the effective time of the merger (whether vested or unvested) will be either (i) exercised or terminated prior to the effective time of the merger in accordance with the terms of the Gatherco stock option plan under which it was granted and the applicable option grant agreement or (ii) cancelled as of the effective time of the merger to the extent in effect immediately prior to the effective time of the merger (subject to the obligations of the Surviving Entity described in the following paragraph).

Each holder of a Gatherco option with an exercise price that is less than $2,798.05, referred to herein as a Gatherco in-the-money option, that is outstanding and unexercised immediately prior to the effective time of the merger will be entitled to be paid by the Surviving Entity, in exchange for the cancellation of such Gatherco option, an amount in cash (without interest, and subject to deduction for any required withholding tax), with respect to each Gatherco common share subject to such Gatherco option, equal to the excess of (i) the per share amount payable with respect to such common share, determined by multiplying $57,500,000 by a fraction, the numerator of which is the number of Gatherco common shares underlying Gatherco in-the-money options and the denominator of which is the sum of the number of Gatherco common shares outstanding immediately prior to the effective time of the merger and the common shares issuable upon the exercise of Gatherco in-the-money options, over (ii) the per share exercise price of such Gatherco in-the-money option. The aggregate amount of consideration payable to the holders of in-the-money options in the merger is referred to as the option merger consideration. As of the date of this proxy statement/prospectus, all of the outstanding Gatherco options are in-the-money options.

Each holder of a Gatherco option that is outstanding and unexercised immediately prior to the effective time of the merger and that is not a Gatherco in-the-money option will not receive any option merger consideration or other consideration with respect to such option.

Conversion of Shares; Exchange of Certificates; Fractional Shares

Conversion. The conversion of Gatherco common shares into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Exchange Procedures. Prior to the completion of the merger, Chesapeake Utilities will (1) authorize its transfer agent, which we refer to as the “paying agent” for purposes of the merger, to deliver shares, in book-entry form unless a physical certificate is requested or is otherwise required by applicable law, representing the shares of Chesapeake Utilities common stock to be issued under the merger agreement and (2) deposit with the paying agent cash payable as part of the merger consideration and instead of any fractional shares of Chesapeake Utilities common stock to be issued under the merger agreement. Promptly after the effective time of the merger, the paying agent will exchange certificates representing Gatherco common shares for merger consideration to be received in the merger pursuant to the terms of the merger agreement. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Gatherco share certificates.

If any merger consideration is to be paid to a person other than the person in whose name the Gatherco share certificate surrendered in exchange for the merger consideration is registered, the person requesting the exchange must pay any transfer or other taxes required by reason of such payment to a person other than the registered holder of the Gatherco share certificate surrendered, or must establish to the satisfaction of Chesapeake Utilities that any such taxes have been paid or are not applicable.

Dividends and Distributions. Until your Gatherco common share certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Chesapeake Utilities common stock into which Gatherco common shares may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, Chesapeake Utilities will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the share transfer books of Gatherco of any Gatherco common shares. If certificates representing Gatherco common shares are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the Gatherco common shares represented by that certificate have been converted.

Withholding. The paying agent and Chesapeake Utilities will be entitled to deduct and withhold from the merger consideration payable to any Gatherco shareholder the amounts it is required to deduct and withhold under the Code or any other law. If any amounts are so withheld, such amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld. In order to avoid having amounts withheld, Gatherco’s shareholders will be required to deliver a properly executed IRS Form W-8 or W-9, as applicable, or any similar information to the paying agent.

No Fractional Shares Will Be Issued. Chesapeake Utilities will not issue fractional shares of Chesapeake Utilities common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, Chesapeake Utilities will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by $50.4180 (which is the average of the closing sale prices per share of Chesapeake Utilities common stock for the 15 trading days immediately preceding the date of the merger agreement). No interest will be paid or accrued on the cash.

Lost, Mutilated or Destroyed Gatherco Common Share Certificates. If you have lost a certificate representing Gatherco common shares, or it has been mutilated or destroyed, the paying agent or Chesapeake Utilities will issue to you the common stock and cash payable under the merger agreement if you submit an affidavit and indemnity agreement and, if required by the paying agent or Chesapeake Utilities, you post bond in such amount as may be directed by the paying agent or Chesapeake Utilities as indemnity against any claim that may be made in respect of the lost, mutilated or destroyed certificate.

For a description of Chesapeake Utilities common stock and a description of the differences between the rights of Gatherco shareholders and Chesapeake Utilities stockholders, see “Description of Chesapeake Utilities Capital Stock” and “Comparison of Stockholder/Shareholder Rights.”

Effective Time of the Merger

We plan to complete the merger on a business day that is within five business days after the satisfaction or waiver of the last remaining conditions to the merger, other than those routine conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. The time the merger is completed is the effective time of the merger. See “—Conditions to Completion of the Merger.”

We anticipate that we will complete the merger during the quarter ending June 30, 2015. However, completion could be delayed. There can be no assurances as to when the merger will be completed. If we do not complete the merger by June 30, 2015, either party may terminate the merger agreement without penalty unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to fulfill its obligations under the merger agreement. See “—Conditions to Completion of the Merger.”

Representations and Warranties

The merger agreement contains representations and warranties of Chesapeake Utilities and Merger Sub to Gatherco and of Gatherco to Chesapeake Utilities and Merger Sub, as to, among other things:

•	the corporate or the limited liability company, as applicable, organization and existence of each party;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not conflict with, violate or breach:

•	the articles of incorporation, certificate of incorporation, articles of organization, code of regulations, bylaws or operating agreement, as applicable, of each party,

•	applicable law, or

•	agreements, instruments or obligations of each party;

•	governmental approvals;

•	each party’s financial statements and the absence of undisclosed obligations or liabilities;

•	the absence of material changes in each party’s business since December 31, 2013;

•	the absence of litigation;

•	the accuracy of the information provided by each party for inclusion in this proxy statement/prospectus;

•	the absence of any action by either party that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	each party’s compliance with applicable law; and

•	each party’s relationships with financial advisors.

In addition, the merger agreement contains representations and warranties of Gatherco to Chesapeake Utilities and Merger Sub as to, among other things:

•	its subsidiary;

•	its articles of incorporation, code of regulations and minutes of board and shareholder meetings;

•	capitalization and indebtedness;

•	resolutions of the Gatherco board relating to the merger agreement and the merger;

•	the requisite vote of Gatherco shareholders to approve and adopt the merger agreement and the merger;

•	permits;

•	sufficiency of its internal controls;

•	employee benefit plans and related matters;

•	labor and employment matters;

•	real property, including rights of way;

•	personal property;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	material contracts;

•	insurance matters;

•	material customers and suppliers;

•	related party transactions;

•	the accuracy of its books and records;

•	the absence of anticompetitive arrangements;

•	accounts receivable;

•	bank accounts and powers of attorney;

•	the absence of bankruptcy proceedings and its solvency;

•	the inapplicability to the merger of state anti-takeover laws;

•	securities laws matters;

•	the Coop that Gatherco manages and operates; and

•	working capital.

In addition, the merger agreement contains representations and warranties of Chesapeake Utilities and Merger Sub to Gatherco as to, among other things:

•	Chesapeake Utilities filings with applicable regulatory authorities (including the SEC); and

•	financial wherewithal to consummate the merger and pay the merger consideration and option merger consideration.

Conduct of Business Pending the Merger

Gatherco has agreed that, except as required by law or the merger agreement or as disclosed in writing at signing of the merger agreement, it will, unless otherwise agreed to in writing by Chesapeake Utilities, conduct its business in all material respects in the ordinary course of business. Gatherco also has agreed that, unless otherwise approved or consented to in writing by Chesapeake Utilities, it will:

•	use reasonable best efforts to maintain and preserve intact its business and goodwill and its relationships with customers, suppliers and others having business relationships with it;

•	use reasonable best efforts to maintain and preserve its assets in good operating condition and repair, ordinary wear and tear excepted, and maintain and preserve its books of account, records and files related to the conduct of its business;

•	maintain insurance for its assets at reasonably appropriate levels consistent with past practice;

•	comply in all material respects with all applicable laws;

•	use reasonable best efforts to keep available the services of its present employees, consultants and agents; and

•	promptly notify Chesapeake Utilities of any materially adverse developments with respect to its business.

In addition, Gatherco has agreed that, except as expressly contemplated by the merger agreement, it will not take any action (or fail to take any action) that could have a material adverse effect, and except as otherwise disclosed to Chesapeake Utilities in writing at signing of the merger agreement or otherwise approved or consented to in writing by Chesapeake Utilities, it will not:

•	amend its articles of incorporation or code of regulations;

•	adopt a plan of liquidation, dissolution, other merger, consolidation, restructuring, recapitalization or other reorganization;

•	issue, sell, pledge, dispose of, grant or encumber any of its common shares or any options, warrants, convertible securities or other rights of any kind to acquire any such common shares (except for the issuance of common shares upon exercise of outstanding options under its stock option plans);

•	sell, lease, pledge, dispose of or encumber any of its assets, except assets held for resale in the ordinary course of business;

•	authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its common shares or make any other payment to any of its shareholders or affiliates of any of its shareholders other than in the ordinary course of business in accordance with the terms of contracts with such shareholders or affiliates;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any of its common shares or other securities (except for the buyout of options under its stock option plans);

•	enter into any contract with any of its shareholders or any contract with respect to the voting of any of its common shares or other securities;

•	make any other change with respect to its capital structure;

•	amend the terms of any of its outstanding options;

•	acquire, or acquire any equity interests in, any business, corporation, partnership, other business organization or any division thereof;

•	repurchase, repay, cancel or incur any indebtedness (other than scheduled principal repayments due under Gatherco’s credit agreements) or issue any debt securities or other indebtedness, or make any loans or advances or grant any security interest in, or create or consent to the creation of any lien on, any of its assets;

•	enter into any contract or series of related contracts (1) other than in the ordinary course of business, (2) that requires the payment of more than $50,000 during the term of such contract or series of related contracts or (3) that is not terminable pursuant to the terms of such contract upon not more than 90 days’ notice without penalty;

•	enter into or amend any contract with any of its employees or affiliates (or any director, officer, shareholder or employee of any such affiliate);

•	enter into any contract or transaction, amend or alter any existing contract or transaction or take or fail to take any action which, individually or collectively, would reasonably be expected to result in any material diminution in the value of its business to Chesapeake Utilities after giving effect to the merger and the consummation of the other transactions contemplated by the merger agreement;

•	authorize capital expenditures outside of its fiscal year 2013 capital expenditure budget, or otherwise make any material change to its systems, pipelines, facilities, buildings, leasehold improvements or fixtures except as may be required by applicable law (after reasonable consultation with Chesapeake Utilities);

•	increase (or accelerate the vesting or payment of) the compensation payable or to become payable or the benefits (fringe or otherwise) provided to its directors, equityholders, officers, employees, or independent contractors except for increases in the ordinary course of business in salaries or wages of employees who are not directors or officers;

•	grant any severance, bonus, termination, retention or similar payment to, or enter into any contract, transaction, employment or severance, bonus, termination, retention or similar agreement or offer letter with, any director, equityholder, officer or other employee or prospective employee or independent contractor;

•	except as otherwise provided in the merger agreement, establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, consulting, termination, severance, change of control, retention, indemnification, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, equityholder, officer, employee or independent contractor;

•	make any contribution to any employee benefit plan or provide any funding for any “rabbi” trust or similar arrangement other than in the ordinary course of business or as required by law;

•	hire, or terminate the employment of, any of its senior officers;

•	change its annual accounting period or any of the accounting principles, policies or procedures used by it or the depreciation or amortization policies or rates theretofore adopted by it other than as required by United States GAAP or applicable law;

•	materially change its cash management, accounts receivable collection or accounts payable methods, principles or practices, or make any change in its working capital practices generally or take or omit to take any action with the intent or, except in the ordinary course of business, effect of reducing working capital;

•	make any revaluation of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable (except in the ordinary course of business and which, individually or in the aggregate, are not material);

•	make, revoke or change any tax election or method of tax accounting; settle or compromise any liability or claim with respect to taxes; consent to any claim or assessment relating to taxes; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing or similar agreement; file or cause to be filed any amended tax return; file or cause to be filed a claim for refund of taxes previously paid; grant any power of attorney with respect to taxes; or consent to any extension or waiver of the statute of limitations for any claim or assessment with respect to taxes;

•	other than in the ordinary course of business, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $20,000;

•	enter into any contract that would constitute a material contact under the merger agreement or amend or modify in any respect or terminate or consent to the termination of any material contract, or waive in any material respect any of its rights under any material contract or the obligations of any other party under any material contract;

•	settle any litigation;

•	make any distributions of its cash or other assets to or for the benefit of any of its equityholders, partners, members, directors, managers or affiliates;

•	sell, transfer, or grant any license or sublicense of, or execute any agreement with respect to, any right under or with respect to any of its intellectual property, disclose any of its intellectual property in the form of confidential information to any third party, except to customers in the ordinary course of business, or fail to take any action reasonably necessary to preserve the validity of its intellectual property;

•	cancel any debts owed to or claims held by it;

•	take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	take or cause to be taken any action which is designed or intended to have the effect of discouraging any of its customers, employees, suppliers, lessors and other associates from maintaining in all material respects the same business relationships with it after the date of the merger agreement, and with the Surviving Entity after the effective time of the merger, as were maintained with it prior to the date of the merger agreement; or

•	authorize, agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the foregoing prohibited actions.

Chesapeake Utilities has agreed that, except as expressly contemplated by the merger agreement or with the prior written consent of Gatherco, it will not:

•	amend its amended and restated certificate of incorporation or amended and restated bylaws, as amended, in a manner that would materially and adversely affect the Gatherco shareholders relative to the Chesapeake Utilities stockholders;

•	take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	authorize, agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the foregoing prohibited actions.

Acquisition Proposals by Third Parties; Change in Gatherco Board Recommendation

Gatherco has agreed that it will not solicit or encourage inquiries or proposals with respect to any other acquisition proposal for Gatherco or its businesses. Gatherco has also agreed that it will not engage in any discussions or negotiations concerning any other such acquisition proposal, or provide any information to any person relating to any other such acquisition proposal.

However, if Gatherco receives an unsolicited bona fide written acquisition proposal:

•	by a qualified bidder;

•	that did not result from or arise in connection with a breach of its non-solicitation obligations;

•	that was received prior to the Gatherco shareholders meeting; and

•	that the Gatherco board of directors has determined, in its good faith judgment (after consultation with Gatherco’s financial advisors and outside legal counsel), is or is reasonably likely to result in an acquisition proposal superior to the terms of the merger, then Gatherco may engage in discussions and negotiations with, and furnish information to, such qualified bidder if, and only to the extent that, the Gatherco board of directors has determined, in its good faith judgment (upon consultation with Gatherco’s outside legal counsel), that the failure to do so would violate its fiduciary duties under applicable law; provided, that:

•	prior to taking any such action, Gatherco has obtained from such qualified bidder an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Gatherco than, the terms of the confidentiality agreement with Chesapeake Utilities;

•	at least 48 hours prior to providing any information to such qualified bidder or entering into any discussions or negotiations with such qualified bidder, Gatherco promptly notifies Chesapeake Utilities in writing of (i) its intent to so furnish information or enter into discussions and negotiations with such qualified bidder, (ii) the name of such qualified bidder and (iii) the material terms and conditions of any such acquisition proposal (and attaching any agreement and all material related documentation providing for such acquisition proposal); and

•	Gatherco simultaneously provides or makes available to Chesapeake Utilities any information concerning Gatherco or its subsidiaries provided or made available to such qualified bidder that was not previously provided or made available to Chesapeake Utilities.

At any time prior to the Gatherco shareholders meeting, the Gatherco board of directors may withdraw or change its recommendation of the merger agreement if and only if (i) from and after the date of the merger agreement, Gatherco has complied with its obligations under the merger agreement regarding such shareholders meeting and its non-solicitation obligations under the merger agreement with respect to third party acquisition proposals, and (ii) the Gatherco board of directors has determined in good faith, upon consultation with outside counsel, that the failure to take such action would violate its fiduciary duties under applicable law; provided, that the Gatherco board of directors may not effect such a withdraw or change in its recommendation of the merger agreement unless:

•	Gatherco has received an unsolicited bona fide written acquisition proposal from a qualified bidder and the Gatherco board of directors has concluded in good faith (after consultation with Gatherco’s financial advisors and outside legal counsel) that such acquisition proposal is superior to the terms of the merger, after taking into account any amendment or modification to the merger agreement agreed to or proposed by Chesapeake Utilities;

•	Gatherco has provided prior written notice to Chesapeake Utilities at least five business days in advance of taking such action, which notice advises Chesapeake Utilities that the Gatherco board of directors has received a superior proposal, specifies the material terms and conditions of such superior proposal (and attaches any agreement and all material related documentation providing for such superior proposal), and identifies the qualified bidder making the superior proposal);

•	during such five-day period, Gatherco has negotiated with Chesapeake Utilities in good faith (to the extent Chesapeake Utilities desires to so negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

•	Gatherco has concluded in good faith (after consultation with Gatherco’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Chesapeake Utilities, if any, that such third party acquisition proposal continues to constitute a superior proposal.

Other Agreements

In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, including the following:

•	we agreed to use reasonable best efforts to take all appropriate action and to do all things reasonably necessary, proper or advisable to satisfy the conditions to the other party’s obligation to consummate the merger set forth in the merger agreement, including using reasonable best efforts to promptly obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the merger;

•	we agreed that Chesapeake Utilities and Gatherco will give notice to the other party of:

•	the discovery that any of its representations or warranties contained in the merger agreement was, when made, or has subsequently become or is reasonably likely to become, untrue or inaccurate in any material respect;

•	any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the merger agreement;

•	the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the transactions contemplated by the merger agreement not to be satisfied;

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

•	any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement; and

•	as to Gatherco, any other material development relating to it;

•	we agreed that Gatherco will (i) promptly advise Chesapeake Utilities in writing of any litigation threatened, commenced or asserted against it or any of its shareholders, directors, officers or affiliates relating to the merger agreement, the merger, or any of the other transactions contemplated by the merger agreement, and (ii) give Chesapeake Utilities the opportunity to reasonably participate in the defense or settlement of any such litigation;

•	we agreed that Gatherco will convene a special meeting of its shareholders as promptly as practicable after Chesapeake Utilities has obtained the SEC’s declaration of effectiveness of its registration statement for the Chesapeake Utilities common stock to be issued in the merger, to consider and vote on the merger agreement and the transactions contemplated thereby, including the merger;

•	we agreed that Chesapeake Utilities will:

•	use its reasonable best efforts to cause the shares of its common stock and the attached rights to be issued in the merger to be authorized for listing on the NYSE (subject to official notice of issuance) before the effective time of the merger;

•	reserve a sufficient number of shares of its common stock and rights to fulfill its obligations under the merger agreement with respect to the payment of the merger consideration; and

•	use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement;

•	we agreed that:

•	Chesapeake Utilities and Gatherco will promptly prepare this proxy statement/prospectus;

•	Chesapeake Utilities will promptly prepare and file with the SEC the registration statement for the Chesapeake Utilities common stock to be issued in the merger;

•	Chesapeake Utilities and Gatherco will use their respective reasonable best efforts to have such registration statement declared effective under the Securities Act as promptly as practicable after such filing; and

•	Gatherco will promptly thereafter mail or deliver this proxy statement/prospectus to its shareholders;

•	we agreed that:

•	Chesapeake Utilities and Gatherco will:

•	cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental authorities;

•	have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Chesapeake Utilities or Gatherco, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by the merger agreement;

•	consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by the merger agreement and keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement; and

•	consult with the other in advance of any meeting or conference with any governmental authority and, to the extent permitted by such governmental authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences;

•	none of the foregoing or any other provision of the merger agreement will require Chesapeake Utilities or any its affiliates to:

•	sell, hold, divest, discontinue or limit, before or after the effective time of the merger, any assets, businesses or interests of Chesapeake Utilities or any of its affiliates;

•	take or commit to take any other actions in connection with obtaining such permits, consents, approvals and authorizations, or agree to or suffer any condition or restriction on it or any of its affiliates in connection therewith, that would or could reasonably be expected to have a material adverse effect or materially and adversely impact the economic or business benefits to Chesapeake Utilities of the transactions contemplated by the merger agreement; or

•	agree to any material modification or waiver of the terms and conditions of the merger agreement;

•	we agreed that:

•	Chesapeake Utilities and Gatherco will, upon request, furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the registration statement for the Chesapeake Utilities common stock to be issued in the merger, or any other statement, filing, notice or application made by or on behalf of Chesapeake Utilities, Gatherco or any of their respective subsidiaries to any governmental authority in connection with the merger and the other transactions contemplated by the merger agreement;

•	none of the information supplied or to be supplied by Chesapeake Utilities or Gatherco for inclusion or incorporation by reference in (i) the registration statement for the Chesapeake Utilities common stock to be issued in the merger will, at the time such registration statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) this proxy statement/prospectus and any amendment or supplement thereto will, at the date of mailing to the Gatherco shareholders and at the time of the special meeting of the Gatherco shareholders to consider and vote on the merger agreement and the transactions contemplated thereby, including the merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading; and

•	if Chesapeake Utilities or Gatherco becomes aware that any information furnished by it would cause any of the statements in the registration statement for the Chesapeake Utilities common stock to be issued in the merger or this proxy statement/prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, it will promptly inform the other party thereof and take appropriate steps to correct the registration statement or the proxy statement/prospectus;

•	we agreed that Chesapeake Utilities and Gatherco will promptly advise the other upon receiving any communication from any governmental authority the consent or approval of which is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any regulatory approval required for the consummation of the transaction contemplated by the merger agreement, including the merger, will not be obtained or that the receipt of any such approval may be materially delayed;

•	we agreed that Gatherco will provide Chesapeake Utilities, and Chesapeake Utilities’ officers, employees, agents and other representatives, reasonable access during normal business hours to Gatherco’s officers, employees, agents, representatives, assets and properties, offices, systems and other facilities, contracts, accounts, deeds, title papers, insurance policies, minute books and other books and records, and Gatherco will furnish Chesapeake Utilities with such financial, operating and other data and information as Chesapeake Utilities may reasonably request (provided that such investigation does not unreasonably interfere with Gatherco’s business or operations);

•	we agreed that:

•	Chesapeake Utilities will have the right to conduct such due diligence investigations and environmental assessments of Gatherco’s property, systems, pipeline easements and other properties and assets prior to the effective time of the merger as Chesapeake Utilities deems necessary or desirable, in its sole discretion, and

•	Gatherco will make available to Chesapeake Utilities or its designees, for inspection and copying, at any time during regular business hours and upon reasonable notice, any reports regarding the assessment, investigation, testing, sampling or remediation of soil, surface water or groundwater on, at, in, under or migrating from Gatherco’s property, the underlying real property, systems, pipeline easements and other properties and assets;

•	with respect to Gatherco’s employees and related matters, we agreed that:

•	those Gatherco employees who continue to be employed by the Surviving Entity upon completion of the merger, which is contemplated to be all of the Gatherco employees, will be provided benefits comparable to those provided to other similarly situated employees of Chesapeake Utilities or its subsidiaries, as applicable;

•	those Gatherco employees who continue to be employed by the Surviving Entity upon completion of the merger will receive credit for their continuous employment with Gatherco from their most recent hire date by Gatherco through the completion date of the merger for purposes of eligibility to participate, vesting and vacation entitlement (but not benefit accrual) under any Chesapeake Utilities employee benefit plan that is extended to such employees (but no credit will be required that would result in a duplication of benefits);

•	Chesapeake Utilities will use reasonable best efforts to cause to be waived any limitations on benefits relating to any pre-existing conditions to the extent required by applicable law and recognize, for purposes of annual deductible, co-payment and out-of-pocket limits under its medical and dental plans, deductible, co-payment and out-of-pocket expenses paid by the Gatherco employees who continue to be employed by the Surviving Entity upon completion of the merger under an employee plan that is a medical or dental plan, respectively, in the respective plan year in which the merger occurs;

•	each employee of Gatherco and the Coop who remains employed continuously by Chesapeake Utilities, the Surviving Entity and/or the Coop, as the case may be, for two years following the completion date of the merger will be entitled to receive a bonus payment in cash equal to 15% of such employee’s annual base salary in effect as of the second anniversary of such completion date, payable in a single lump sum cash payment; and

•	contingent upon the completion of the merger, Gatherco shall adopt such resolutions and/or amendments to terminate its 401(k) plan and other tax-qualified savings plans, if any, after first adopting any amendments required by law to maintain the Gatherco 401(k) plan’s tax-qualified status;

•	we agreed that, upon completion of the merger, all rights to indemnification, advancement of expenses and exculpation by Gatherco now existing in favor of any current or former officer or director of Gatherco as and to the extent provided in the Gatherco articles of incorporation and code of regulations as in effect on the date of the merger agreement will be assumed by the Surviving Entity and will survive the merger and remain in full force and effect in accordance with their terms;

•	we agreed that, for a period of six years following the effective time of the merger, Chesapeake Utilities will use its reasonable best efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Gatherco with respect to claims against such directors and officers arising from actions or omissions in their capacity as such occurring before the effective time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such indemnified persons, as that coverage provided by Gatherco as of the date of the merger agreement; provided that in no event will Chesapeake Utilities be required to expend, on an annual basis, an amount in excess of 150% of the annual premiums paid as of the date of the merger agreement by Gatherco for any such insurance;

•	we agreed that neither Chesapeake Utilities nor Gatherco will complete another transaction or enter into an agreement with respect to another transaction or take any other action if the intent or reasonably likely anticipated consequence of such transaction or action is, or would be, to cause any governmental authority to delay or not grant approval of, or to take legal action to seek to prevent, the consummation, in whole or in part, of the transactions contemplated by the merger agreement;

•	we agreed that, in consultation with Chesapeake Utilities, Gatherco will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to give all notices to, and obtain all consents or approvals required by it from, third parties other than governmental authorities in order to consummate the transactions contemplated by the merger agreement as promptly as practicable;

•	we agreed that Chesapeake Utilities (i) will take all commercially reasonable action necessary to cause Merger Sub to perform its obligations under the merger agreement and to complete the merger on the terms and subject to the conditions set forth in the merger agreement and (ii) unconditionally guarantees the full and complete performance by Merger Sub or the Surviving Entity, as applicable, of their respective obligations under the merger agreement;

•	we agreed that, (i) prior to the effective time of the merger, Chesapeake Utilities and Gatherco will consult with each other and obtain the consent of the other party before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger, and (ii) for a period of three months after the effective time of the merger, Chesapeake Utilities and the shareholder agent will consult with each other and obtain the consent of the other party before issuing any press release or otherwise making any public statements with respect to merger agreement or the merger, except in each case to the extent disclosure is legally required, in which case the applicable parties will consult with each other and use reasonable best efforts to agree upon the text prior to any such disclosure, to the extent reasonably feasible under the circumstances;

•	with respect to certain tax matters, we agreed that:

•	the Gatherco shareholders will be liable for and will pay (and will indemnify and hold harmless Chesapeake Utilities against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any governmental authority, including any interest and penalties, in connection with the transactions contemplated by the merger agreement as they relate to the Gatherco shareholder;

•	Chesapeake Utilities will prepare and file all tax returns for Gatherco that are filed after the closing date of the merger and will (i) permit the shareholder agent to review and comment on each such tax return that relates to a period ending on or before, or including, the completion date of the merger, and (ii) make such revisions to any such tax return that relates to such period as is reasonably requested by the shareholder agent provided such revisions (A) are consistent with the past practices of, and the tax positions taken by, Gatherco and its subsidiaries, (B) are consistent with applicable law, and (C) are not reasonably likely to have a material adverse impact to Chesapeake Utilities or any of its affiliates on and after the completion date of the merger;

•	the shareholder agent and Chesapeake Utilities will, after the completion of the merger until expiration of the statute of limitations applicable for taxable periods ending on or before, or including, the completion date of the merger, cooperate fully with each other, as and to the extent reasonably requested by the other, in connection with the filing of any tax returns for taxable periods ending on or before, or including, such completion date and any audit, litigation or other proceedings in respect of taxes;

•	the shareholder agent and Chesapeake Utilities will (i) retain all books and records with respect to tax matters relating to any taxable period beginning before the completion date of the merger until the expiration of the statute of limitations of the respective tax periods, and abide by all record retention agreements entered into with any governmental authority, and (ii) give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, will allow such other party to take possession of such books and records;

•	Chesapeake Utilities will control all examinations, audits or other administrative or judicial proceedings regarding any tax return or taxes of Gatherco from and after the effective time of the merger;

•	in the case of any taxes that are imposed on a periodic basis and are payable for a period that includes but does not end on the date of completion of the merger, the portion of such tax which relates to the period on or prior to such date of completion will (i) in the case of any taxes other than taxes based upon or related to income, receipts or payroll, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the period ending on or before the date of completion of the merger, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any tax based upon or related to income, receipts or payroll, be deemed equal to the amount which would be payable if the relevant taxable period ended on the date of completion of the merger; and

•	Chesapeake Utilities will not (i) amend any of Gatherco’s tax returns filed with respect to any taxable period ending on or before, or including, the date of completion of the merger, or (ii) make any tax election that would have retroactive effect to any such taxable period, in each case without the prior written consent of the shareholder agent;

•	we agreed that, subject to applicable law, Gatherco will cooperate with Chesapeake Utilities to facilitate the integration of the parties and their respective businesses effective as of the date of completion of the merger or such later date as may be determined by Chesapeake Utilities;

•	we agreed that if either of the tax opinions referred to below (see “—Conditions to Completion of the Merger”) cannot be rendered (as reasonably determined by Vorys, Sater, Seymour and Pease LLP or Baker & Hostetler LLP, respectively) as a result of the merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Chesapeake Utilities will increase the stock consideration to be issued in the merger (applying the closing price of shares of the Chesapeake Utilities common stock on the last trading day prior to the date of completion of the merger) to the minimum extent necessary to enable the relevant tax opinion to be rendered and make corresponding adjustments to the amount of the cash consideration to be issued in the merger, the per share escrow amount and/or the amount of any additional consideration as appropriate; and

•	we agreed that, with respect to certain specified sites along Gatherco’s 2,400 miles of rights of way and certain specified Gatherco facilities, Chesapeake Utilities will use its reasonable best efforts to determine in good faith as promptly after the date of the merger agreement as reasonably practicable (i) whether remediation is required under applicable environmental laws to address a release and (ii) to estimate the cost of any such remediation.

Conditions to Completion of the Merger

The obligations of Chesapeake Utilities and Gatherco to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement and the merger must be approved by the requisite vote of holders of Gatherco common shares;

•	the Chesapeake Utilities common stock that is to be issued in the merger must be authorized for listing on the NYSE;

•	the registration statement filed with the SEC of which this proxy statement/prospectus is a part must be effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•	there must be no law or governmental order in effect that has the effect of making completion of the merger illegal or otherwise prohibiting completion of the merger; and

•	all regulatory approvals required to consummate the merger shall have been obtained and remain in full force and effect.

Gatherco’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Chesapeake Utilities’ representations and warranties contained in the merger agreement must be true and correct in all material respect (except for representations and warranties qualified by the words “material” or “Material Adverse Effect,” which are required to be true and correct in all respects);

•	Chesapeake Utilities must have performed in all material respects all obligations required to be performed by it under the merger agreement; and

•	receipt of a legal opinion from Vorys, Sater, Seymour and Pease LLP, dated as of the date the merger is completed and based on the facts, representations and assumptions described in the opinion, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

In addition, Chesapeake Utilities’ obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Gatherco’s representations and warranties contained in the merger agreement must be true and correct in all material respects (except for representations and warranties qualified by the words “material” or “Material Adverse Effect” and certain fundamental representations, which are required to be true and correct in all respects);

•	Gatherco must have performed in all material respects all obligations required to be performed by it under the merger agreement;

•	receipt of a legal opinion from Baker & Hostetler LLP, dated as of the date the merger is completed and based on the facts, representations and assumptions described in the opinion, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the number of dissenting shares must not exceed 10% of the outstanding Gatherco common shares;

•	the shareholder agent and the escrow agent must have entered into the escrow agreement with Chesapeake Utilities;

•	no material adverse effect with respect to Gatherco will have occurred and be continuing;

•	Gatherco shall have obtained all required third party consents, on terms that are not materially burdensome or adverse to the Surviving Entity or Chesapeake Utilities;

•	Gatherco shall have submitted to Chesapeake Utilities (i) its statement of the estimated closing net working capital and (ii) the closing payment schedule for payment of the merger consideration and option merger consideration;

•	no proceeding challenging the merger agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay completion of the merger or seeking damages from either Gatherco or Chesapeake Utilities incident to the merger agreement or the transactions contemplated thereby, will have been instituted by any person before any governmental authority and be pending (other than any fair value proceeding for dissenting shares pursuant to Ohio law);

•	there shall be no litigation of any nature pending by or before any governmental authority, and no injunction or other governmental order or law (i) requiring Chesapeake Utilities to hold separate the assets of Chesapeake Utilities or any of its subsidiaries, (ii) restricting Chesapeake Utilities from exercising full voting rights with respect to its equity interests in the Surviving Entity, (iii) that would permit completion of the merger only if certain sales or divestitures were made or if Chesapeake Utilities were to agree to material limitations on the business activities or operations of any of it or its subsidiaries, or (iv) requiring Chesapeake Utilities to incur any material losses in connection therewith; and

•	Gatherco shall have delivered to Chesapeake Utilities:

•	certified copies of resolutions of the Gatherco board of directors and shareholders authorizing the merger agreement and the completion of merger and the other transactions contemplated by the merger agreement; and

•	written resignations of all directors and officers of Gatherco and its subsidiary, effective as of the effective time of the merger.

If additional regulatory approvals necessary to complete the merger are required, no assurance can be provided as to if, or when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before June 30, 2015, either Chesapeake Utilities or Gatherco may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any of its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated by either Chesapeake Utilities or Gatherco at any time prior to the effective time of the merger:

•	by our mutual consent;

•	if the merger is not completed on or before June 30, 2015, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to fulfill any of its obligations under the merger agreement; provided, that neither party may terminate the merger agreement for this reason during the pendency of any legal proceeding initiated by either party seeking specific performance of the merger agreement;

•	if any governmental authority that must grant a regulatory approval has denied approval of the merger by final and nonappealable action or if there is any law or final and nonappealable governmental order in effect prohibiting completion of the merger;

•	if the other party has breached a representation, warranty or covenant contained in the merger agreement that would cause any condition to the terminating party’s obligation to complete the merger contained in the merger agreement not to be satisfied;

•	if any of the conditions to the terminating party’s obligation to complete the merger contained in the merger agreement become incapable of fulfillment as of the effective time of the merger, unless the terminating party’s failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of such condition to be capable of fulfillment; or

•	if Gatherco’s shareholders fail to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger.

The merger agreement may also be terminated by Chesapeake Utilities at any time before the effective time of the merger:

•	if Gatherco’s board of directors (i) submits the merger agreement and the transactions contemplated thereby to its shareholders without a recommendation for approval or (ii) withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to Chesapeake Utilities, such recommendation for approval or takes any action, or makes any public statement, filing or release inconsistent with the such recommendation;

•	if Gatherco has breached any of its covenants (i) to submit the merger agreement to the Gatherco shareholders, (ii) to take all action necessary to duly convene a meeting of its shareholders to consider and vote upon approval and adoption of the merger agreement, (iii) to use its reasonable best efforts to obtain its shareholders’ approval of the merger agreement and the transactions contemplated thereby, including the merger, (iv) to adjourn the shareholders’ meeting to consider and vote upon approval and adoption of the merger agreement if necessary in order to obtain a quorum, or (v) not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, as described above under “—Acquisition Proposals by Third Parties; Change in Gatherco Board Recommendation”; or

•	if the number of dissenting shares exceeds 10% of the outstanding Gatherco common shares.

The merger agreement also provides that Gatherco must pay Chesapeake Utilities a termination fee in certain situations. In particular, Gatherco will pay Chesapeake Utilities a fee of $2,000,000:

(i) if (A) any of the following occurs:

•	Chesapeake Utilities or Gatherco terminates the merger agreement because the merger is not completed on or before June 30, 2015;

•	Chesapeake Utilities terminates the merger agreement because of a breach of the merger agreement by Gatherco that would allow Chesapeake Utilities not to complete the merger; or

•	Chesapeake Utilities or Gatherco terminates the merger agreement because Gatherco’s shareholders fail to adopt and approve the merger agreement and the merger;

and prior to any such termination, there has been publicly announced a proposal by a third party to acquire Gatherco or its businesses or an intention to make such a proposal, and (B) within 12 months of such termination Gatherco either (1) completes a transaction for the acquisition of Gatherco or its businesses or (2) enters into any agreement contemplating or otherwise relating to any such transaction or proposal therefor, whether or not such transaction or proposal is subsequently completed; or

(ii) if Chesapeake Utilities terminates the merger agreement because:

•	Gatherco’s board of directors withdraws, qualifies or adversely modifies its recommendation to the Gatherco shareholders that they adopt and approve the merger agreement and the merger; or

•	Gatherco fails to comply with its obligations not to solicit or encourage inquiries or proposals with respect to any proposal by a third party for the acquisition of Gatherco or its businesses, in circumstances not permitted under the merger agreement.

Waiver and Amendment of the Merger Agreement

The merger agreement may be amended, modified or waived (a) prior to the effective time of the merger, by Chesapeake Utilities and Gatherco, by action taken by or authorized by their respective boards of directors, if such amendment or waiver is in writing and signed, in the case of an amendment, by Gatherco and Chesapeake Utilities or, in the case of a waiver, by the party against whom the waiver is to be effective and (b) after the effective time of the merger, by Chesapeake Utilities and the shareholder agent if such amendment or waiver is in writing and signed, in the case of an amendment, by Chesapeake Utilities and the shareholder agent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after the Gatherco shareholders have approved the merger agreement, no such amendment shall be made without approval of the Gatherco shareholders except as allowed under applicable law.

Stock Exchange Listing

Chesapeake Utilities has agreed to use its reasonable best efforts to list the Chesapeake Utilities common stock to be issued in the merger on the NYSE. It is a condition to the completion of the merger that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, Chesapeake Utilities expects that its common stock will continue to trade on the NYSE under the symbol “CPK.”

Dissenters’ Rights of Gatherco Shareholders

To the extent permitted by the OGCL, Gatherco common shares that are issued and outstanding as of the date fixed by the Gatherco board of directors for the determination of shareholders entitled to notice of the shareholders’ meeting to consider and vote upon the merger agreement and the merger and that are held by any Gatherco shareholder who is entitled to demand and properly demands payment of the fair value of such common shares pursuant to, and that complies in all respects with, Section 1701.85 of the OGCL (such shares referred to as “dissenting shares”) will not be converted into, or represent the right to receive, the merger consideration. Such shareholders will be entitled to payment of the fair value of such dissenting shares in accordance with and subject to Section 1701.85 of the OGCL; provided, however, that if any holder of dissenting shares fails to perfect or withdraws or loses such holder’s right to be paid fair value under Section 1701.85 of the OGCL, then the right of such holder to be paid fair value for such dissenting shares will cease and such dissenting shares will be deemed to have been converted into, and to have become exchangeable for, as of the effective time of the merger, the right to receive the merger consideration as provided in the merger agreement.

Indemnification

The merger agreement provides that Gatherco shareholders, severally and not jointly, will defend, indemnify, and hold Chesapeake Utilities and its affiliates and representatives harmless, in an aggregate amount up to the amount of each shareholder’s pro rata share of the escrow amount (with certain exceptions), for any losses, damages, liabilities, claims, judgments, settlements, fines, costs, or expenses (in excess of a threshold amount in certain circumstances and net of certain tax benefits and insurance proceeds, if any) that are incurred by Chesapeake Utilities or any of its affiliates or representatives by reason of or for:

•	any inaccuracy or breach by Gatherco of a representation or warranty contained in the merger agreement or in any instrument delivered pursuant to the merger agreement;

•	Gatherco’s failure to perform or comply with any covenant or agreement contained in the merger agreement;

•	any payment in respect of any dissenting shares in excess of the merger consideration that would have been payable in respect of such shares if they were not dissenting shares in accordance with the merger agreement, and reasonable out-of-pocket costs or expenses incurred by Chesapeake Utilities in respect of any claims relating to dissenting shares;

•	any claim made by any person that such person is or was entitled to receive any amount or property in such person’s capacity as a holder of capital stock of or other equity interests in Gatherco in excess of the merger consideration to be received by such person pursuant to the merger agreement, other than any claim in respect of dissenting shares;

•	any transaction expenses incurred by Gatherco in connection with the merger agreement to the extent not paid by Gatherco at or prior to the completion of the merger, or if paid by Chesapeake Utilities or the Surviving Entity at, prior to or after the completion of the merger, to the extent not deducted in the determination of closing cash consideration payable to the Gatherco shareholders upon completion of the merger;

•	all environmental remediation costs if it is reasonably likely that the releases requiring such remediation occurred prior to the closing date of the merger, the remediation is required by applicable environmental law and unless Gatherco can demonstrate that the releases requiring remediation did not arise from Gatherco’s operations; or

•	all taxes of Gatherco relating to all taxable periods ending on or before the date of completion of the merger and the portion of taxes of Gatherco attributable to any period that includes (but does not end on) the date of completion of the merger (other than taxes that (i) have not yet been paid but are accrued on the audited balance sheet of Gatherco as of June 30, 2014 or (ii) are attributable to Gatherco’s operations since June 30, 2014).

Certain representations and warranties subject to the escrow agreement survive for a period of 12 months. With respect to these representations and warranties, Chesapeake Utilities may not make a claim against the escrow until all of its aggregate losses exceed a threshold amount of $431,250 and then may only make claims to the extent its losses exceed the threshold amount.

Any indemnification for environmental remediation costs as described above would also be subject to the $431,250 threshold, would be paid from the indemnification escrow fund and would be separately capped at $1,650,000.

Certain representations and warranties are deemed to be fundamental representations. These include representations regarding Gatherco’s existence as a corporation, the validity of its organizational documents, its capitalization, its authority to enter into the merger agreement and the fact that no one is entitled to a broker or finder’s fee other than Jefferies. Neither the threshold amount nor the escrow limit Chesapeake Utilities’ right to recovery for breaches of the fundamental representations, and some of such fundamental representations survive beyond 12 months.

Any payment to Chesapeake Utilities in accordance with the indemnification provision of the merger agreement will be treated for tax purposes as an adjustment to the consideration for the Gatherco common shares.

Shareholder Agent

By approving the merger agreement or by executing and delivering a letter of transmittal in connection with the exchange of Gatherco common shares for the merger consideration, the Gatherco shareholders will be deemed to have authorized and appointed Christian S. Gerig as the shareholder agent for each such shareholder, as the agent and attorney-in-fact for and on behalf of such shareholder to act on behalf of such shareholder with respect to the merger agreement, the escrow agreement and the exchange agent agreement to the fullest extent permitted by applicable law and to take any and all actions and make any decisions required or permitted to be taken by the shareholder agent pursuant to the merger agreement, the escrow agreement or the exchange agent agreement, including the power to, among other things, (i) give and receive notices and communications under the merger agreement and under the escrow agreement and the exchange agent agreement, (ii) authorize delivery to Chesapeake Utilities of amounts from the escrow fund in satisfaction of indemnification claims by Chesapeake Utilities or any of its affiliates or representatives pursuant to the merger agreement, (iii) object to such deliveries, and (iv) bring actions, agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes or other matters relating to the merger agreement, including payment of merger consideration, the determination of contingent consideration, or indemnification claims under the merger agreement.

The shareholder agent may resign at any time so long as the holders of a majority in interest of the escrow fund have first appointed a new shareholder agent. In the event of the death or disability of the shareholder agent, a successor shareholder agent will be appointed by the former Gatherco shareholders who hold a majority in interest of the escrow fund. The shareholder agent may be changed from time to time by holders of a two-thirds interest of the escrow fund and upon not less than 30 days’ prior notice to Chesapeake Utilities. The shareholder agent will not receive compensation for his services but will be entitled to reimbursement of expenses from the shareholder agent fund.

Any decision, act, consent or instruction of the shareholder agent will constitute a decision of all former Gatherco shareholders, and will be final, binding and conclusive upon each of the former Gatherco shareholders, and the escrow agent, the paying agent and Chesapeake Utilities are entitled to rely conclusively upon any such decision, act, consent or instruction of the shareholder agent as being the decision, act, consent or instruction of each such former Gatherco shareholder.

The shareholder agent will not be liable for any act done or omitted as shareholder agent while acting in good faith. The former Gatherco shareholders will severally indemnify, on the basis of each such holder’s pro rata share of Gatherco common shares immediately prior to completion of the merger, the shareholder agent and hold the shareholder agent harmless against any loss, liability or expense incurred without reckless or intentional misconduct or bad faith on the part of the shareholder agent and arising out of or in connection with the acceptance or administration of the shareholder agent’s duties under the merger agreement, including the reasonable fees and expenses of any legal counsel retained by the shareholder agent.

In order to pay for the fees and expenses of the shareholder agent, including the fees and expenses of legal counsel, accountants or other third parties retained by the shareholder agent on the shareholders’ behalf, an amount equal to $250,000 will be withheld from the cash consideration otherwise payable to the Gatherco shareholders at the closing. Any remaining portion of this amount will be distributed to the Gatherco shareholders after the shareholder agent’s services are no longer required, which period could extend for a number of years after closing in order to address potential disputes regarding additional consideration payable to the Gatherco shareholders.

INFORMATION ABOUT THE GATHERCO SHAREHOLDERS MEETING AND VOTING

The Gatherco board of directors is using this document to solicit proxies from the holders of Gatherco common shares for use at the special meeting of Gatherco’s shareholders. Gatherco is first mailing this proxy statement/prospectus and accompanying form of proxy to Gatherco shareholders on or about [            ], 2015.

Matters Relating to the Meeting

Date, Time and Place:	[ ], 2015 at 10:30 a.m., Eastern Daylight Time, at the Gatherco Orrville office located at 300 Tracy Ridge Road, Orrville, Ohio 44667

Admission to Meeting:	All holders of Gatherco common shares are invited to attend the special meeting. Holders of record of Gatherco common shares as of the record date can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a valid proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name, have a letter from the record holder of your shares or other evidence confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Gatherco reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Purpose of Meeting:

To consider and vote on:

•   a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 30, 2015, by and among Gatherco, Chesapeake Utilities, Merger Sub and the shareholder agent, and the transaction contemplated thereby, including the merger of Gatherco with and into Merger Sub; and

•   a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to permit the further solicitation of proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Record Date:	February 24, 2015

Outstanding Common Shares as of the Record Date:	17,178

Shares Entitled to Vote:	Each Gatherco common share outstanding on the record date

Quorum Requirement:	Majority of the Gatherco common shares outstanding and entitled to vote

Shares Beneficially Owned by Gatherco Directors and Executive Officers as of Record Date:	9,316

Vote Necessary to Approve the Gatherco Proposal

Approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding Gatherco common shares. The holders of a majority of the common shares represented at a meeting, whether or not a quorum is present, may adjourn the meeting.

Submitting Your Proxy

You may vote in person by ballot at your special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby revoking any proxy previously given.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Gatherco in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Vote by Proxy

Even though you may attend the special meeting, it is requested that you submit your proxy. This will ensure that your vote is cast in the event you are not able to attend the special meeting. You may submit your proxy by:

Telephone. You can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Daylight Time on [            ], 2015. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you submit your proxy by telephone, you do not need to return your proxy card.

Internet. The secure website for Internet voting can be found on your proxy card. Internet voting is available 24 hours a day, and will be accessible until 11:59 p.m. Eastern Daylight Time on [            ], 2015. If you submit your proxy over the Internet, you do not need to return your proxy card.

Mail. To submit your proxy by mail, complete, date and sign your proxy card, and return it to Gatherco, Inc., c/o MacKenzie Partners, Inc., in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to Gatherco, Inc. c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016.

The proxy confers discretionary authority to the named proxies. Accordingly, if you submit your proxy but do not make specific choices, your proxy will follow the Gatherco board of directors’ recommendations and vote your shares as follows:

•	“FOR” approval and adoption of the merger agreement and the merger; and

•	“FOR” the adjournment of the Gatherco special meeting if necessary or appropriate to permit further solicitation of proxies.

Revoking Your Proxy

If you submit a completed proxy card with instructions on how to vote your shares and then wish to revoke your instructions, you should submit a notice of revocation to Gatherco as soon as possible. You may revoke your proxy at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or Internet;

•	notifying Gatherco’s Secretary that you are revoking your proxy by written notice that bears a date later than the date of the proxy and that is received prior to the Gatherco special meeting and states that you revoke your proxy; or

•	voting by ballot at the special meeting.

Voting in Person

If you are a shareholder of record and you wish to vote in person at the special meeting, a ballot will be provided at the meeting.

Proxy Solicitation

The solicitation of proxies from Gatherco shareholders is made on behalf of the Gatherco board of directors. Proxies may be solicited, without extra compensation, by Gatherco officers, directors and employees by mail, telephone, email, fax, personal interviews or other methods of communication.

Gatherco has retained MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. For these services, it expects to pay fees of $10,000, plus reasonable expenses.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by mail or by telephone or over the Internet.

Do not send in any stock certificates with your proxy cards. The paying agent will mail transmittal forms with instructions for the surrender of share certificates for Gatherco common shares to former Gatherco shareholders as soon as practicable after the completion of the merger.

DESCRIPTION OF CHESAPEAKE UTILITIES CAPITAL STOCK

The following summary of the capital stock of Chesapeake Utilities is subject in all respects to the applicable provisions of the Delaware General Corporation Law (“DGCL”), and Chesapeake Utilities’ amended and restated certificate of incorporation (referred to as the certificate of incorporation) and amended and restated bylaws, as amended (referred to as the bylaws) as in effect on the date of this proxy statement/prospectus and which will be in effect at the effective time of the merger. Copies of Chesapeake Utilities’ certificate of incorporation and bylaws will be sent to Gatherco shareholders upon request. See “Where You Can Find More Information;” see also “Comparison of Stockholder/Shareholder Rights.”

Authorized and Outstanding Capital Stock

Chesapeake Utilities’ authorized capital stock consists of 25,000,000 shares of common stock, par value $0.4867 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share, of which 200,000 shares have been designated as Series A Participating Cumulative Preferred Stock, par value $0.01 per share. As of February 24, 2015, there were 14,594,949 shares of common stock and no shares of preferred stock issued and outstanding, and no shares of common stock were held in Chesapeake Utilities’ treasury (noting, however, that United States GAAP requires that Chesapeake Utilities record the 53,125 shares of common stock currently held in the Rabbi Trust for its deferred compensation plan on its financial statements as treasury shares).

Common Stock

Voting Rights. Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which Chesapeake Utilities stockholders are entitled to vote, the holders of Chesapeake Utilities common stock vote together as a class, and every holder of Chesapeake Utilities common stock is entitled to cast one non-cumulative vote in person or by proxy for each share of common stock standing in such holder’s name on Chesapeake Utilities’ books.

Dividend Rights. Holders of Chesapeake Utilities common stock are entitled to receive dividends or other distributions as declared by the Chesapeake Utilities board of directors at its discretion. Chesapeake Utilities’ board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.

Conversion; Redemption. Holders of Chesapeake Utilities common stock are not entitled to any conversion rights and such shares are not subject to any redemption provisions.

Preemptive Rights. Holders of Chesapeake Utilities common stock are not entitled to any preemptive rights to subscribe for or otherwise acquire any of Chesapeake Utilities’ unissued or treasury shares or other securities nor are shares of Chesapeake Utilities common stock subject to any capital calls or assessments by Chesapeake Utilities.

Preferred Stock

Chesapeake Utilities’ board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

The Chesapeake Utilities board of directors has designated 200,000 authorized shares of preferred stock as “Series A Participating Cumulative Preferred Stock,” par value $0.01 per share, of which no shares are outstanding.

Anti-Takeover Considerations

The DGCL and the Chesapeake Utilities certificate of incorporation and bylaws contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change in control of Chesapeake Utilities. For a description of the provisions, see the Chesapeake Utilities information under “Comparison of Stockholder/Shareholder Rights—Stockholder/Shareholder Rights Plan,” “—Number of Directors; Classification of Board of Directors,” “—Removal of Directors,” “—Voting Rights in an Extraordinary Transaction,” —Business Combination and Control Share Acquisition Statutes,” and “—Amendments to Governing Documents.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for Chesapeake Utilities common stock.

COMPARISON OF STOCKHOLDER/SHAREHOLDER RIGHTS

Upon completion of the merger, Gatherco shareholders will receive Chesapeake Utilities common stock in exchange for their Gatherco common shares.

•	The rights of Chesapeake Utilities stockholders are and will be governed by the DGCL, Chesapeake Utilities’ certificate of incorporation and its bylaws.

•	The rights of Gatherco shareholders are governed by the OGCL, Gatherco’s articles of incorporation, as amended (referred to as the articles of incorporation), and its code of regulations (referred to as the regulations).

The following is a summary comparison of the respective material rights of holders of Chesapeake Utilities common stock and holders of Gatherco common shares. This summary is qualified in its entirety by reference to the DGCL, the OGCL, Chesapeake Utilities’ certificate of incorporation and bylaws, and Gatherco’s articles of incorporation and regulations. For a more complete understanding of the rights of Chesapeake Utilities stockholders and Gatherco shareholders, including the differences between being a stockholder of Chesapeake Utilities and shareholder of Gatherco, you should carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the OGCL, and Chesapeake Utilities’ certificate of incorporation and bylaws, which are incorporated by reference into this proxy statement/prospectus. Copies of Chesapeake Utilities’ certificate of incorporation and bylaws are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page 58.

Authorized Capital Stock

Chesapeake Utilities

The Chesapeake Utilities certificate of incorporation authorizes it to issue up to 25,000,000 shares of common stock, par value $0.4867 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share, 200,000 shares of which have been designated as Series A Participating Cumulative Preferred Stock, par value $0.01 per share.

Gatherco

The Gatherco articles of incorporation authorize it to issue up to 30,000 common shares, with no par value.

Stockholder/Shareholder Rights Plan

Chesapeake Utilities

The DGCL does not include a statutory provision expressly validating shareholder rights plans; however, such plans have generally been upheld by decisions of courts applying Delaware law. Chesapeake Utilities has in place a stockholder rights plan, referred to in this paragraph as the Plan, which is designed to protect the value of the investment made by its stockholders. Under the Plan, Chesapeake Utilities stockholders have the right to purchase from Chesapeake Utilities one-fiftieth of a share of Chesapeake Utilities Series A Participating Cumulative Preferred Stock, par value $0.01 per share, for each share of Chesapeake Utilities common stock, par value $0.4867, owned by the stockholders (referred to in this paragraph as the Right). The Rights are not exercisable until the Distribution Date (as defined in the Plan). Each Right may be exercised at a purchase price of $105 per share, subject to adjustment as provided in the Plan. The issuance of Rights has no dilutive effect, does not affect reported earnings per share, is not taxable to the stockholder, and does not change the way in which Chesapeake Utilities’ shares are currently traded.

The Gatherco shareholders will receive one Right with respect to each share of Chesapeake Utilities common stock received in connection with the merger.

Gatherco

Gatherco does not have a shareholder rights plan.

Number of Directors; Classification of Board of Directors

Chesapeake Utilities

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number, in which case a change in the number of directors shall be made only by amendment of the certificate. The DGCL further provides that directors need not be stockholders of the corporation unless the corporation’s certificate of incorporation or bylaws so provide. The certificate of incorporation and bylaws may also prescribe other qualifications for directors.

The Chesapeake Utilities certificate of incorporation provides that the number of directors will not be less than 5 nor more than 15, as may be fixed from time to time by the board. Chesapeake Utilities currently has 13 directors. Chesapeake Utilities’ directors are required to own Chesapeake Utilities common stock.

The DGCL permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.

Pursuant to the Chesapeake Utilities certificate of incorporation, Chesapeake Utilities’ board of directors is classified, with the board divided into three classes, Class I, Class II and Class III. Each director serves from the time of election and qualification until the third annual meeting following election and until a successor has been elected and qualified or until his or her earlier resignation, disqualification, disablement or removal from office. As a result, approximately one-third of the board positions are up for election each year. The Chesapeake Utilities certificate of incorporation provides that the number of directors in each class will be equal to the whole number contained in the quotient arrived at by dividing the number of directors fixed by the Chesapeake Utilities board by three and if a fraction is also contained in such quotient and if such fraction is one-third, the extra director will be a member of Class III, and if the fraction is two-thirds, one of the directors will be a member of Class III and the other will be a member of Class II.

Gatherco

The OGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or regulations. The OGCL further provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the regulations.

The Gatherco regulations provide that, except as may be otherwise fixed, the number of Gatherco directors will be seven. Gatherco currently has seven directors. The directors need not be Gatherco shareholders. Gatherco’s regulations provide for the annual election of directors.

Vacancies on the Board

Chesapeake Utilities

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Chesapeake Utilities bylaws provide that vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause will be filled by a majority of the remaining directors, even though less than a quorum, and such person shall hold office until the next annual meeting of stockholders, at which such person shall stand for election to serve until the next election of the class for which he or she is chosen and until a successor is elected and qualified.

Gatherco

The OGCL provides that, unless otherwise provided in the articles of incorporation, vacancies, including vacancies resulting from an increase in the number of directors, be filled by a majority of the remaining directors, although less than a quorum, or by the shareholders.

The Gatherco regulations provide that vacancies on the board resulting from death, resignation, removal, disqualification or other cause, or an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Any director elected to fill a vacancy on the board will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified.

Removal of Directors

Chesapeake Utilities

The DGCL provides that, in the absence of cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that in the case of a corporation that has a classified board, directors may be removed from office only for cause, unless the certificate of incorporation provides otherwise.

Chesapeake Utilities has a classified board and its certificate of incorporation provides that no director may be removed by the stockholders unless the director to be removed (i) is disabled or incapacitated to such an extent that such director is unable to perform his or her duties as a director, (ii) has been convicted of a felony and such conviction is no longer subject to appeal or (iii) has been adjudged to be liable for misconduct in the performance of his or her duties to Chesapeake Utilities and such adjudication is no longer subject to direct appeal.

Gatherco

The OGCL provides that if the shareholders have the right to vote cumulatively in the election of directors, then unless the articles of incorporation or the regulations provide otherwise, shareholders may remove a director with or without cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her.

Gatherco’s shareholders have the right to vote cumulatively in the election of directors, as cumulative voting is the default standard under the OCGL. The Gatherco regulations provide shareholders may remove a director with or without cause, by the vote of the holders of not less than a majority of the voting power entitling them to elect directors in place of those to be removed. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her.

Quorum for Meetings of Stockholders/Shareholders

Chesapeake Utilities

The DGCL generally provides that a quorum for a stockholders meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

The Chesapeake Utilities bylaws provide that, except as otherwise provided by law or the certificate of incorporation or elsewhere in the bylaws, at any meeting of stockholders, the holders of a majority of the issued and outstanding stock entitled to vote thereat, either present in person or represented by proxy, will constitute a quorum for the transaction of any business. In the absence of a quorum, the presiding officer of the meeting or the majority of the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting until a quorum is obtained. Even if a quorum exists, the presiding officer of the meeting, for good cause, or the majority of the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting. At the adjourned meeting Chesapeake Utilities may transact any business which might have been transacted at the original meeting.

Gatherco

The OGCL generally provides that a quorum for a shareholders meeting consists of the shareholders present in person, by proxy or by the use of communications equipment, unless the articles of incorporation or the regulations provide otherwise.

The Gatherco regulations provide that, at any meeting of shareholders, the holders of a majority of common shares of the corporation then outstanding and entitled to vote thereat, represented in person or by proxy, constitutes a quorum. The holders of a majority of the common shares represented at a meeting, whether or not a quorum is present, or the chairman of the board, the president, or the officer of the corporation acting as chairman of the meeting, may adjourn a meeting. If a quorum is present at such adjourned meeting, any business may be transacted as if the meeting had been held as originally called.

Voting Rights and Required Vote Generally

Chesapeake Utilities

The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. The DGCL further provides that unless a corporation’s certificate of incorporation or bylaws otherwise provides, directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders meeting at which a quorum is present (i.e., the nominees for director receiving the highest number of affirmative votes, up to the number of directors to be elected, are elected). Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a stockholders meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at a stockholders meeting at which a quorum is present.

Pursuant to the Chesapeake Utilities bylaws, in all matters other than the election of directors, the vote of a majority of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before a meeting unless the question is one upon which by express provision of the certificate of incorporation or of the bylaws, or by law, a different vote is required. The Chesapeake Utilities bylaws further provide that directors shall be elected, by ballot, by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the election of directors.

Gatherco

The OGCL provides that unless the articles of incorporation or the OGCL provides otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. The OGCL further provides that unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Pursuant to the OGCL, if a quorum exists, action on a matter (other than the election of directors) by the shareholders is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the OGCL requires a greater number of affirmative votes.

The Gatherco regulations provide at all elections of directors the candidates receiving the greatest number of votes shall be elected. The OGCL provides that, unless the articles of incorporation provide otherwise, each shareholder has the right to vote cumulatively in the election of directors. Any other matter submitted to the shareholders for their vote shall be decided by the vote of such proportion of the shares as required by the OGCL, the articles of incorporation or the regulations. The Gatherco articles of incorporation provide for a majority vote on all matters subject to the vote of the shareholders.

Voting Rights in an Extraordinary Transaction

Chesapeake Utilities

The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Although a Delaware corporation’s certificate of incorporation may provide for a greater vote, the Chesapeake Utilities certificate of incorporation does not require a greater vote except that the Chesapeake Utilities certificate of incorporation requires the affirmative vote of the holders of at least 75% of the total voting power of all outstanding shares for the approval of a merger or consolidation with, or a sale of substantially all of Chesapeake Utilities’ assets or business to, any person that owns or controls 5% or more of the outstanding Chesapeake Utilities common shares if such transaction (i) was not approved by resolution of the Chesapeake Utilities board prior to the acquisition of ownership or control of 5% of the outstanding Chesapeake Utilities common shares by such person or (ii) such transaction is between Chesapeake Utilities and another corporation 50% or more of the stock of which is owned by Chesapeake Utilities.

Gatherco

The OGCL provides that to effect a merger or consolidation, the merger agreement shall be approved by the directors of the corporation and adopted by the shareholders of the corporation at a meeting of the shareholders held for that purpose. Unless the corporation’s articles or code of regulations provide otherwise, the vote required to adopt an agreement of merger or consolidation is the affirmative vote of the holders of shares of that corporation entitling them to exercise at least two-thirds of the voting power of the corporation on such action or such different proportion as the articles may provide, but not less than a majority, and such affirmative vote of the holders of shares of any particular class as required by the articles of incorporation. Gatherco’s articles of incorporation require a majority vote on all matters subject to the vote of the shareholders.

Sequestration of Shares

Chesapeake Utilities

The DGCL provides that the shares of any person in a Delaware corporation may be attached or “sequestered” for debts or other demands. This provision could be used to assert jurisdiction against a non-resident holder of Chesapeake Utilities’ shares, thereby compelling the non-resident holder to appear in an action brought in a Delaware court.

Gatherco

The OGCL has no comparable provision.

Business Combination and Control Share Acquisition Statutes

Chesapeake Utilities

Section 203 of the DGCL is Delaware’s business combination statute. Section 203 is designed to protect publicly traded Delaware corporations, such as Chesapeake Utilities, from hostile takeovers, by prohibiting a Delaware corporation from engaging in a “business combination” with a person beneficially owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL.

Chesapeake Utilities has not opted out of the protections of Section 203 of the DGCL; however, these provisions do not apply to the merger with Gatherco.

Gatherco

The OGCL defines “control share acquisition” as the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation in respect of which the person may exercise or direct the exercise of voting power as provided in this division, would entitle the person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of such voting power: (1) one-fifth or more but less than one-third of such voting power; (2) one-third or more but less than a majority of such voting power; or (3) a majority or more of such voting power.

These provisions do not apply to the merger with Chesapeake Utilities because Gatherco is not an issuing public corporation as that term is defined in the OGCL.

Special Meetings of Stockholders/Shareholders

Chesapeake Utilities

The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or the bylaws. The DGCL does not require that stockholders be given the right to call special meetings.

The Chesapeake Utilities bylaws provide that special meetings, unless otherwise provided by law or by the certificate of incorporation, may be called by Chesapeake Utilities’ president and shall be called by Chesapeake Utilities’ president or secretary at the request in writing of a majority of its board, and not at the request of any other person. Such request must state the purpose or purposes of the proposed meeting.

Gatherco

The OGCL provides that special meetings may be called by the chairperson of the board of directors, the president, the board of directors, by any person or persons authorized to do so by the articles of incorporation or regulations and by holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, unless a greater percentage not to exceed 50% is required by the articles of incorporation or regulations.

The Gatherco regulations provide that meetings of the shareholders may be called by Gatherco’s chairman of the board, president or vice president authorized to exercise the authority of the president; the secretary; the directors by action at a meeting or a majority of directors acting without a meeting; or the holders of at least 25% of all shares outstanding and entitled to vote at the meeting.

Amendments to Governing Documents

Chesapeake Utilities

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Chesapeake Utilities certificate of incorporation provides that the provisions of the certificate of incorporation summarized, in part, above under “—Number of Directors; Classification of Board of Directors,” “—Removal of Directors,” “—Voting Rights in an Extraordinary Transaction” and “—Stockholder/Shareholder Action by Written Consent” and the provision of the certificate of incorporation summarized in this paragraph may not be repealed or amended unless such repeal or amendment is approved by the affirmative vote of the holders of at least 75% of the total voting power of all of Chesapeake Utilities’ outstanding shares. Chesapeake Utilities’ certificate of incorporation further provides that except as provided in the preceding sentence, any provision of the certificate of incorporation may be amended, altered, changed or repealed in the manner prescribed by the DGCL.

The DGCL provides that holders of a majority of the voting power of a corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

The Chesapeake Utilities certificate of incorporation provides the Chesapeake Utilities board with the authority to make, alter, amend and rescind the bylaws subject to the right of the Chesapeake Utilities stockholders to alter, amend or rescind the same. The Chesapeake Utilities bylaws provide that the bylaws may be altered or repealed at any regular meeting of the stockholders or at any special meeting of the stockholders, provided notice of the proposed alteration or repeal is contained in the notice of such special meeting, by the affirmative vote of the holders of 75% or more of outstanding shares of capital stock entitled to vote at such meeting and present or represented at the meeting. The Chesapeake Utilities bylaws further provide that the Chesapeake Utilities board may alter or repeal the bylaws by the affirmative vote of a majority of the entire board at any regular meeting of the board or at any special meeting of the board if notice of the proposed alteration or repeal is contained in the notice of such special meeting.

Gatherco

The OGCL permits the adoption of amendments to a corporation’s articles of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise two thirds of the voting power of the corporation, or a lesser, but not less than a majority, or greater vote as specified in the articles of incorporation. The Gatherco articles of incorporation provide for a majority vote on all matters subject to the vote of the shareholders.

The OGCL permits adoption of amendments to regulations by an affirmative vote of the majority of shares entitled to vote or by written consent from holders of two-thirds of the shares entitled to vote or by written consent or vote of a greater or lesser proportion as provided in the articles of incorporation or regulations but not less than the majority of voting power.

The Gatherco regulations provide that the regulations may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose or by written consent, only by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal.

Indemnification of Directors and Officers

Chesapeake Utilities

The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful. The DGCL further provides that no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The Chesapeake Utilities bylaws provide that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person is or was a director or officer of Chesapeake Utilities or is or was serving as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise at Chesapeake Utilities’ request, shall be indemnified and held harmless by Chesapeake Utilities to the fullest extent permitted by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to such person who has ceased to be a director or officer and shall inure to the benefit of the person’s heirs, executors and administrators. The Chesapeake Utilities bylaws further provide that the right to indemnification described in the immediately preceding sentence includes the right to be paid by Chesapeake Utilities the expenses incurred in defending any action, suit, or proceeding in advance of its final disposition, subject to the receipt by Chesapeake Utilities of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified.

Gatherco

The OGCL provides that a corporation may indemnify directors and officers from liability, other than in an action by or in the right of the corporation, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, a person may not be indemnified (a) if the person seeking indemnification is found liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (b) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the OGCL require indemnification of a director who has been successful on the merits or otherwise in defense of any action that he was a party to by reason of the fact that he is or was a director of the corporation. The indemnification authorized by the OGCL is not exclusive and is in addition to any other rights granted to directors under the articles of incorporation or regulations of the corporation or to any agreement between the directors and the corporation.

The Gatherco regulations provide that Gatherco shall indemnify each of its directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director or officer (including persons who serve at its request as directors, officers, or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in settlement or as fines, and counsel fees, actually and reasonably incurred by him in connection with such action, suit or proceeding if his act or omission giving rise to any claim for indemnification was not occasioned by his intent to cause injury to the corporation or by his reckless disregard for the best interests of the corporation, and in respect of any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. To the extent a director or officer has been successful on the merits or otherwise in defense of any action, suit, proceeding, claim, issue or matter, he shall be promptly indemnified by the corporation against expenses actually and reasonably incurred by him in connection therewith. The Gatherco regulations further provide that expenses incurred in defending any action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the director or officer promptly as such expenses are incurred by him, but only if such director or officer first agrees, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in defense of which he shall not have been successful on the merits or otherwise if it is proved by clear and convincing evidence that his relevant act or omission was occasioned by his deliberate intent to cause injury to the corporation or his reckless disregard for the best interests of the corporation, unless, and only to the extent that, the applicable court determines that he is fairly and reasonably entitled to all or part of such indemnification. These indemnification provisions are not exclusive of, and shall be in addition to, any other rights to which a director or officer seeking indemnification may be entitled under the articles of incorporation, regulations, any agreement or otherwise.

Limitation on Personal Liability of Directors

Chesapeake Utilities

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

The Chesapeake Utilities certificate of incorporation contains a provision eliminating the liability of directors of Chesapeake Utilities to the fullest extent permitted under the DGCL.

Gatherco

The OGCL generally provides that, with limited exceptions, a director may be held liable in damages for acts or omissions as a director only if it is proven by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests.

The provisions of the OGCL described above apply to Gatherco, and there are no additional provisions relating to the limitation of liability of directors in either the Gatherco articles of incorporation or bylaws, other than those provisions relating to indemnification of directors.

Dividends and Stock Repurchases

Chesapeake Utilities

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

Subject to the rights, if any, of the holders of any class or series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends, Chesapeake Utilities’ certificate of incorporation places no additional restrictions on the ability of its board of directors to declare dividends or redeem or repurchase shares of its capital stock. The Chesapeake Utilities bylaws provide that dividends may be declared by the Chesapeake Utilities board of directors at any regular or special meeting, pursuant to law, and that dividends may be paid in cash, in property, or in shares of Chesapeake Utilities capital stock, subject to the provisions of the Chesapeake Utilities certificate of incorporation. The Chesapeake Utilities bylaws further provide that before payment of any dividend, there may be set aside out of any Chesapeake Utilities funds available for dividends such sum or sums as the Chesapeake Utilities board from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of Chesapeake Utilities’ property, or for such other purpose as the Chesapeake Utilities board shall think conducive to Chesapeake Utilities’ interest, and the Chesapeake Utilities board may modify or abolish any such reserve in the manner in which it was created.

Gatherco

The OGCL provides that dividends may be paid to holders of a corporation’s common shares provided that (a) no dividend may exceed the combination of the surplus of the corporation and the difference between (i) the reduction in surplus that results from the immediate recognition of the transition obligation under statement of financial accounting standards no. 106 (“SFAS No. 106”), issued by the Financial Accounting Standards Board and (ii) the aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of a dividend if the corporation had elected to amortize its recognition of the transition obligation under SFAS No. 106 and (b) no dividend may be paid when the corporation is insolvent or there is reasonable ground to believe that by such payment it would become insolvent. Furthermore, the OGCL generally provides that a corporation may acquire its own shares and that shares so acquired by the corporation shall constitute treasury shares.

Gatherco’s articles of incorporation and regulations place no additional restrictions on the ability of its board of directors to declare dividends or redeem or repurchase its common shares.

Dissenters’ or Appraisal Rights

Chesapeake Utilities

Under the DGCL, a stockholder of a Delaware corporation such as Chesapeake Utilities who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. However, the DGCL does not confer appraisal rights if the corporation’s stock is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

Under the DGCL, appraisal rights are not available in the merger for Chesapeake Utilities stockholders.

Gatherco

The OGCL provides that shareholders of an Ohio corporation that is being merged into or consolidated with another corporation are entitled to dissenters’ rights. Dissenters’ rights are available in the merger for Gatherco shareholders. For more information regarding your right to dissent from the merger, please read “The Merger Agreement—Dissenters’ Rights of Gatherco Shareholders.”

Record Date for Determining Stockholders/Shareholders Entitled to Vote

Chesapeake Utilities

As permitted under the DGCL, the Chesapeake Utilities bylaws provide that in order that Chesapeake Utilities may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date will not be more than 60 nor less than 10 days before the date of such meeting. The Chesapeake Utilities bylaws further provide that if no record date is fixed, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Pursuant to the Chesapeake Utilities bylaws, when a determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders has been made as provided in this paragraph, such determination shall apply to any adjournment thereof; provided, however, that the Chesapeake Utilities board of directors may fix a new record date for the adjourned meeting.

Gatherco

As permitted by the OGCL, the Gatherco regulations provide that the Gatherco board of directors may fix a day not more than 60 days prior to the holding of any shareholder meeting as a day as of which shareholders of record entitled to notice of and to vote at such meeting shall be determined, and only shareholders of record on such day shall be entitled to notice of or to vote at such meeting.

Notice of Stockholder/Shareholder Meetings

Chesapeake Utilities

As permitted under the DGCL, the Chesapeake Utilities bylaws provide that written notice of an annual or special meeting must be served upon or mailed to each stockholder entitled to vote at such meeting at least 10 but not more than 60 days prior to the meeting. Such notice must state the location, date and hour of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting.

Gatherco

The OGCL provides that a corporation must notify shareholders of the time, place and purpose of each annual and special shareholders’ meeting no fewer than 7 or more than 60 days before the meeting date. The Gatherco regulations provide that Gatherco must give written notice of each shareholders’ meeting, stating the time, place and purpose, by personal delivery or by mail to each shareholder of record entitled to vote thereat at least no fewer than 7 nor more than 60 days prior to the date of the meeting.

Advance Notice of Stockholder/Shareholder Nominations for Directors and Stockholder/Shareholder Proposals

Chesapeake Utilities

Under the Chesapeake Utilities bylaws, for any business (other than the nomination of directors) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Chesapeake Utilities’ secretary. To be timely, a stockholder’s notice must be received at Chesapeake Utilities’ principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if notice of the meeting is mailed or the first public announcement of the date of such annual meeting is made less than 75 days prior to the date of such annual meeting, the 15th day following the date on which such notice is mailed or such public announcement of the date of such meeting is first made by Chesapeake Utilities, whichever occurs first. A stockholder’s notice to the secretary must set forth the following information, and must include a representation as to the accuracy of the information: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business, (c) the class and number of Chesapeake Utilities shares that are directly or indirectly, owned beneficially and/or of record by the stockholder, (d) any option, warrant, convertible, security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Chesapeake Utilities shares or with a value derived in whole or in part from the value of any class or series of Chesapeake Utilities shares, whether or not the instrument or right is subject to settlement in the underlying class or series of capital stock of Chesapeake Utilities or otherwise, each of the foregoing being a derivative instrument, that is directly or indirectly owned beneficially by the stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Chesapeake Utilities shares, (e) any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote or has granted a right to vote any shares of any security of Chesapeake Utilities, (f) any short interest in any security of Chesapeake Utilities, (g) any rights to dividends on the Chesapeake Utilities shares owned beneficially by the stockholder that are separated or separable from the underlying Chesapeake Utilities shares, (h) any proportionate interest in Chesapeake Utilities shares or derivative instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of a limited liability company or similar entity, (i) any performance-related fees (other than an asset-based fee) to which the stockholder is entitled based on any increase or decrease in the value of Chesapeake Utilities shares or derivative instruments, if any, (j) any arrangement, rights or other interests described in subsections (c) through (i) above held by members of such stockholder’s immediate family sharing the same household, (k) any other information related to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, (l) any material interest of the stockholder in such business, (m) a description of any arrangements and understandings between such stockholder and any other person or persons in connection with the proposal of such business by such stockholder, and (n) any other information as reasonably requested by Chesapeake Utilities.

The Chesapeake Utilities bylaws provide that nominations for the election of Chesapeake Utilities directors by stockholders must be in writing, and in the form prescribed below, and will be effective when delivered by hand or received by registered first-class mail, postage prepaid, by Chesapeake Utilities’ secretary not less than 90 days nor more than 120 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, such writing must be received by Chesapeake Utilities’ secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Nominations by stockholders must be in the form of a notice that sets forth (a) as to each nominee (i) the name, age, business address and, if known, residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the information described in clauses (c) through (j) in the preceding paragraph as it relates to the nominee, (iv) the consent of the nominee to serve as a director if so elected, (v) a description of all arrangements or understandings between the stockholder and the nominee, (vi) a description of all arrangements or understandings between the stockholder and any other person or persons pursuant to which the nomination is to be made by the stockholder, and (vii) any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Regulation 14A under the Exchange Act, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on Chesapeake Utilities’ books, of such stockholder, (ii) the information described in clauses (c) through (j) in the preceding paragraph, and (iii) and any other information as reasonably requested by Chesapeake Utilities. Such stockholder notice must include a representation as to the accuracy of the information set forth in the notice. In addition, each nominee must complete and sign a questionnaire, in a form provided by Chesapeake Utilities, to be submitted with the stockholder’s notice, that inquires as to, among other things, the nominee’s independence and director eligibility.

Gatherco

Gatherco’s articles of incorporation and regulations are silent as to shareholder nominations for directors and shareholder proposals, and the OGCL does not provide shareholders with any specific rights to make director nominations or shareholder proposals.

Stockholder/Shareholder Inspection of Corporate Records

Chesapeake Utilities

The DGCL provides any stockholder with the right to inspect the corporation’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. A complete list of the stockholders entitled to vote at a stockholders meeting must be available for stockholder inspection at least 10 days before the meeting. In addition to the inspection rights granted under the DGCL, the Chesapeake Utilities bylaws provide that at least 10 days before every meeting of the stockholders, Chesapeake Utilities’ secretary will prepare a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, with the residence of each and the number of voting shares held by each. Such list will be open for 10 days to examination by any stockholder for any purpose germane to the meeting during regular business hours at the place where the meeting is to be held, or at such other place within the city in which the meeting is to be held as shall be specified in the notice of the meeting, and also will be produced and kept at the time and place of the meeting, during the whole time thereof, and may be inspected by any stockholder who is present.

Gatherco

The OGCL provides any shareholder with the right, upon written demand stating the specific purpose thereof, to inspect the corporation’s records of shareholders and other books and records on file with the corporation, and to make copies thereof. A complete list of the shareholders entitled to vote at a shareholders meeting must be available for shareholder inspection at any meeting of shareholders.

Interested Director Transactions

Chesapeake Utilities

The DGCL generally permits transactions involving a corporation and an interested director of that corporation if: (i) the material facts as to the director’s relationship or interest and as to the transaction are disclosed or are known to the board of directors or a committee thereof, and the board of directors or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors represent less than a quorum; (ii) the material facts as to the director’s relationship or interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair to the corporation. The DGCL allows loans to officers and employees whenever, in the judgment of the directors, such loan may reasonably be expected to benefit the corporation.

Gatherco

The OGCL generally permits transactions involving a corporation and an interested director of that corporation if: (i) the fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors on the board or the committee; (ii) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they approve such contract or transaction by the affirmative vote of a majority of the shares entitled to vote; or (iii) the contract or transaction is fair to the corporation at the time it is authorized by the board, a committee or the shareholders.

LEGAL MATTERS

Baker & Hostetler LLP will provide an opinion regarding the validity of the Chesapeake Utilities common stock to be issued to Gatherco shareholders in the merger. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Chesapeake Utilities by Baker & Hostetler LLP and for Gatherco by Vorys, Sater, Seymour and Pease LLP.

EXPERTS

The consolidated financial statements and schedule of Chesapeake Utilities and its subsidiaries as of December 31, 2013 and 2012, and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference in this proxy statement/prospectus from the Chesapeake Utilities Annual Report for the year ended December 31, 2013 on Form 10-K filed March 6, 2014, in reliance upon the reports of Baker Tilly Virchow Krause, LLP (formerly ParenteBeard LLC), an independent registered public accounting firm, also incorporated by reference in this proxy statement/prospectus, given on the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Chesapeake Utilities filed a registration statement on Form S-4 on February 9, 2015, to register with the SEC the Chesapeake Utilities common stock to be issued to Gatherco shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Chesapeake Utilities in addition to being a proxy statement/prospectus of Gatherco for its shareholders meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Chesapeake Utilities and Chesapeake Utilities’ capital stock. The rules and regulations of the SEC allow Chesapeake Utilities and Gatherco to omit certain information included in the registration statement from this proxy statement/prospectus. The registration statement is available for inspection and/or copying as set forth below.

Chesapeake Utilities files annual, quarterly and current reports, proxy statements and other information in accordance with the Exchange Act with the SEC. You may read and copy any reports, proxy statements or other information filed by Chesapeake Utilities with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

You may also inspect annual, quarterly and current reports, proxy statements and other information about Chesapeake Utilities at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Chesapeake Utilities to “incorporate by reference” information into this proxy statement/prospectus, which means that Chesapeake Utilities can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Chesapeake Utilities has previously filed with the SEC. These documents contain important business and financial information about Chesapeake Utilities that is not included in or delivered with this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Definitive Proxy Statement on Schedule 14A for Chesapeake Utilities’ 2014 Annual Meeting of Stockholders filed on April 1, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	Current Reports on Form 8-K filed on January 14, 2014, May 12, 2014, July 3, 2014, September 15, 2014, September 19, 2014, October 2, 2014, October 6, 2014, December 9, 2014, January 2, 2015, and February 3, 2015; and

•	The description of Chesapeake Utilities’ common stock and preferred stock purchase rights contained in Chesapeake Utilities’ registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating the description.

Chesapeake Utilities incorporates by reference additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Gatherco special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than portions of those documents not deemed to be filed).

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

Chesapeake Utilities has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Chesapeake Utilities, and Gatherco has supplied all information contained in this proxy statement/prospectus relating to Gatherco.

Gatherco shareholders can obtain any document incorporated by reference in this proxy statement/prospectus from Chesapeake Utilities without charge, excluding all exhibits unless the exhibits have been specifically incorporated by reference as an exhibit in this proxy statement/prospectus, by requesting them in writing or by telephone from Chesapeake Utilities at the following addresses:

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, Delaware 19904

Attention: Corporate Secretary

(888) 742-5275

If you would like to request documents, please do so by [            ], 2015, in order to receive them before the Gatherco special meeting. You may also obtain these documents from Chesapeake Utilities’ website at www.chpk.com or at the SEC’s website at www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering Chesapeake Utilities’ name in the field.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Chesapeake Utilities and Gatherco have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. This proxy statement/prospectus is dated [            ], 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Gatherco shareholders nor the issuance of Chesapeake Utilities common stock in the merger create any implication to the contrary.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

GATHERCO, INC.,

ASPIRE ENERGY OF OHIO, LLC,

And

CHESAPEAKE UTILITIES CORPORATION,

And

Solely for the purpose of serving, and solely in his capacity, as

“Shareholder Agent,”

CHRISTIAN S. GERIG

Dated as of January 30, 2015

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2015 (this “Agreement”), is entered into by and among GATHERCO, INC., an Ohio corporation (the “Company”), ASPIRE ENERGY OF OHIO, LLC, a single-member Delaware limited liability company (“Merger Sub”), CHESAPEAKE UTILITIES CORPORATION, a Delaware corporation (“Parent”) and Christian S. Gerig, solely for the purpose of serving, and solely in his capacity, as Shareholder Agent.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Ohio General Corporation Law as set forth in Chapter 1701 of the Ohio Revised Code (the “OGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), Parent, Merger Sub and the Company desire to effect a business combination transaction pursuant to which the Company will merge with and into Merger Sub, with Merger Sub continuing its limited liability company existence with Parent as its sole member (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company’s shareholders for the Company to be merged with and into Merger Sub, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has approved this Agreement and resolved to submit this Agreement for the approval of and adoption by the Company’s shareholders;

WHEREAS, the board of directors of Parent has determined that it is in the best interests of its shareholders for the Company to be merged with and into Merger Sub, with Merger Sub continuing its limited liability company existence with Parent as its sole member, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Effective Time, each issued and outstanding Common Share (excluding Dissenting Shares and Common Shares held in the Company’s treasury) shall be converted into the right to receive the Merger Consideration in accordance with Article III; and

WHEREAS, Parent, Merger Sub and the Company intend for federal tax purposes that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and Christian S. Gerig, solely in his capacity as Shareholder Agent, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

(a) For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit or investigation.

“Additional Consideration Period” means, with respect to any Qualifying New Midstream Development, the five-year period commencing on the date that such Qualifying New Midstream Development commences commercial operations.

“Affiliate” of a specified Person means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Articles” means the Articles of Incorporation of the Company.

“Average Parent Price” means $50.4180.

“Bank” means The Huntington National Bank, Columbus, Ohio.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized by Law to close in Columbus, Ohio.

“Cash and Cash Equivalents” means cash and cash equivalents determined in accordance with GAAP.

“Cash Consideration” means an amount in cash equal to forty percent (40%) of the Net Total Consideration.

“Closing Indebtedness Amount” means, as of immediately prior to the Effective Time, the aggregate amount of Indebtedness of the Company (including the Credit Agreement Debt), including all accrued and unpaid interest, prepayment penalties or fees and other unpaid fees and expenses payable in respect of such Indebtedness through the Effective Time.

“Closing Net Cash Consideration” means, without duplication (a) the Cash Consideration, less (b) the Company Transaction Expenses, less (c) the Holdback Amount, less (d) the Paying Agent Amount.

“Closing Net Working Capital” means the excess of the Company’s Current Assets over the Company’s Current Liabilities as of the close of business on the last day of the month immediately preceding the month during which the Closing Date occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Price Per Share” means the Common Cash Price Per Share plus the Common Stock Price Per Share.

“Common Cash Price Per Share” means an amount equal to (a) the Closing Net Cash Consideration, divided by (b) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time.

“Common Share Equivalents” means (a) the Common Shares issued and outstanding immediately prior to the Effective Time and (b) the Common Shares issuable upon the exercise of In-the-Money Options.

“Common Shares” means the common shares, without par value, of the Company.

“Common Stock Price Per Share” means a number of shares of Parent Common Stock equal to the Exchange Ratio.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Employee” means any employee of the Company or any of its Subsidiaries as of the Closing Date.

“Company Material Adverse Effect” means any event, circumstance, effect, state of facts or change that, individually or in the aggregate with all other events, circumstances, effects, states of facts or changes, (a) has been, or is reasonably likely to be, adverse to the business, condition (financial or otherwise), assets, or results of operations of the Company or any Subsidiary thereof or (b) prevents or materially interferes with, impedes or delays the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that the definition of “Company Material Adverse Effect” shall not include any event, circumstance, change or effect resulting from or relating to (i) changes in general United States economic conditions or changes in the general economic conditions in the geographic areas in which the Company or any Subsidiary thereof operates, so long as in any such case the Company is not materially disproportionately affected relative to other entities that operate in such geographic areas, (ii) changes affecting the industry within which the Company or any Subsidiary thereof operates, so long as in any such case the Company is not materially disproportionately affected relative to other industry participants, (iii) changes in any applicable Law, (iv) the public announcement of this Agreement or the transactions contemplated hereby, (v) specific actions taken by the Company pursuant to the terms of this Agreement with the prior written consent of Parent, or (vi) any act of God or act of terrorism or war (whether or not threatened, pending or declared), so long as in any such case the Company is not materially disproportionately affected relative to other participants in the Company’s industry.

“Company Property” means Owned Real Property and Leased Real Property.

“Company Stock Option Plans” means the Gatherco, Inc. Incentive Stock Plan (adopted in 1999) and the Gatherco, Inc. 2009 Incentive Stock Plan.

“Company Transaction Expenses” means all (a) costs, fees and expenses incurred (whether or not invoiced or accrued) by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of advisors and consultants (including but not limited to investment bankers, brokers, lawyers and accountants) arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of the transactions contemplated hereby; and (b) transactional bonuses that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company or any Subsidiary thereof prior to the Closing Date.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 25, 2014, between Parent and the Company.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture or other agreement, commitment or legally binding arrangement, whether written or oral.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Coop” means Consumers Gas Cooperative, an Ohio natural gas cooperative.

“Credit Agreements” means (a) the Business Loan Agreement dated as of June 28, 2012, between the Company as borrower and the Bank as lender, (b) the Promissory Note dated July 7, 2010 from the Company to the Bank, (c) the Business Loan Agreement dated July 7, 2010, between the Company and the Bank, and (d) the Schedule to the 1992 ISDA Master Agreement dated as of November 6, 2009 between the Bank and the Company.

“Credit Agreement Debt” means all amounts outstanding under the Credit Agreements (other than with respect to letters of credit), including principal and accrued and unpaid interest and any penalties or premiums.

“Current Assets” means the Company’s current assets determined in accordance with GAAP, including Cash and Cash Equivalents.

“Current Liabilities” means the Company’s current liabilities determined in accordance with GAAP, except for the current portion of the Credit Agreement Debt and any accrued Company Transaction Expenses that are otherwise a reduction in the Closing Net Cash Consideration.

“Employee Plan” means any of the following that is sponsored, maintained or contributed to or required to be contributed to by the Company, a Subsidiary of the Company or an ERISA Affiliate or under which the Company, a Subsidiary of the Company or an ERISA Affiliate has any liability (contingent or otherwise): (a) employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) employee benefit plan within the meaning of Section 3(3) of ERISA,

(d) bonus, stock purchase, stock option, restricted stock, stock appreciation right, stock ownership, “phantom” stock, employee stock ownership, or similar equity-based plan, agreement, policy or other arrangement, or (e) other compensatory, pension, thrift savings, profit sharing, deferred compensation, retirement, severance, change in control, welfare benefit, post-retirement medical or life insurance, bonus, incentive or fringe benefit, excess benefit, supplemental retirement, supplemental unemployment, sick leave, paid time off, vacation, retention, education/tuition assistance, relocation assistance, other insurance or employee benefit plan, agreement, policy or other arrangement, whether or not subject to ERISA, whether formal or informal, covering one or more Persons, oral or written, under which any current or former directors, officers, equityholders, employees, or independent contractors or beneficiaries or dependents thereof are, or may become (assuming any vesting, performance or other benefit requirements are met), entitled to benefits (contingent or otherwise), and any and all employment agreements covering current or former employees, independent contractors or directors that are maintained, sponsored or contributed to or required to be contributed to by the Company, a Subsidiary of the Company or an ERISA Affiliate or to which the Company, a Subsidiary of the Company or an ERISA Affiliate is a party.

“Environmental Laws” means all applicable Laws relating to Hazardous Substances or the protection of the ambient air, soil, surface water or groundwater, or indoor air, or the protection of natural resources or the protection of human health and safety, including, but not limited to, the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide, and Rodenticide Act, and the Occupational Safety and Health Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means PNC Bank, National Association (or such other institution acceptable to both Parent and the Shareholder Agent).

“Escrow Cash” means an amount in cash equal to $5,750,000.

“Escrow Fund” means the fund created at the Closing by depositing the Escrow Cash with the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms set forth in this Agreement and in the Escrow Agreement. For the avoidance of doubt, any references in this Agreement to any Shareholder’s Pro Rata Share of the Escrow Fund as a limitation on any indemnification obligation of such Shareholder hereunder shall mean (and such indemnification obligation shall be limited to) such Shareholder’s Pro Rata Share of the amount then remaining in the Escrow Fund.

“Escrow Merger Consideration” means (a) any remaining portion of the Escrow Fund after payment of all Losses of the Parent Indemnitees pursuant to this Agreement, (b) any remaining portion of the Shareholders’ Amount not subject to claims for costs and expenses incurred by the Shareholder Agent and (c) all interest accruing on funds deposited in the Escrow Fund, in each case as provided by this Agreement and the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent Agreement” means that certain Exchange Agent Agreement among Parent, the Company and Computershare Trust Company, N.A.

“Exchange Ratio” means the result, calculated to four decimal points, of the Stock Consideration divided by the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time.

“Existing Rights of Way” means rights of way, easements or similar property rights that are owned by the Company as of the Closing Date. Exhibit A hereto sets forth a list of the material Existing Rights of Way.

“FIRPTA Affidavit” means a Foreign Investment in Real Property Tax Act of 1980 affidavit certifying that the Shareholder executing such affidavit is a U.S. person as defined in the Code and otherwise satisfying the requirements set forth in Section 1445 of the Code and the Treasury Regulations promulgated thereunder, in the form attached hereto as Exhibit B.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied on a consistent basis.

“Governmental Authority” means any foreign, United States federal, state, municipal or local government, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Gross Gathering Revenue” means revenue actually received by Parent or the Surviving Entity (including any of their respective successors or assigns) within the Additional Consideration Period as a result of the operation of a Qualifying New Midstream Development. For the avoidance of doubt, “Gross Gathering Revenue” does not include revenue derived from the purchase or sale of transport oil, natural gas, natural gas liquids or other commodities.

“Hazardous Substances” means: (a) substances defined in, or regulated under Environmental Laws; (b) petroleum and petroleum products and by-products, including crude oil and any fractions thereof, natural gas, synthetic gas, natural gas liquids, and any condensates or mixtures thereof, or wastes resulting from or related to the exploration, production, transport, storage or processing of the foregoing, (c) polychlorinated biphenyls, asbestos and radon, and (d) other materials deemed generally toxic and/or harmful to human health and the environment, pollution or contamination associated with operations or activities of the type conducted by the Company.

“Holdback Amount” means the Escrow Cash, plus the Shareholders’ Amount.

“Identified Sites” means the property sites listed on Exhibit C.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than Current Liabilities), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations under any interest rate, currency swap or other hedging agreement or arrangement, (h) all obligations of such Person in the nature of guarantees of the obligations described in clauses (a) through (g), above, of any other Person, and (i) any unpaid interest or prepayment, exit or rescheduling or other penalties, premiums, costs and/or fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Independent Accountant” means a national public accounting firm, which is agreed to in writing by Parent and the Shareholder Agent, with knowledge and experience in auditing and providing accounting services within the energy industry and which, during the prior five years, was not engaged by either Parent or the Company. If Parent and the Shareholder Agent are unable to reach agreement on the Independent Accountant, such Independent Accountant shall be the firm of PriceWaterhouseCoopers, or any successor to that firm.

“Intellectual Property” means any: (a) patent or patent application and any continuations, divisionals, continuations-in-part, renewals or reissues of the foregoing; (b) trademark or service mark, together with all registrations and applications relating thereto; (c) copyright or work of authorship together with all registrations and applications relating thereto; (d) trade name, fictitious business name, corporate name, logo, URL, Internet domain name or common law mark; (e) Websites and software (except for software licensed pursuant to a “shrink-wrap” or “click-wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $25,000); and (f) confidential information or other trade secrets, know-how, customer lists, technical information, data and process technology, including any methods, inventions or discoveries for which a patent or patent application has not been filed as of the Closing Date.

“In-the-Money Option” means an Option for which the exercise price of such Option is less than $2,798.05.

“IRS” means the United States Internal Revenue Service, or any successor agency thereto, including its agents, representatives and attorneys.

“Knowledge” means (a) in the case of “to the Company’s Knowledge”, the actual knowledge, after due inquiry, of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule; provided, however, that for purposes of the definition of “to the Company’s Knowledge,” “due inquiry” includes (i) review of the relevant Sections of this Agreement and corresponding Sections of the Company Disclosure Schedule, (ii) review of the files and other documents and information in the possession or control of the Company or its Subsidiary, (iii) making reasonable inquiry of the managers, officers and employees of the Company or its Subsidiary who would reasonably be expected to have knowledge of the particular subject matter, (iv) making due and appropriate inquiry of counsel to the Company with respect to matters involving questions of law, and (v) otherwise conducting a reasonable investigation regarding the matter in question; and (b) in the case of “to the Parent’s Knowledge”, the actual knowledge, after due inquiry, of the executive officers of Parent.

“Law” means any foreign, United States federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other Order of a Governmental Authority.

“Liens” means all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any lease, license, occupancy agreement, easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, or any limitation in voting rights.

“Net Total Consideration” means an amount equal to the Total Consideration, less the aggregate amount of the Option Merger Consideration.

“Option Consideration” means an amount in cash equal to the Total Consideration, multiplied by a fraction, the numerator of which is the number of Common Shares underlying In-the-Money Options and the denominator of which is the number of Common Share Equivalents.

“Option Holder” means a holder of an Option.

“Order” means any executive order, injunction, judgment, decree, ruling, decision, verdict, award or other order of a Governmental Authority.

“Ordinary Course of Business” means, with respect to the Company, any action (a) taken in ordinary course of the normal day-to-day operations contemplated by the current operating plans of the Company and consistent in nature, scope and magnitude with the past custom and practice of the Company and (b) that does not require authorization of the Company Board (or any committee thereof) or the Shareholders and does not require any other separate or special authorization of any nature.

“Parent Common Stock” means the common stock, par value $0.4867 per share of Parent.

“Parent Material Adverse Effect” means any event, circumstance, effect, state of facts or change that, individually or in the aggregate with all other events, circumstances, effects, states of facts or changes, (a) has been, or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), assets, or results of operations of Parent and its Subsidiaries or (b) prevents or materially interferes with, impedes or delays the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that the definition of “Parent

Material Adverse Effect” shall not include any event, circumstance, change or effect resulting from or relating to (i) changes in general United States economic conditions or changes in the general economic conditions in the geographic areas in which Parent and its Subsidiaries operate, so long as in any such case Parent and its Subsidiaries are not materially disproportionately affected relative to other entities that operate in such geographic areas, (ii) changes affecting the industry within which Parent and its Subsidiaries operate, so long as in any such case Parent and its Subsidiaries are not materially disproportionately affected relative to other industry participants, (iii) changes in any applicable Law, (iv) the public announcement of this Agreement or the transactions contemplated hereby, (v) specific actions taken by Parent pursuant to the terms of this Agreement with the prior written consent of the Company, or (vi) any act of God or act of terrorism or war (whether or not threatened, pending or declared), so long as in any such case Parent and its Subsidiaries are not materially disproportionately affected relative to other participants in their industries.

“Paying Agent Amount” means $50,000, representing the estimated amount of the aggregate fees of the Paying Agent without taking into account any fees of the Paying Agent associated with distribution of any Additional Consideration payable to the Shareholders.

“Permitted Liens” means (a) statutory liens for Taxes accrued but not yet due and payable provided that an appropriate reserve has been established therefor in the Company’s relevant financial statements in accordance with GAAP; and (b) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising or accrued as a matter of Law in the Ordinary Course of Business, and provided, further, that the obligations secured by such liens are not delinquent.

“Per Share Escrow Amount” means an amount equal to (a) the Escrow Merger Consideration, divided by (b) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time.

“Per Share Fund Amount” means an amount equal to (a) the amount of the Shareholders’ Fund being distributed, divided by (b) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, organization or entity or government, political subdivision, agency or instrumentality of a government.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pro Rata Share” for each Shareholder, means an amount equal to the percentage that the number of Common Shares held by such Shareholder immediately prior to the Effective Time represent of all Common Shares issued and outstanding immediately prior to the Effective Time.

“Qualifying New Midstream Development” means any new or repurposed existing pipeline (a) that is constructed or repurposed by Parent or the Surviving Entity after the Closing Date and becomes operational prior to the fifth anniversary of the Closing Date, (b) of which at least 5% of the length is located on Existing Rights of Way, and (c) that is utilized by Parent or the Surviving Entity (including any of their respective successors and assigns) to transport oil, natural gas or natural gas liquids that originated from the portion of the Utica Shale formation depicted on Exhibit D.

“Real Property Contracts” means Leased Real Property Contracts and Owned Real Property Contracts.

“Regulations” means the Code of Regulations of the Company.

“Release” with respect to any Hazardous Substances means any release, deposit, discharge, emission, dripping, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, dispersal or other movement of Hazardous Substances, other than any of the foregoing that is demonstrated, by reasonable evidence, to have originated from or is attributable to a source or cause other than the Company or any Subsidiary, or a contractor to the Company or any Subsidiary, or the operation of the System or the Company’s business.

“Remediation” means (a) any remedial response, removal, or corrective action relating to any Release of Hazardous Substances; any activity to cleanup, remedy, detoxify, decontaminate, contain or otherwise address or mitigate any Release of Hazardous Substances; or any actions to prevent, cure or mitigate any Release of any Hazardous Substances; and (b) any action to cure any violation of, and to otherwise become compliant with, any Environmental Laws or with any permits issued pursuant thereto related to any Release of Hazardous Substances.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retained Taxes” shall mean (a) all Taxes of the Company or any Subsidiary thereof for any Pre-Closing Tax Period other than Taxes that (i) have not yet been paid, but are identified as accrued on the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2014 or (ii) are attributable to the operation of the business of the Company and its Subsidiaries since June 30, 2014, (b) any and all Taxes (other than those set forth in part (a) of this definition) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary thereof was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law and (c) any and all Taxes of any Person (other than the Company) imposed on the Company or any Subsidiary thereof as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

“Shareholder” means a holder of one or more Common Shares. “Shareholders” means all holders of Common Shares.

“Shareholder Agent” means Christian S. Gerig, an individual residing in Athens, Ohio, as agent and attorney-in-fact for each Shareholder (excluding holders of Dissenting Shares), or any person selected by such Shareholders as a successor Shareholder Agent pursuant to Section 11.01, to act on behalf of all such Shareholders for purposes of this Agreement, including Section 3.06 and Article X.

“Shareholders’ Amount” means $250,000.

“Stock Consideration” means the number of shares of Parent Common Stock obtained by dividing sixty percent (60%) of the Net Total Consideration by the Average Parent Price.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” or “Subsidiaries” of a Person means an Affiliate Controlled by such Person, directly or indirectly through one or more intermediaries. For the avoidance of doubt, the Coop shall not be deemed a Subsidiary.

“System” means the gas gathering pipelines and gas processing facilities and all related equipment leased, used, held for use or owned by the Company or any Subsidiary thereof.

“Taxes” means any federal, state, provincial, local or non-United States taxes, fees, levies, duties, tariffs, imposts and other charges of any kind or nature (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit), including any taxes of, or determined by reference to, the tax liability of another Person (a) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Law) or (b) as a transferee or successor, by any contract, arrangement, commitment, understanding or otherwise, in each case together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto. Without limiting the generality of the foregoing, the term “Tax” shall include all taxes or other charges on or with respect to income, franchise, windfall or other profits, capital gains, national insurance contributions, gross receipts, commercial activity, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, severance, unemployment compensation, or net worth taxes, estimated taxes, business taxes, occupation taxes, inventory taxes, or other charges in the nature of excise, withholding, ad valorem, stamp (including any stamp duty, stamp duty reserve tax, stamp duty land tax), transfer, escheat, impost, imposition, levy, value-added or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs, tolls, deficiencies or fees and similar charges.

“Tax Benefit” means, with respect to a taxable period, the excess, if any, of (a) the Parent Indemnitees’ cumulative liability for Taxes through the end of such taxable period, calculated by excluding any Tax items attributable to a Loss from all taxable periods, less (b) the Parent Indemnitees’ actual cumulative liability for Taxes through the end of such taxable period, calculated by taking into account any Tax items attributable to the Loss for all taxable periods, taking into account an appropriate measure of the time value of money.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, including any schedule or attachment thereto and any amendment thereof, that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment (including any self-assessment), collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Total Consideration” means $57,500,000.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

“Websites” means any and all Internet websites owned, operated or licensed by or for the benefit of the Company or any Subsidiary thereof, including any content contained thereon or related thereto.

(b) The following terms have the respective meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
“Acquisition Agreement”	§ 11.11(b)
“Acquisition Proposal”	§ 7.05(e)
“Additional Consideration”	§ 3.06(a)
“Additional Consideration Certificate”	§ 3.06(b)
“Additional Consideration Disputed Items”	§ 3.06(e)
“Additional Consideration Election Period”	§ 3.06(f)
“Additional Consideration Objection Period”	§ 3.06(c)
“Additional Consideration Resolution Period”	§ 3.06(e)
“Agreement”	Preamble
“Basket Amount”	§ 10.02(d)
“Certificates”	§ 3.04(b)
“Change in Company Recommendation”	§ 7.01
“Closing”	§ 2.02
“Closing Date”	§ 2.02
“Closing Payment Schedule”	§ 3.09(a)
“Closing Date In-the-Money Option Holder”	§ 3.09(a)
“Closing Date Shareholder”	§ 3.09(a)
“Company”	Preamble
“Company 401(k) Plan”	§ 7.06(c)
“Company Board”	Recitals
“Company Recommendation”	§ 7.01
“Continuing Employees”	§ 7.06(a)
“Coop Employees”	§ 7.06(a)

Defined Term	Location of Definition
“D&O Indemnitees”	§ 7.07(a)
“Dissenting Shares”	§ 3.03(a)
“DLLCA”	Recitals
“Effective Time”	§ 2.02
“Environmental Cap”	§ 7.15(b)
“Equitable Exceptions”	§ 4.04(a)
“ERISA Affiliate”	§ 4.10(b)
“Escrow Agreement”	§ 8.03(e)
“Escrow Period”	§ 10.02(e)
“Estimated Closing Statement”	§ 3.05
“Form S-4”	§ 4.05(b)
“Leased Personal Property”	§ 4.12(c)
“Licenses”	§ 4.13(b)
“Listed Contracts”	§ 4.16(b)
“Loss” or “Losses”	§ 10.02(a)
“Maximum Premium”	§ 7.07(b)
“Merger”	Recitals
“Merger Consideration”	§ 3.01(a)
“Merger Sub”	Preamble
“Officer’s Certificate”	§ 10.02(g)
“OGCL”	Recitals
“Operating Agreement”	§ 4.32
“Option”	§ 3.02
“Option Merger Consideration”	§ 3.02
“Outside Date”	§ 9.01(b)
“Owned Personal Property”	§ 4.12(c)
“Owned Real Property”	§ 4.12(d)
“Owned Real Property Contracts”	§ 4.12(d)
“Parent”	Preamble
“Parent Indemnitees”	§ 10.02(a)
“Parent Plan”	§ 7.06(d)
“Parent SEC Report”	§ 5.07(b)
“Paying Agent”	§ 3.04(a)
“Payment Fund”	§ 3.04(a)
“Permits”	§ 4.06(a)
“Pipeline Easements”	§ 4.12(h)
“Pre-Closing Service”	§ 7.06(d)
“Proxy Statement”	§ 4.05(b)
“Regulatory Agency”	§ 5.03(b)
“Requisite Regulatory Approval”	§ 8.01(e)
“Requisite Shareholder Approval”	§ 4.04(c)
“SEC”	§ 4.05(b)
“Shareholders’ Fund”	§ 3.08(a)

Defined Term	Location of Definition
“Shareholders’ Meeting”	§ 7.01
“Solvent”	§ 4.25
“Surviving Entity”	§ 2.01

ARTICLE II.

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the OGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue its limited liability company existence under the DLLCA with Parent as its sole member (the “Surviving Entity”).

Section 2.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, subject to such satisfaction or waiver thereof), but in no event later than five Business Days after all such conditions have been satisfied or waived, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger complying with the requirements of the OGCL and the DLLCA with the Ohio Secretary of State. The Merger shall become effective at the time of the acceptance of the certificate of merger by the Ohio Secretary of State or at such later date and time as the Company and Parent may agree upon and as is set forth in such certificate of merger (the “Effective Time”). Immediately prior to the filing of the certificate of merger, a closing (the “Closing”) shall be held at the offices of Vorys, Sater, Seymour and Pease, LLP, 52 East Gay Street, Columbus, Ohio 43215, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article  VIII. The date of the Closing is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 2.04 Articles of Organization; Operating Agreement.

(a) At the Effective Time, the articles of organization of Merger Sub shall be the articles of organization of the Surviving Entity until thereafter amended as provided by Law and such articles.

(b) At the Effective Time, the operating agreement of Merger Sub shall be the operating agreement of the Surviving Entity until thereafter amended as provided by Law, the articles of organization of the Surviving Entity and such operating agreement.

Section 2.05 Manager. At the Effective Time, the manager of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. All of the directors and officers of the Company and any Subsidiary thereof immediately prior to the Effective Time shall resign from their positions as directors and officers effective as of the Effective Time.

ARTICLE III.

CONVERSION OF SHARES; TREATMENT OF OPTIONS

Section 3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any, and Common Shares to be cancelled and retired pursuant to Section 3.01(b)) will be converted into the following (collectively, the “Merger Consideration”):

(i) the right to receive the Common Price Per Share; and

(ii) the contingent and deferred right to receive, in accordance with this Article III, (A) the Per Share Escrow Amount, plus (B) any Additional Consideration with respect to such Common Share;

in each case, without interest, subject to deduction for any required withholding Tax, and payable to the holder thereof in accordance with this Article III upon the surrender, in the manner provided in Section 3.04, of the Certificate(s) that immediately prior to the Effective Time evidenced such Common Shares and the valid execution and delivery of the other documents required under Section 3.04. From and after the Effective Time, all such Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Common Share, by virtue of being a holder of such Common Share, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor in accordance with this Article III upon the surrender of the Certificate(s) representing such Common Shares and the valid execution and delivery of the other documents required under Section 3.04.

(b) Each Common Share that is held in the Company’s treasury shall automatically be cancelled and retired and shall cease to exist, without the payment of any consideration therefor.

(c) The membership interest in Merger Sub as of immediately prior to the Effective Time shall automatically continue to be the membership interest in the Surviving Entity.

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock (or the Common Shares, subject to Section 6.01) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and/or the Merger Consideration.

Section 3.02 Employee Stock Options. The Company shall terminate, effective as of the Effective Time, the Company Stock Option Plans, as amended through the date of this Agreement. Effective at or prior to the Effective Time, each outstanding option to purchase Common Shares (each, an “Option”) granted under the Company Stock Option Plans that is outstanding and unexercised prior to the Effective Time (whether vested or unvested) shall be either (i) exercised or terminated prior to the Effective Time in accordance with the terms of the Company Stock Option Plan under which it was granted and the applicable Option grant agreement or (ii) cancelled as of the Effective Time to the extent in effect immediately prior to the Effective Time (subject to the obligations of the Surviving Entity in the immediately following sentence). Each Option Holder of an In-the-Money Option that is outstanding and unexercised immediately prior to the Effective Time and that is cancelled as of the Effective Time shall be entitled to be paid by the Surviving Entity promptly after the Effective Time, in exchange for the cancellation of such In-the-Money Option, an amount in cash (without interest, and subject to deduction for any required withholding Tax), with respect to each Common Share subject to such In-the-Money Option, equal to the excess of the per share Option Consideration payable with respect to such Common Share over the applicable per share exercise price of such In-the-Money Option (the “Option Merger Consideration”). Each Option Holder of an Option that is outstanding and unexercised immediately prior to the Effective Time and that is not an In-the-Money Option will not receive any Option Merger Consideration or other consideration with respect to such Option. Prior to the Effective Time, the Company and the Company Board shall (to the extent necessary) adopt resolutions and take all such other actions reasonably required to implement the provisions of this Section 3.02, it being understood that the intention of the parties is that following the Effective Time no Option Holder shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Entity.

Section 3.03 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, to the extent permitted by the OGCL, Common Shares that are issued and outstanding as of the date fixed by the Company Board for the determination of Shareholders entitled to notice of the Shareholders’ Meeting and that are held by any Shareholder that is entitled to demand and properly demands payment of the fair value of such Common Shares pursuant to, and that complies in all respects with, Section 1701.85 of the OGCL (the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such Shareholders shall be entitled to payment of the fair value of such Dissenting Shares in accordance with and subject to Section 1701.85 of the OGCL (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 1701.85 of the OGCL); provided, however, that if any holder of Dissenting Shares shall have failed to perfect or shall have withdrawn or lost such holder’s right to be paid fair value under Section 1701.85 of the OGCL, then the right of such holder to be paid fair value for such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration as provided in Section 3.01(a).

(b) The Company shall give Parent (i) prompt written notice of any demands for payment of the fair value of any Common Shares received by the Company prior to the Effective Time, withdrawals of such demands, and any other related instruments served pursuant to the OGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under the OGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands, or agree to do any of the foregoing.

Section 3.04 Surrender of Certificates; Payment of Merger Consideration.

(a) Prior to the Effective Time, Parent and the Company will designate Computershare Trust Company, N.A., to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration due hereunder to the Shareholders as provided in Section 3.01(a) pursuant to the Exchange Agent Agreement. Prior to the Effective Time, Parent shall (i) authorize the Paying Agent to deliver an aggregate number of shares of Parent Common Stock equal to the Stock Consideration and (ii) pay to the Paying Agent in cash the aggregate amount of the Closing Net Cash Consideration (the “Payment Fund”). Notwithstanding anything to the contrary contained in this Agreement, Parent Common Stock issued as Stock Consideration shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable Law. The Payment Fund will not be used for any purpose except as expressly provided in this Agreement. The Paying Agent will invest the Payment Fund as directed by Parent, provided such investments shall be limited to (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (C) commercial paper rated A-1 or P-1 by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group, respectively, or (D) certificates of deposit issued by a commercial bank having at least $25 billion in assets. No investment income or gain or loss thereon shall affect the amounts payable to the holders of Common Shares following consummation of the Merger pursuant to this Article III. Any interest and other income or gain resulting from such investments shall not be part of the Payment Fund, and shall be the sole and exclusive property of Parent, payable to Parent upon its request, and the amount of any loss shall be repaid into the Payment Fund by Parent. All fees and expenses of the Paying Agent shall be borne by the Shareholders.

(b) Promptly after the Effective Time and in any event within five Business Days thereof, the Surviving Entity or Parent will cause the Paying Agent to mail to each holder of record of one or more certificates representing ownership of Common Shares (the “Certificates”) that have converted into the right to receive the Merger Consideration pursuant to this Article III, (i) a letter of transmittal in form and substance reasonably required by Parent, (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration, (iii) a properly executed FIRPTA Affidavit, if applicable, and (iv) a properly executed IRS Form W-8 or W-9, as applicable, or any similar information from the recipients of payments hereunder. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor (A) the amount of cash equal to the Common Cash Price Per Share, (B) the Common Stock Price Per Share and (C) any cash in lieu of fractional shares determined in accordance with Section 3.04(f), in each case, for each of the Common Shares previously represented by such Certificate (in each case, subject to deduction for any required withholding Tax), and the Certificate so surrendered will immediately be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.04, each Certificate shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration payable pursuant to Section 3.01(a) in respect of Common Shares theretofore represented by such Certificate, without any interest thereon. Any Merger Consideration paid or payable upon the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate and the Common Shares formerly represented thereby, other than any contingent or deferred rights to receive additional Merger Consideration pursuant to Section 3.01(a)(ii). If any holder of Common Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder shall deliver in lieu thereof an affidavit and indemnity agreement in form and substance reasonably satisfactory to Parent, and, if required by the Paying Agent or Parent, post a bond in such amount as may be directed by the Paying Agent or Parent, as applicable, as indemnity against any claim that may be made in respect of such Certificate.

(c) At least two Business Days prior to the Effective Time, the Company shall provide to Parent a list of all holders of In-the-Money Options for which payment of Option Merger Consideration is to be made as promptly as practicable after the Effective Time pursuant to Section 3.02, including wire instructions in the case of payments to be made by wire transfer to any such holders or mailing addresses in the case of payments to be made by check. As promptly as practicable after the Effective Time and in any event within three Business Days thereof, Parent will cause the Surviving Entity or the Paying Agent to pay to each such Option Holder of In-the-Money Options the amount of cash equal to the Option Merger Consideration with respect to such In-the-Money Option (without interest, and subject to deduction for any required withholding Tax).

(d) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common

Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and after the Effective Time there will be no further registration on the books of the Surviving Entity of (i) transfers of Common Shares, or (ii) the exercise of Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing Common Shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the terms and procedures set forth in this Article III.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay, or shall cause the Paying Agent to pay, to each former Shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Parent Price by (ii) the fraction of a share (after taking into account all Common Shares held by such holder that were issued and outstanding immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

(g) Any portion of the Payment Fund that remains undistributed to the Shareholders six months after the Effective Time will be delivered to the Surviving Entity, upon demand, and any Shareholder that has not previously complied with this Section 3.04 will thereafter look only to the Surviving Entity, as general creditors thereof, for payment of such Shareholder’s claim for Merger Consideration, without interest.

(h) Any portion of the Payment Fund that remains undistributed to the Shareholders, notwithstanding Parent’s reasonable best efforts to cause such remaining portion to be distributed to the Shareholders (subject to compliance by such Shareholders with this Section 3.04), as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any

Person previously entitled thereto. None of Parent, the Company, the Surviving Entity or the Paying Agent, nor any of their respective Representatives, will be liable to any Person in respect of any Merger Consideration or Option Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Parent will use reasonable best efforts to cause the Paying Agent to pay as promptly as practicable following the Effective Time, to each Shareholder by check or wire transfer of immediately available funds, the portion of the Payment Fund (less any applicable withholding Taxes) payable to such Shareholder pursuant to Section 3.01(a)(i), if such Shareholder has delivered to the Paying Agent properly executed letters of transmittal (in the form required by this Section 3.04), wire transfer instructions, the Certificates evidencing such Common Shares of such Shareholder and such other documents or items as may be required by this Section 3.04 for the payment of any Merger Consideration, at least two Business Days prior to the Closing Date. No later than five Business Days prior to the anticipated Closing Date, Parent will deliver to the Company a sufficient number of copies of (i) an acceptable form of letter of transmittal so as to permit each Shareholder to exercise his, her or its right to payment as promptly as practicable after the Effective Time as provided in this Section 3.04(i), and (ii) any documents required by Parent to be executed by Option Holders so as to permit each Option Holder of In-the-Money Options to receive payment of the Option Merger Consideration as promptly as practicable after the Effective Time as provided in Section 3.04(c), and the Company will use its reasonable best efforts to deliver such materials, or otherwise make such materials available, to each such Shareholder or Option Holder as promptly as reasonably practicable.

(j) Any portion of the Merger Consideration made available to the Paying Agent to pay for Dissenting Shares for which demands for payment of the fair value have been perfected shall be returned to Parent upon demand.

(k) Promptly following the Effective Time, Parent shall deposit with the Escrow Agent the Holdback Amount. Each time the Escrow Agent is required pursuant to the terms of this Agreement and the Escrow Agreement to release amounts to the Shareholders from:

(i) the Shareholders’ Fund, the Escrow Agent shall pay to the Paying Agent the Per Share Fund Amount, as applicable, then being distributed for all Common Shares, by wire transfer of immediately available funds, with instructions to the Paying Agent to promptly distribute to each Shareholder such Shareholder’s Pro Rata Share of such amount for each Common Share for which such Shareholder received Merger Consideration, and with respect to any Common Shares for which the Certificates and other required documents have not been delivered and Merger Consideration has not been paid, upon delivery of such Certificates and other documents.

(ii) the Escrow Fund, the Escrow Agent shall pay to the Paying Agent the Per Share Escrow Amount then being distributed for all Common Shares, by wire transfer of immediately available funds, with instructions to the Paying Agent to promptly distribute to each holder of Common Shares the Per Share Escrow Amount for such Shareholder’s Common Shares for which such Shareholder received Merger Consideration, and with respect to any Common Shares for which the Certificates and other required documents have not been delivered and Merger Consideration has not been paid, upon delivery of such Certificates and other documents.

(l) Without limiting the generality of the potential withholding obligations of the Paying Agent and the Surviving Entity pursuant to this Section 3.04, the Paying Agent and the Surviving Entity, as applicable, shall withhold, and pay over to the IRS in accordance with applicable Treasury Regulations, 10% of the amount that otherwise would be paid to the Shareholder pursuant to this Section 3.04 unless such Shareholder executes and delivers to the Paying Agent or the Surviving Entity, as applicable, a FIRPTA Affidavit.

Section 3.05 Closing Net Working Capital. No later than the fifth Business Day prior to the Closing Date, the Company shall deliver to Parent an estimated consolidated balance sheet of the Company as of the close of business on the last day of the month immediately preceding the month during which the Closing Date occurs and an estimated statement of the Closing Net Working Capital prepared therefrom (the “Estimated Closing Statement”), calculated in accordance with GAAP and the methodology set forth in Section 4.33 of the Company Disclosure Schedule.

Section 3.06 Additional Consideration.

(a) Subject to the terms and conditions of this Agreement, the Shareholders entitled to receive Merger Consideration pursuant to Section 3.01(a)(i) shall be entitled to receive additional contingent cash consideration for their Common Shares (the “Additional Consideration”) equal to their Pro Rata Share of up to five percent (5%) of the Gross Gathering Revenue for each Qualifying New Midstream Development; provided, that the aggregate amount of Additional Consideration payable pursuant to this Section 3.06 shall not exceed $15,000,000. The Additional Consideration shall be calculated in accordance with the schedule attached hereto as Exhibit E, which Exhibit also sets forth examples of such Additional Consideration opportunities.

(b) Any Additional Consideration shall be calculated on a quarterly basis, in arrears, commencing the first calendar quarter following the calendar quarter during which any Gross Gathering Revenues are first received by Parent or the Surviving Entity and continuing on a quarterly basis thereafter following any quarter during which Gross Gathering Revenues are actually received by Parent or the Surviving Entity until expiration of the applicable Additional Consideration Period. With respect to each such quarterly calculation, Parent (or its successor or assign) shall deliver a certificate, signed by the chief financial officer or other authorized officer of Parent (or such successor or assign), to the Shareholder Agent setting forth Parent’s good faith calculation of the Additional Consideration payable with respect to the applicable quarterly period (each, an “Additional Consideration Certificate”) and such Additional Consideration shall be paid pursuant to Section 3.06(i) after the amount of such Additional Consideration is finally resolved pursuant to this Section 3.06.

(c) The Shareholder Agent may object to Parent’s determination of the Gross Gathering Revenue or Additional Consideration set forth in any Additional Consideration Certificate by delivery of a written statement of objections (indicating each disputed item or amount, stating the basis thereof with reasonable specificity and setting forth the Shareholder Agent’s calculation of the Gross Gathering Revenue and Additional Consideration) to Parent within 30 days following delivery to the Shareholder Agent of any Additional Consideration Certificate (each, an “Additional Consideration Objection Period”). After Parent’s delivery of any Additional Consideration Certificate, the Shareholder Agent shall be given reasonable access to the books and records of Parent and the Surviving Entity and shall be permitted to reasonably inquire of the officers and accountants of the Surviving Entity and Parent who were responsible for the preparation of the Additional Consideration Certificate, in each case to the extent related to questions or otherwise concerning such Additional Consideration Certificate, provided, that such access and inquiries shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Entity

(d) If the Shareholder Agent does not make such an objection during such Additional Consideration Objection Period, the calculations set forth in the Additional Consideration Certificate with respect to the Additional Consideration and the Gross Gathering Revenue shall be considered final, conclusive and binding upon the parties and each of the Shareholders.

(e) If the Shareholder Agent makes such an objection during the Additional Consideration Objection Period, only those disputed items or amounts specified in the Shareholder Agent’s written statement of objections shall be deemed to be in dispute (the “Additional Consideration Disputed Items”), and all other matters included in the Additional Consideration Certificate shall be considered final, conclusive and binding upon the parties and each of the Shareholders. If the Shareholder Agent makes such an objection during any Additional Consideration Objection Period, Parent and the Shareholder Agent shall seek in good faith to resolve all Additional Consideration Disputed Items set forth in the Shareholder Agent’s written statement of objections within 10 Business Days following delivery to Parent of the Shareholder Agent’s written statement of objections with respect to such Additional Consideration Certificate or any mutually agreed upon extension thereof (each, an “Additional Consideration Resolution Period”).

(f) If Parent and the Shareholder Agent cannot agree on all of the Additional Consideration Disputed Items during the Additional Consideration Resolution Period, either Parent (on the one hand) or the Shareholder Agent (on the other hand) may elect, by written notice given to the other within five Business Days after conclusion of such Additional Consideration Resolution Period (the “Additional Consideration Election Period”), to have such the unresolved Additional Consideration Disputed Items resolved by the Independent Accountant, whose determination shall be final, conclusive and binding upon the parties and each of the Shareholders. For purposes of clarity, the parties may submit to the Independent Accountant any or all of the unresolved Additional Consideration Disputed Items; and the Independent Accountant shall make no investigation or determination regarding any items other than the Additional Consideration Disputed Items submitted to it. If any Additional Consideration Disputed Items is submitted to the Independent Accountant, Parent and the Shareholder Agent shall promptly execute in favor of the Independent Accountant such engagement letters and related agreements, and shall provide all documentation, in each case, reasonably requested by the Independent Accountant, to enable the Independent Accountant to perform its duties under this Section.

(g) If neither Parent nor the Shareholder Agent makes such an election during the Additional Consideration Election Period, the calculations proposed by Parent in the applicable Additional Consideration Certificate and, based thereupon, the amount of Additional Consideration set forth in such Additional Consideration Certificate shall be considered final, conclusive and binding upon the parties and each of the Shareholders.

(h) If either Parent or the Shareholder Agent makes an election during the Additional Consideration Election Period to have the determination made by the Independent Accountant, the Independent Accountant shall make determinations of the Additional Consideration Disputed Items and, based thereupon, the calculations of Gross Gathering Revenues and Additional Consideration using the methodology set forth in Exhibit E attached hereto with respect to the Additional Consideration Certificate in question, which determinations shall be final, conclusive and binding upon the parties and each of the Shareholders. No appeal from any such determination shall be permitted. The Independent Accountant shall be instructed to (i) determine solely with respect to the Additional Consideration Disputed Items submitted to it whether it agrees with Parent’s calculations of Gross Gathering Revenues and Additional Consideration or the Shareholder Agent’s calculations of Gross Gathering Revenues and Additional Consideration and (ii) use every reasonable effort to make such determination within 10 Business Days (and in any case as soon as practicable) after its receipt of the Additional Consideration Certificate and the Shareholder Agent’s written statement of objections to such certificate. The fees and expenses for the services of the Independent Accountant shall be borne by the party against whom the dispute is resolved (and, if the dispute is resolved against the Shareholder Agent, such fees and expenses shall be payable by the Shareholders and the amount thereof shall be offset and taken from the amount of Additional Consideration being paid to the Shareholders pursuant to such Additional Consideration Certificate, if any, and if the amount of any such Additional Consideration shall be insufficient to pay such fees and costs owed by the Shareholders to the Independent Accountant, Parent may, at its sole discretion, withhold and set off such amount against future payments of Additional Consideration, if any, without limiting any other rights and remedies available to Parent at law or in equity). In making its decision, the Independent Accountant shall be limited by the amounts proposed by the parties and shall not award an amount higher than the highest amount proposed by a party or lower than the lowest amount proposed by a party. Judgment upon any award or decision by the Independent Accountant may be enforced by any court having jurisdiction thereof.

(i) Parent shall pay the amount of any quarterly Additional Consideration as finally determined pursuant to this Section 3.06 by wire transfer of immediately available funds to the Paying Agent, with instructions to the Paying Agent to distribute to each Shareholder such Shareholder’s Pro Rata Share of such Additional Consideration based on the number of Common Shares for which such Shareholder received Merger Consideration, and with respect to any Common Shares for which the Certificates and other required documents have not been delivered, upon delivery of such Certificates and other documents in accordance with Section 3.04. The Shareholders shall be responsible for all fees, costs and expenses payable to the Paying Agent in connection with its distribution of Additional Consideration to the Shareholders, including fees, costs and expenses associated with maintaining the Exchange Agent Agreement in effect throughout the period during which the Shareholders may be entitled to Additional Consideration.

(j) The Parties acknowledge that the dispute resolution mechanism established pursuant to this Section 3.06 may be applicable simultaneously to more than one Additional Consideration Certificate.

(k) Throughout the period during which the Shareholders may be entitled to Additional Consideration, the Surviving Entity and Parent (including any successor or assign) shall conduct their respective businesses and operations in good faith, in a commercially reasonable manner and without any specific intent to prejudice the Shareholders’ right to receive Additional Consideration.

Section 3.07 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold, or cause to be withheld, from any amounts otherwise payable pursuant to this Agreement such amount as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Shareholder or Option Holder in respect of whose Common Shares or Options such deduction and withholding was made.

Section 3.08 Escrow Account.

(a) At the Closing, Parent shall deposit, or cause to be deposited, the Holdback Amount with the Escrow Agent in two separate escrow accounts. The parties shall instruct the Escrow Agent to invest the Holdback Amount as directed by Parent and the Shareholder Agent (by mutual agreement), provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated A-1 or P-1 by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group, respectively, or certificates of deposit issued by a commercial bank having at least $25 billion in assets; provided, further, that the foregoing investment limitations may be modified by mutual agreement of Parent and the Shareholder Agent.

(i) The Escrow Cash shall be deposited in the Escrow Fund, which shall be used to pay Losses, if any, incurred by any of the Parent Indemnitees.

(ii) The Shareholders’ Amount shall be deposited in an account (the “Shareholders’ Fund”), which shall be used to reimburse the Shareholder Agent for out-of-pocket costs and expenses incurred in the performance of his or her duties hereunder, including fees of attorneys and accountants employed by the Shareholder Agent necessary to discharge his or her duties as Shareholder Agent on behalf of the Shareholders as set forth herein. For the avoidance of doubt, the Shareholder Agent may, at any time in the Shareholder Agent’s sole discretion, direct the Escrow Agent to distribute funds from the Shareholders’ Fund to the Paying Agent for distribution to the Shareholders, provided that any such distribution shall be made on the basis of each Shareholder’s Pro Rata Share in the Shareholders’ Fund.

(b) Each of the Escrow Fund and the Shareholders’ Fund shall be held as a trust fund and shall not be subject to any Lien, attachment or other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms hereof and of the Escrow Agreement.

(c) The interests of the Shareholders in the Escrow Fund and the Shareholders’ Fund shall not be assignable or transferable, whether directly, indirectly or by operation of law, except in the event of death of a Shareholder to such Shareholder’s estate, personal representative or heirs by will or the laws of descent and distribution; provided, however, that as a condition to any such transfer the transferee(s) shall hold such interests subject to the terms and conditions of this Agreement and the Escrow Agreement.

Section 3.09 Closing Payment Schedule.

(a) Two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a definitive closing schedule (the “Closing Payment Schedule”), duly certified by the President of the Company as accurately setting forth (to the extent practicable as of such date):

(i) an itemized list of the Company Transaction Expenses and their status as paid or accrued (and the Persons to whom unpaid Company Transaction Expenses are owed);

(ii) reserved;

(iii) the Closing Net Cash Consideration;

(iv) the name and address of each Shareholder of record of issued and outstanding Common Shares immediately prior to the Effective Time (after giving effect to any exercises of Options prior to the Effective Time) (each, a “Closing Date Shareholder”);

(v) the number of Common Shares held by each Closing Date Shareholder immediately prior to the Effective Time;

(vi) the number of Dissenting Shares held by each Closing Date Shareholder;

(vii) the Common Cash Price Per Share;

(viii) the Common Stock Price Per Share;

(ix) the name of each Option Holder of outstanding and unexercised In-the-Money Options immediately prior to the Effective Time (each, a “Closing Date In-the-Money Option Holder”);

(x) the number of Common Shares issuable to each Closing Date In-the-Money Option Holder;

(xi) the aggregate option exercise price payable by each Closing Date In-the-Money Option Holder;

(xii) the per share Option Consideration payable with respect each Common Share held by each Closing Date In-the-Money Option Holder;

(xiii) the amount of Option Merger Consideration that each Closing Date In-the-Money Option Holder is entitled to receive pursuant to Section 3.02 (and the other information required pursuant to Section 3.04(c)); and

(ix) an itemized list of the Closing Indebtedness Amount and the Persons to whom any such Closing Indebtedness Amount is owed.

(b) Concurrent with delivery of the Closing Payment Schedule, the Company shall also deliver to Parent a schedule setting forth in reasonable detail the information on which the calculations reflected in the Closing Payment Schedule are based. The parties agree that Parent, Merger Sub and the Surviving Entity shall be entitled to rely on the Closing Payment Schedule in making payments under Article III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule, the Company, jointly, and each of the Shareholders, severally among the Shareholders, hereby represent and warrant to Parent and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiary.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company has one Subsidiary, which is wholly owned by the Company and identified in Section 4.01 of the Company Disclosure Schedule, and has not had, and does not currently have, any other Subsidiary or equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity. Section 4.01 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that individually or in the aggregate do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that individually or in the aggregate do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Articles of Incorporation, Regulations and Minutes. The Company has heretofore furnished to Parent complete and correct copies of its Articles and the Regulations (along with the comparable organizational documents of its Subsidiary), each as amended to date. Such Articles and Regulations, as amended to date, are in full force and effect. The Company is not in violation of any of the provisions of its Articles or Regulations. The Company has also heretofore furnished or made available to Parent complete and correct copies of the minutes and other records of all meetings and other proceedings of the Shareholders, the Company Board and all committees of the Company Board (including any actions taken by written consent or otherwise without a meeting), other than minutes and records of proceedings of the Company Board and its committees since January 1, 2014, the subject matter of which is (i) the potential sale of the Company, or (ii) this Agreement and the transactions contemplated herein.

Section 4.03 Capitalization and Indebtedness.

(a) The authorized capital stock of the Company consists of 30,000 Common Shares.

(b) As of the date of this Agreement, (i) 17,178 Common Shares are issued and outstanding (for the avoidance of doubt, excluding Common Shares held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive (or similar) rights and in compliance with applicable Laws, (ii) 2,295 Common Shares are held in the treasury of the Company, and (iii) 3,372 Common Shares are reserved for future issuance pursuant to outstanding Options granted pursuant to the Company Stock Option Plans. The 17,178 Common Shares and the Options to acquire 3,372 Common Shares are the only issued and outstanding equity securities of the Company, and no other securities are authorized or reserved for issuance. To the Company’s Knowledge, all issued and outstanding Common Shares are free and clear of all Liens.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date hereof, (i) the name and address of each Shareholder of record, (ii) the number of Common Shares held by each such Shareholder and (iii) the date(s) on which the Common Shares held by such Shareholder were issued. To the Company’s Knowledge, no Shareholder, or any other Person, has contested the issuance of Common Shares to the Shareholders or the ownership of Common Shares as set forth on Section 4.03(c) of the Company Disclosure Schedule.

(d) Section 4.03(d) of the Company Disclosure Schedule sets forth the following information with respect to each Option outstanding on the date of this Agreement: (i) the name of the Option Holder; (ii) the number of Common Shares subject to such Option; (iii) the exercise or purchase price of such Option; (iv) the date on which such Option was granted; (v) the vesting schedule and vested percentage of the Option; and (vi) the date on which such Option expires. All Common Shares which may be issued pursuant to the exercise of Options, when issued in accordance with the applicable Option, will be duly authorized, validly issued, fully paid and non-assessable and free from any preemptive (or similar) rights. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying Common Shares on the date of grant and has a grant date identical to the date on which the Company Board actually awarded the Option. Each Option qualifies for the Tax and accounting treatment afforded to such Option in the Company’s Tax Returns and the Company’s financial statements, respectively, and does not trigger any liability for the Option Holder under Section 409A of the Code. The Company has heretofore provided or made available to Parent true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(e) Except for the Options and the Contracts described in Section 4.03(e) of the Company Disclosure Schedule, there are no options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, stockholder rights plans, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company, or other right of any Person to acquire, or pursuant to which the Company is obligated to issue or sell, any Common Shares or any other securities of, or equity interests in, the Company. There are no contractual or other obligations of the Company to repurchase, redeem or otherwise acquire any Common Shares or any other securities of, or equity interest in, the Company. The Company has not issued any phantom stock or other contractual rights the value of which is determined as a whole or in part by the value of any capital stock of the Company or the profits of the Company, and there are no outstanding stock appreciation rights issued by the Company with respect to the capital stock of the Company. There are no declared or accrued unpaid dividends with respect to any Common Shares. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Articles and Regulations then in effect, any Contract to which the Company then was a party and in compliance with applicable Law.

(f) Except for the agreements described in Section 4.03(f) of the Company Disclosure Schedule, there are no voting trusts, shareholder Contracts, commitments, undertakings, understandings, proxies or other restrictions to which the Company or any of the Company’s officers or directors is a party that directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any Common Shares.

(g) The only outstanding Indebtedness of the Company and any Subsidiary thereof (not including capital leases) is the Credit Agreement Debt. The Company’s total Indebtedness under the Credit Agreements as of the close of business on the date of this Agreement is set forth in Section 4.03(g) of the Company Disclosure Schedule. Following payment of the Closing Indebtedness Amount at or after Closing, there will be no outstanding Indebtedness (including, without limitation, any pre-payment fees, exit fees, rescheduling fees or penalties, but excluding any capital leases) of the Surviving Entity arising from obligations created by the Company or any Subsidiary thereof prior to the Closing.

(h) Neither the Company nor any Subsidiary thereof has been since January 1, 2010, or is currently, in breach of any obligation under any material Contract relating to Indebtedness or any Lien, and no event has occurred or been alleged which is or could become an event of default under, or a breach of, the terms of any such material Contract or would entitle any third party to call for repayment before normal maturity or exercise its rights under or enforce any Lien.

Section 4.04 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby, to perform its obligations hereunder and thereunder and, subject to obtaining the Requisite Shareholder Approval, to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its holders of Common Shares are necessary to authorize the execution, delivery or performance of this Agreement or any other agreement contemplated hereby or to consummate the transactions contemplated hereby or thereby (other than, with respect to consummation of the Merger, (i) obtaining the Requisite Shareholder Approval and (ii) filing and recording appropriate merger documents as required by the OGCL and the DLLCA). This Agreement and each other agreement contemplated hereby has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (collectively, the “Equitable Exceptions”). The Company Board has approved this Agreement and the transactions contemplated hereby and no restrictions on business combinations set forth in the OGCL apply to the Merger.

(b) The Company Board, at a meeting duly called and held, duly adopted resolutions (which have not been subsequently rescinded or modified in any respect) (i) approving and adopting this Agreement and the Merger contemplated by this Agreement, resolving to make the Company Recommendation and directing the submission of this Agreement to the shareholders of the Company for their approval and adoption pursuant to the terms of the Articles and the OGCL and the DLLCA, and (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and the Shareholders.

(c) The only vote of shareholders of the Company necessary to approve and adopt this Agreement and the Merger is the approval and adoption of this Agreement by a majority of the outstanding Common Shares (the “Requisite Shareholder Approval”).

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each other agreement contemplated hereby by the Company do not, and the performance of this Agreement and each other agreement contemplated hereby and the consummation of the Merger by the Company will not (i) conflict with or violate the Articles or the Regulations (or any comparable organizational document of any Subsidiary of the Company), (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) of this Agreement and the Requisite Shareholder Approval have been obtained and that all filings and other actions described in
Section 4.05(b) of this Agreement have been made or taken, conflict with or violate in any material respect any Law or Permit applicable to the Company or any Subsidiary thereof or by which any property or asset of the Company or any Subsidiary thereof is bound or affected, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by the Company or any Subsidiary thereof, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or result in a right of guaranteed payment or loss of a benefit under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, any Listed Contract, (iv) except as set forth in Section 4.05(a)(iv) of the Company Disclosure Schedule, require notice to, or the consent of, any Person under any Listed Contract or (vi) result in the creation or imposition of any Lien on any property or asset of the Company or any Subsidiary thereof or on any Common Shares or Options or (vii) cause any of the assets owned or used by the Company or any Subsidiary thereof to be reassessed or revalued by any Governmental Authority.

(b) The execution and delivery of this Agreement and each other agreement contemplated hereby by the Company do not, and the performance of this Agreement and each other agreement contemplated hereby and the consummation by the Company of the Merger will not, require any consent, approval, order, license, authorization or Permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which a proxy statement in definitive form relating to the Shareholders’ Meeting (the “Proxy Statement”) will be included as a prospectus, and declaration of effectiveness of the Form S-4; (ii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the New York Stock Exchange; (iii) the notices and consents described in Section 4.05(a) of the Company Disclosure Schedule required under any Contract with a Governmental Authority; and (iv) the filing and recordation of appropriate merger documents as required by the OGCL and the DLLCA.

Section 4.06 Permits; Compliance.

(a) Except with respect to ERISA, Taxes and Environmental Laws, which are the subject of Sections 4.10, 4.14 and 4.15, respectively, each of the Company and any Subsidiary thereof is in, and at all times since January 1, 2010 has been in, compliance in all material respects with all Laws and Permits applicable to the Company, any Subsidiary thereof or their respective businesses, properties or assets. Except with respect to Environmental Laws, which are the subject of Section 4.15, and real and personal property Rights of Way, which are the subject of Section 4.12(b), each of the Company and any Subsidiary thereof has all material permits, licenses, grants, easements, clearances, variances, exceptions, authorizations, exemptions, orders, consents, approvals and franchises (collectively, the “Permits”) from any Governmental Authority required to own, lease and operate its properties or conduct its business as now being conducted. All such Permits are in full force and effect and all material fees and charges with respect to such Permits that are due and owing have been paid in full. Section 4.06(a) of the Company Disclosure Schedule lists all current material Permits issued to the Company or any Subsidiary thereof, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit required to be set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any Subsidiary thereof has received any notice or other communication from any Governmental Authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, dispute, or modification with respect to any Permit or any notices of violation of any Law or of any investigation or inquiry in respect thereof.

(c) Each of the Company and any Subsidiary thereof has at all times complied in a timely manner in all material respects with applicable Laws regarding the use of funds for political activity or commercial bribery. There are no situations with respect to the business of the Company or any Subsidiary thereof that involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; or (iii) the receipt of any illegal discounts, rebates or kick-backs in violation of Law.

Section 4.07 Financial Statements.

(a) The unaudited consolidated financial statements (including, in each case, any notes thereto) of the Company and its Subsidiaries for the years ended December 31, 2012 and 2011 and the audited consolidated financial statements (including, in each case, any notes thereto) of the Company and its Subsidiaries for the year ended December 31, 2013 and for the six months ended June 30, 2014, complete copies of which have been delivered to Parent, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) were prepared in accordance with the books of account and other financial records of the Company, and (iii) each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

(b) Except as and to the extent set forth on the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2014, including the notes thereto, neither the Company nor any Subsidiary thereof has any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent, liquidated or unliquidated, due or to become due, determined, determinable or otherwise, and whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company), except for (i) current liabilities and obligations (including purchasing obligations) incurred in the Ordinary Course of Business since June 30, 2014 which are of the same character and nature as the liabilities set forth on the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2014, including the notes thereto, and (ii) liabilities and obligations to the extent disclosed on Section 4.07(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 4.07(c) of the Company Disclosure Schedule, the Company maintains a system of internal accounting controls for itself and its Subsidiaries that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in accordance with GAAP and to maintain accountability for their respective assets; and (iii) access to the assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization.

(d) Except as set forth in Section 4.07(d) of the Company Disclosure Schedule, there is no “off-balance sheet” transaction, arrangement or relationship between the Company or any Subsidiary thereof and any unconsolidated Person, including any structured finance, special purpose, or limited purpose Person.

(e) To the Company’s Knowledge, except as set forth in Section 4.07(e) of the Company Disclosure Schedule, there are no significant deficiencies or material weaknesses in either the design or operation of internal controls of the Company or any Subsidiary thereof that are reasonably likely to adversely affect the ability of the Company or any Subsidiary thereof to record, process, summarize and report financial information in a materially accurate manner. The Company has no Knowledge of any fraud or suspected fraud involving any current or former employee of the Company or any Subsidiary who has or had a role in the internal controls related to financial reporting.

Section 4.08 Absence of Certain Changes or Events.

Since December 31, 2013, each of the Company and any Subsidiary thereof has conducted its business only in the Ordinary Course of Business, and, since such date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, except as described in Section 4.08 of the Company Disclosure Schedule, since December 31, 2013:

(a) there has not been (i) any change by the Company or any Subsidiary thereof in its accounting, cash management or working capital methods, principles or practices (including with respect to reserves, revenue recognition, timing for payments of accounts payable and other

Indebtedness and liabilities, collections or accrual of accounts receivable, depreciation or amortization policies or rates, prepayment of expenses, accrual of other expenses, deferral of revenue or acceptance of customer deposits), (ii) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable (except in the Ordinary Course of Business and which, individually or in the aggregate, are not material) or (iii) any change in any of the accounting principles, policies or procedures used by the Company or any Subsidiary thereof other than as required by GAAP or applicable Law;

(b) neither the Articles nor the Regulations (or comparable organizational documents of any Subsidiary of the Company) have been amended or otherwise modified;

(c) neither the Company nor any Subsidiary thereof has sold, transferred, assigned, delivered, leased, subleased, licensed, sublicensed, mortgaged, pledged, encumbered, impaired or otherwise disposed of (in whole or in part), or created, incurred, assumed or caused to be subjected to any Lien on, any of the rights, assets or properties of the Company or any Subsidiary thereof (including any accounts receivable), except for the sale of inventory in the Ordinary Course of Business and in compliance with applicable Law;

(d) neither the Company nor any Subsidiary thereof has acquired any rights, assets or properties other than purchases of inventory or supplies in the Ordinary Course of Business and in compliance with applicable Law;

(e) there has not been any damage, destruction or loss (whether or not covered by insurance) in an amount greater than $50,000.00, individually or in the aggregate, with respect to any rights, assets or properties of the Company or any Subsidiary thereof;

(f) neither the Company nor any Subsidiary thereof has (i) incurred or modified any Indebtedness or issued any debt securities or any warrants or rights to acquire any debt security, (ii) assumed, guaranteed or endorsed or otherwise become responsible for, the obligations of any Person, (iii) entered into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement, or (iv) made any capital investments, loans or advances (except for advances of reasonable business expenses in the Ordinary Course of Business and in compliance with applicable Law);

(g) neither the Company nor any Subsidiary thereof has authorized or made any capital expenditures outside of the Ordinary Course of Business or in excess of $25,000.00, individually or in the aggregate;

(h) there has not been any (i) increase in, acceleration of or provision for compensation, benefits (fringe or otherwise) or other rights to any director, equityholder, officer, employee, or independent contractor of the Company or any Subsidiary thereof except for increases in the Ordinary Course of Business in salaries or wages of employees of the Company or as required by applicable Law, (ii) grant, Contract to grant, or amendment or modification of any grant or Contract to grant, any severance, bonus, termination, retention or similar payment to any director, equityholder, officer, employee, or independent contractor of the Company or any Subsidiary thereof, (iii) loan or advance of money or other property by the Company or any Subsidiary thereof to any of its directors, equityholders, officers, employees, or independent contractors (except for advances of business expenses in the Ordinary Course of Business), (iv) establishment, adoption, entry into, amendment or termination of any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, consulting termination, severance, change of control, retention, indemnification, or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, equityholder, officer, employee or independent contractor or (v) contribution to any Employee Plan or provision any funding for any “rabbi” trust or similar arrangement other than in the Ordinary Course of Business or as required by Law;

(i) there has not been any (i) split, combination or reclassification of any shares of capital stock of the Company or any Subsidiary thereof; (ii) issuance, sale or other disposition of any of the capital stock of the Company or any Subsidiary thereof (other than in connection with the exercise of Options as required by the terms of such Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of the Company or any Subsidiary thereof; or (iii) declaration or payment of any dividends or distributions on or in respect of any of the capital stock of the Company or any Subsidiary thereof or redemption, purchase or acquisition of the capital stock of the Company or any Subsidiary thereof or (iv) any other payments to shareholders of the Company and their Affiliates other than in the Ordinary Course of Business in accordance with the terms of Contracts with such shareholders or their Affiliates;

(j) neither the Company nor any Subsidiary thereof has incurred, assumed or otherwise become subject to any liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Company or any Subsidiary thereof in the Ordinary Course of Business;

(k) neither the Company nor any Subsidiary thereof has discharged any Lien or discharged or paid any Indebtedness or other liability, except for (i) accounts payable that (A) are reflected as current liabilities in the “liabilities” column of audited consolidated balance sheet of the Company and its Subsidiaries for the year ended December 31, 2013 or for the six months ended June 30, 2014 or have been incurred by the Company or any Subsidiary thereof since the June 30, 2014 in the Ordinary Course of Business, which, in any case, are not material, and (B) have been discharged or paid in the Ordinary Course of Business, (ii) Credit Agreement Debt and (iii) Company Transaction Expenses;

(l) neither the Company nor any Subsidiary thereof has forgiven any Indebtedness or otherwise released or waived any right or claim and no Action has been settled, adjudicated or dismissed;

(m) neither the Company nor any Subsidiary thereof has entered into a Listed Contract or entered into any transaction outside of the Ordinary Course of Business;

(n) neither the Company nor any Subsidiary thereof has adopted any plan of merger (except for the Merger), consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law; and

(o) neither the Company nor any Subsidiary thereof has authorized, committed or otherwise become obligated to take any of the actions described in this Section 4.08.

Section 4.09 Absence of Litigation. Except as disclosed in Section 4.09 of the Company Disclosure Schedule, there is no Action pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary thereof or any of their respective properties or assets. Neither the Company nor any Subsidiary thereof nor any of their respective properties or assets is subject to any order of, consent decree, judgment, settlement agreement or similar written Contract with, or, to the Company’s Knowledge, investigation by, any Governmental Authority. There is no Action pending or, to the Company’s Knowledge, threatened against any past or current director or officer of the Company or any Subsidiary thereof that is reasonably likely to result in any liability on the part of the Company or any Subsidiary thereof, whether or not such liability is insured. There is no Order outstanding to which the Company, any Subsidiary thereof or any of their respective properties, rights or assets is subject. To the Company’s Knowledge, no Shareholder or Option Holder is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company or any Subsidiary thereof or to any Common Shares or Options.

Section 4.10 Employee Benefit Plans.

(a) Set forth in Section 4.10(a) of the Company Disclosure Schedule is a list of all Employee Plans. The Company has furnished to Parent (i) a true and complete copy of each Employee Plan, including all plan documents and amendments thereto, (ii) the current summary plan description for each Employee Plan for which a summary plan description is required and each summary of material modifications thereto and any other material employee communications, (iii) the Forms 5500, including all schedules and audited financial statements attached thereto, if any, filed for the three most recent plan years by each of the Employee Plans, (iv) the most recent determination letter or opinion letter from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code and any notices or other material communications to or from a Governmental Authority with respect to any Employee Plan, and (v) any trust agreements, insurance contracts, insurance policies, annuity contracts, voluntary employees’ beneficiary association, as defined in Section 501(c)(9) of the Code, or other documents of any funding arrangements related to any Employee Plan. There are no unwritten Employee Plans. Except as specifically provided in the foregoing documents furnished to Parent, there are no amendments to any Employee Plan that have been adopted or approved. Neither the Company, any Subsidiary thereof nor any ERISA Affiliate has any plan or commitment to create, adopt or approve any new Employee Plan or to modify or change any existing Employee Plan that would affect any current or former director, officer, equityholder, employee, or independent contractor of the Company or any Subsidiary thereof, except as required by Law.

(b) Neither the Company, any Subsidiary thereof nor any corporation, trust, partnership, trade or business or other entity that would be considered as a member of a group described in Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code with the Company or any Subsidiary thereof or that is a member of the same “controlled group” as the Company or any Subsidiary thereof pursuant to Section 4001(a)(14) of ERISA (“ERISA Affiliate”) has, at any time, sponsored, maintained, participated in, contributed to or been required to contribute to, or have any liability (contingent or otherwise) with respect to a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA for which the Company could incur liability under Section 4063 or 4064 of ERISA, any other pension plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or the pension plan funding rules of ERISA or the Code or a “multiple employer plan,” within the meaning of Section 4063 of ERISA or Section 413(c) of the Code. Further, except as set forth in Section 4.10(b) of the Company Disclosure Schedule, neither the Company, any Subsidiary thereof nor an ERISA Affiliate has, in the past five years, sponsored, maintained, contributed to or been required to contribute to any “multiemployer plan,” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, (i) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended for all applicable legal requirements in order to maintain such tax-qualified status, has received a favorable determination letter from the IRS as to its qualification for all provisions for which such a letter may be obtained based on the most recent cumulative list of required amendments applicable to such Employee Plan or is entitled to rely on such letter obtained with respect to the applicable Employee Plan, no such favorable determination letter or opinion letter has been revoked (or to the Company’s Knowledge has revocation been threatened), and there are no existing circumstances nor have any events occurred since the date of the most recent determination letter or opinion letter that could adversely affect the tax-qualified status of any such Employee Plan or the related trust or increase the costs relating thereto, (ii) each Employee Plan, including any associated trust or fund, has been administered in compliance with its terms and applicable Law, (iii) nothing has occurred with respect to any Employee Plan that has subjected or could subject the Company, any Subsidiary thereof or an ERISA Affiliate to a direct, indirect or contingent liability under Title IV of ERISA or Chapter 43 of Subtitle D of the Code, (iv) no Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, and (v) each Employee Plan may be unilaterally amended or terminated at any time.

(d) All required contributions, assessments and premium payments required to be made by the Company, any Subsidiary thereof or an ERISA Affiliate on account of each Employee Plan have been made or accrued in all material respects. There are no existing (or, to the Company’s Knowledge, threatened) Actions, claims or other controversies relating to an Employee Plan, other than routine claims for information or benefits in the normal course. There is no matter pending (other than routine qualification determination filings) with respect to any Employee Plan before the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, neither the execution of this Agreement, the receipt of the Requisite Shareholder Approval nor the consummation of the Merger will (either alone or in conjunction with any other event) (i) entitle any employees of the Company, any Subsidiary thereof or an ERISA Affiliate to any payment or benefit or any increase in compensation or benefits, (ii) result in the acceleration of the time of payment, accrual, vesting or funding of any benefit or compensation, (iii) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, (iv) result in any limitation on the right of the Company, any Subsidiary thereof or an ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust, (v) result in the Parent or Merger Sub being required to make a contribution to, or pay benefits or provide rights under any Employee Plan, (vi) result in a conflict with the terms of any Employee Plan, or (vii) result in any other material obligation pursuant to, any breach or violation of, or a default under, any Employee Plan.

(f) With respect to any Employee Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (i) no such Employee Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) each such Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies in all material respects with the applicable requirements of Part 6 of Title I of ERISA and Code Sections 4980B(f) (or similar state Laws), 9801, 9802, 9811 and 9812 and the Health Insurance Portability and Accountability Act (including regulations thereunder) and (iii) each Employee Plan complies with the applicable provisions of the Patient Protection and Affordable Care Act and the regulations thereunder, and no such plan is grandfathered thereunder. Except as provided in Section 4.10(f) of the Company Disclosure Schedule, neither the Company, any Subsidiary thereof nor any ERISA Affiliates provides or has any obligation to provide post-employment welfare benefits except as required under Section 4980B of the Code or similar state Laws.

(g) Each Employee Plan that provides for deferred compensation (as defined under Section 409A of the Code) is listed in Section 4.10(g) of the Company Disclosure Schedule and satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code and the Treasury Regulations or other IRS guidance issued thereunder. Further, each option granted by the Company or any Subsidiary thereof to purchase stock of the Company or any Subsidiary thereof, including Options granted under the Company Stock Option Plans, is (or was to the extent it is no longer in existence) exempt from Code Section 409A. No Employee Plan provides for any tax gross up for excise taxes and penalties under Sections 4999 or 409A of the Code. Neither the Company nor any Subsidiary thereof has been obligated to report any corrections made due to a failure to comply with Code Section 409A or the Treasury Regulations or other IRS guidance issued thereunder to any Governmental Authority.

(h) Section 4.10(h) of the Company Disclosure Schedule sets forth all ERISA Affiliates.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule lists (i) each natural Person who is employed by the Company or any Subsidiary thereof, as of the date hereof whose annual base compensation exceeds $25,000 and (ii) each such Person’s name, date of hire, current rate of base compensation and title.

(b) Except as set forth in Section 4.11(b)(i) of the Company Disclosure Schedule, there are no Actions or charges pending or, to the Company’s Knowledge, threatened between the Company or any Subsidiary thereof, on the one hand, and any of its employees, on the other hand. Neither the Company nor any Subsidiary thereof is a party to, or is bound by, any collective bargaining agreement or other labor union or labor organization Contract, whether written or oral, express or implied, currently in existence or being negotiated, applicable to persons employed by the Company or any Subsidiary thereof, or (except as set forth in Section 4.11(b)(ii) of the Company Disclosure Schedule) any other Contract regarding the rates of pay or working conditions of any employees, nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union or labor organization to organize any such employees. There are no unfair labor practice charges pending, or to the Company’s Knowledge, threatened against the Company or any Subsidiary thereof before the National Labor Relations Board or other Governmental Authority, nor are there any current union representation questions involving employees of the Company or any Subsidiary thereof. Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, there is no, and for the past five years there has not been any, union organizing, labor dispute, strike, slowdown, work stoppage or lockout, or, to the Company’s Knowledge, threat thereof, by or with respect to any employees of the Company. There is no, and for the past five years there have not been any, settlement agreements with any administrative agencies with respect to any alleged violations of federal or state labor Laws.

(c) Each Person who is or was performing consulting or other services for the Company or a Subsidiary thereof are or were correctly classified by the Company as either “independent contractors” or “employees”, as the case may be, for purposes of all employment-related Laws and all Laws concerning the status of independent contractors, and, at the Effective Time, each such Person will qualify for such classification. Neither the Company nor any Subsidiary thereof is a party to any Contract for the provision of labor from any outside agency or employee leasing company. To the Company’s Knowledge, there have been no claims by employees of such outside agencies or employee leasing companies, if any, with regard to employees assigned to the Company or a Subsidiary thereof, and no claims by any Governmental Authority with regard to such employees.

(d) There are no pending or, to the Company’s Knowledge, threatened Actions, complaints, charges or claims under federal or state or other Laws based on sexual, racial or other prohibited forms of harassment, age, sex, disability, race or other prohibited forms of discrimination or common law claims, including claims of wrongful termination, by any employees of the Company, a Subsidiary thereof or any other Person performing work or providing services to the Company or a Subsidiary thereof, and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to such Actions, complaints, charges or claims. There is no, and for the past five years there have not been any, settlement agreements or consent decrees with any administrative agencies with respect to any alleged violations of federal or state employment Laws. Each of the Company and any Subsidiary thereof has complied with and properly classified and paid its employees under all applicable wage and hour Laws, has timely paid all compensation (including, but not limited to, vacation, bonuses and commissions, if any) owed to all current and former employees, has complied with all requirements of Occupational Health and Safety Act (OSHA), immigration Laws and the Worker Adjustment and Retraining Notification Act (WARN), and has complied with all other Laws related to the employment of employees. There are no pending or, to the Company’s Knowledge, threatened Actions, complaints, charges or claims under federal or state or other Laws or common law claims based on workplace safety, including any claims under Occupational Health and Safety Act (OSHA) by any employees of the Company, a Subsidiary thereof or any other Person performing work or providing services to the Company or a Subsidiary thereof, and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to such Actions, complaints, charges or claims. Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof has received any notice of any claim that it has not complied with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, the payment of unemployment and workers compensation Taxes and assessments, equal employment opportunity, employment discrimination, employee safety, or that it is liable for any arrearages of wages or any Taxes or penalties for failure to comply with the foregoing.

(e) Neither the Company nor any Subsidiary thereof has any employment policies and/or employee handbooks except as described in Section 4.11(e) of the Company Disclosure Schedule.

(f) To the Company’s Knowledge, except as described in Section 4.11(f) of the Company Disclosure Schedule, no current employee or director of the Company or any Subsidiary thereof is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar contract or agreement, between such employee or director and any other Person or is otherwise obligated under any contract or agreement (including licenses, covenants or commitments of any nature), or subject to any Order of any court or other Governmental Authority that adversely affects or will affect the performance of his or her duties as an employee or director of the Company or, after the Closing, of Parent or any of its Subsidiaries (including the Surviving Entity).

Section 4.12 Property.

(a) Section 4.12(a) of the Company Disclosure Schedule accurately describes the Systems, along with all real property, leaseholds or other interests in real property owned or leased by the Company or any Subsidiary thereof.

(b) Other than Permitted Liens and except as set forth in Section 4.12(b) of the Company Disclosure Schedule, the interests of the Company in and to the Systems are now, and will be at Closing, free and clear of all Liens.

(c) Set forth on Section 4.12(c) of the Company Disclosure Schedule is a true and complete list of all personal property (i) owned by the Company or any Subsidiary thereof and having an historical cost in excess of $20,000.00, or (ii) leased by the Company or any

Subsidiary thereof and having annual lease payments in excess of $5,000.00. The Company has (A) good and valid title, free and clear of all Liens (other than Permitted Liens), to all personal property described in the preceding clause (i) and all other personal property and assets shown on the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2014 or acquired thereafter (collectively, the “Owned Personal Property”) and (B) a good and valid leasehold interest, free and clear of all Liens (other than Permitted Liens), to all personal property described in the preceding clause (ii) and all other leased personal property of the Company or its Subsidiaries (collectively, the “Leased Personal Property”). The Owned Personal Property and the Leased Personal Property constitute all of the personal property used or held for use in connection with the conduct of the business of the Company and its Subsidiaries and operation of the Systems. All tangible assets of the Company or any Subsidiary thereof (including the Systems, the Owned Personal Property and the Leased Personal Property) are in good working condition and repair, except for normal wear and tear, have been maintained in accordance with standard industry practice, and are suitable for the purposes for which they are being used.

(d) Set forth on Section 4.12(d)(i) of the Company Disclosure Schedule is a true and complete list of all real property interests, excluding the Existing Rights of Way and the Pipeline Easements but including other options or rights of first refusal or first offer to acquire any real property, leases, easements, rights of way, restrictions, licenses, ground leases and purchase options, that the Company or any Subsidiary thereof owns or holds (the “Owned Real Property”), including the location of, and a brief description of the nature of the activities conducted on, the Owned Real Property. The Company has good, indefeasible and marketable fee simple title in the Owned Real Property free and clear of all Liens (other than Permitted Liens). The Company has made available to the Parent a true and complete copy of each (i) deed and other instrument (as recorded) by which the Company or any Subsidiary thereof acquired the Owned Real Property, (ii) title insurance policy, opinion, abstract and survey in the possession of the Company or any Subsidiary thereof and relating to the Owned Real Property, and (iii) Contract, including leases and agreements relating to rights of way and easements, to which the Owned Real Property is subject (the “Owned Real Property Contracts”), and, in the case of any oral Owned Real Property Contract, a written summary of the material terms of such Contract. Except as disclosed on Section 4.12(d)(ii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof is obligated under, nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary thereof has leased or otherwise granted to any Person the right to use or occupy any of the Owned Real Property or any portion of the income or profits from the sale, operation or development thereof.

(e) Set forth on Section 4.12(e)(i) of the Company Disclosure Schedule is a true and complete list of all leases of real property to which the Company or any Subsidiary thereof is a party or by which any of them holds a leasehold interest or is otherwise obligated (the “Leased Real Property”). The Company has a good and valid leasehold interest in the Leased Real Property. The Company has provided to Parent true, correct and complete copies of all such leases for Leased Real Property (the “Leased Real Property Contracts”). Each Leased Real Property Contract to which the Company or any Subsidiary thereof is a party is legal, valid, binding and in full force and effect in accordance with its terms, and all rents and additional rents due from the Company or any Subsidiary thereof under each such Leased Real Property Contract have been paid. As of the date of this Agreement, neither the Company nor any Subsidiary thereof has received notice that it is in default or breach under any Leased Real Property Contract to which it is a party. There exists no material default or breach by the Company or any Subsidiary thereof, or to the Company’s Knowledge, by any other party under any such Leased Real Property Contract and no event or circumstance has occurred or exists with respect to the Company or, to the Company’s Knowledge, with respect to any other party under any such Leased Real Property Contract, which, with notice, lapse of time or both, would constitute a material default or breach under the provisions of any Leased Real Property Contract. Except as set forth in Section 4.12(e)(ii) of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions or any other Contracts to which the Company or any Subsidiary thereof is a party granting to any Person other than the Company or such Subsidiary any right to possession, use, occupancy or enjoyment of any of the Leased Real Property or any portion thereof and neither the Company nor any Subsidiary thereof is obligated under or bound by any option, right of first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any Leased Real Property or any interest in any Leased Real Property. Neither the Company nor any Subsidiary thereof has collaterally assigned or granted any other security interest in any Leased Real Property Contract. There are no outstanding obligations regarding construction or other work or installations to be performed by or on behalf of the Company or any of its Subsidiaries at the Leased Real Property.

(f) With respect to any Company Property: (i) there are no pending or, to the Company’s Knowledge, threatened (A) condemnation or eminent domain proceedings, suits or administrative actions relating to any such parcel or any other Action relating to any Company Property, (B) zoning application or proceeding, or (C) other matters affecting adversely the current use, occupancy or value thereof; (ii) all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), on or serving any such parcel are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are available for immediate use in, and are otherwise suitable for, the operation of the business of the Company, including the Systems, as currently conducted, and are supplied with utilities and other services necessary for the operation of the business of the Company as currently conducted at such facilities; (iii) there are no special Tax, levy or assessment for benefits or betterments that affect the Company Property and no such special Taxes, levies or assessments are pending or, to the Company’s Knowledge, contemplated; and (iv) there are no Contracts to which the Company or any Subsidiary thereof is a party or bound or, to the Company’s Knowledge, any other Contracts, granting to any third party or parties the right of use or occupancy of any such parcel in conflict with the rights of the Company or any Subsidiary thereof to the Company Property. As of the date hereof, neither the Company nor any Subsidiary thereof has received written (or, to the Company’s Knowledge, other) notice of default or violations in connection with any Permits required for the occupancy and operation of the Company Property.

(g) The assets, property (both real and personal), rights and privileges owned, leased or licensed by the Company or any Subsidiary thereof, including those pertaining to the Systems as described on Section 4.12(a) of the Company Disclosure Schedule, constitute all of the assets, property (both real and personal), rights and privileges (i) that have been acquired by the Company or any of its Affiliates on or prior to the date hereof for the operation of the Systems, (ii) are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and (iii) constitute all of the assets, property, rights and privileges reasonably necessary to conduct the business of the Company as currently conducted. As of the Effective Time, none of the Affiliates of the Company (excluding its Subsidiary and the Coop) will own, lease or license any assets, property (both real and personal), rights or privileges required for or otherwise relating to the operation of the Systems or the conduct of the Company’s business. From and after the date hereof, any assets, property (both real and personal), rights or privileges required for or otherwise relating to the operation of the Systems or the conduct of the Company’s business shall be acquired by, and all documents executed in the name of, the Company or a Subsidiary of the Company and not any other Person.

(h) Section 4.12(h) of the Company Disclosure Schedule sets forth a true and correct list of all material easements, rights of way (including Existing Rights of Way), property use agreements, line rights, real property licenses and permits and local consents to use any public streets and ways owned by the Company, any Subsidiary thereof or the Coop (collectively, the “Pipeline Easements”). There are no easements, rights of way (including Existing Rights of Way), property use agreements, line rights, real property licenses and permits or local consents to use any public streets and ways that are used or held for use by the Company that are owned by any Affiliates of the Company or the Shareholders (excluding the Company’s Subsidiary and the Coop).

(i) The Company has not received written (or, to the Company’s Knowledge, other) notice of default or termination from any Person and, to the Company’s Knowledge, there is no deficiency in any Pipeline Easement which might result in a material impairment or loss of title to the real property or the value thereof or materially adversely affect the ability of the Parent or the Surviving Entity to own and operate the Systems or the Pipeline Easements from and after the Effective Time. Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, (i) the Company is not in default under any Pipeline Easements, nor to the Company’s Knowledge, is there any event or circumstances that with the giving of notice or the lapse of time or both would constitute a default under any Pipeline Easement, (ii) to the Company’s Knowledge, there are no easement gaps in the pipelines located on the Pipeline Easements, (iii) the Pipeline Easements are in full force and effect and are sufficient to allow Parent and the Surviving Entity to continue to operate any pipelines therein or thereon (without interruption) after the Effective Time in the same manner as currently operated, and (iv) there are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting any Pipeline Easement. All Pipeline Easements represent valid, binding and enforceable agreements of the Company, and to the Company’s Knowledge, each of the other parties thereto, and, to the Company’s Knowledge, there is no pending modification or cancellation of same.

(j) As to the Pipeline Easements, all payments due and owing to the grantors have been made, except for construction related damage payments which may be due and owing to the grantors under a Real Property Contract.

(k) To the Company’s Knowledge, all Liens that could reasonably be expected to affect the right of the Surviving Entity or Parent, as applicable, to use the Pipeline Easements have been disclosed to Parent.

(l) Each of the Company and any Subsidiary thereof has complied in all material respects with all applicable Laws as to zoning and subdivision approvals and the use and operation of the Company Property, Systems and the Pipeline Easements in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Company’s Knowledge, no material improvements constituting a part of the Company Property encroach on real property owned or leased by a Person other than the Company.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule lists all Intellectual Property owned by the Company or any Subsidiary thereof that are: (i) patents and patent applications; (ii) trademark, trade name and service mark registrations and applications; (iii) copyright registrations and applications; (iv) Internet domain registrations; (v) proprietary software systems and databases; or (vi) not covered by the preceding clauses (i) through (vi) but that are material to the Company’s business or operations.

(b) Section 4.13(b) of the Company Disclosure Schedule lists all Intellectual Property not owned by the Company, but which is licensed by the Company or any Subsidiary thereof for use in its business (collectively, the “Licenses”). With respect to each License, neither the Company, any Subsidiary thereof nor, to the Company’s Knowledge, any other party thereto, is in breach or default thereof.

(c) Except as disclosed in Section 4.13(c) of the Company Disclosure Schedule, to the Company’s Knowledge, each of the Company and any Subsidiary thereof owns, or has a valid right to use, all Intellectual Property utilized in the operation of its business as currently conducted.

(d) Except as disclosed in Section 4.13(d) of the Company Disclosure Schedule, (i) the operation of the business of the Company and any Subsidiary thereof as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (ii) neither the Company nor any Subsidiary thereof has received a notice that the conduct of its business infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party, and there is no Action pending or, to the Company’s Knowledge, threatened that alleges the same, (iii) the Intellectual Property owned by the Company or any Subsidiary thereof is validly filed, prosecuted and maintained, has not been adjudged invalid or unenforceable in whole or in part and, to the Company’s Knowledge, is not being infringed, misappropriated or otherwise violated by any third party, and (iv) neither the Company nor any Subsidiary thereof is obligated to make any royalty or similar payment in connection with its rights in or use of any Intellectual Property.

(e) To the Company’s Knowledge, all Intellectual Property produced or otherwise generated by or for the Company or any Subsidiary thereof, whether by assignment, work made for hire or otherwise, including, without limitation, any content posted on the Websites, is produced solely by or for the benefit of the Company or such Subsidiary and is owned exclusively or validly licensed by the Company or such Subsidiary. Each of the Company and any Subsidiary thereof has taken reasonable steps to ensure that all Persons (including current and former employees of the Company or any Subsidiary thereof and any independent contractors or interns) who create or contribute to Intellectual Property owned or used by the Company or any Subsidiary thereof in the conduct of its business have assigned to the Company or such Subsidiary in writing all of their rights therein that did not initially vest with the Company or such Subsidiary by operation of law.

Section 4.14 Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a) the Company and its Subsidiaries have timely filed (or has had filed on their behalf) all material Tax Returns required to be filed by them with the appropriate Governmental Authority, and they have paid all material Taxes due and payable by the Company and its Subsidiaries or for which the Company and its Subsidiaries otherwise are liable, whether or not shown on any Tax Return as due and payable;

(b) all such Tax Returns are true, accurate and complete in all material respects;

(c) neither the Company nor any of its Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return;

(d) the Company has previously delivered or made available to Parent true, accurate and complete copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to Taxes of the Company and its Subsidiaries, all of which are listed on Section 4.14(d) of the Company Disclosure Schedule, and (ii) all U.S. federal and state, local and foreign income Tax Returns and other material Tax Returns filed by or on behalf of the Company and its Subsidiaries since December 31, 2008;

(e) the unpaid Taxes of the Company and its Subsidiaries as of June 30, 2014 (i) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2014, and (ii) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

(f) neither the IRS nor any other Governmental Authority has asserted or, to the Company’s Knowledge, has threatened to assert against the Company or any of its Subsidiaries, any deficiency or claim for any Taxes, whether or not in writing;

(g) there are no pending or, to the Company’s Knowledge, threatened Actions, investigations, suits, Governmental Authority proceedings or audits for the assessment or collection of Taxes against the Company or its Subsidiaries;

(h) neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;

(i) neither the Company nor any of its Subsidiaries has any liability for any amount of Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract or otherwise;

(j) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Effective Time as a result of any transaction occurring in, or a change in accounting method made for, a Tax period ending on or before the Effective Time;

(k) Section 4.14(k) of the Company Disclosure Schedule sets forth each jurisdiction in which the Company and its Subsidiaries are or have been required to file Tax Returns or pay Taxes and each type of Tax required to be paid therein;

(l) the Tax Returns of or with respect to the Company and its Subsidiaries for all Tax periods ending prior to January 1, 2010 (i) have been examined and such Tax periods closed by the relevant Governmental Authority, and no adjustments to such Tax Returns were made, or (ii) have not been examined but the statute of limitations with respect to all such Tax Returns has expired;

(m) no power of attorney has been executed by or on behalf of the Company and any of its Subsidiaries with respect to any matters relating to Taxes that is currently in force;

(n) no claim, whether asserted orally, in writing or otherwise, has ever been made by any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

(o) there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of its Subsidiaries. None of the assets of the Company or any of its Subsidiaries is required to be treated for Tax purposes as being owned by any other Person;

(p) all Taxes required by Law to be withheld or collected by the Company and its Subsidiaries have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority;

(q) the Company and its Subsidiaries are in material compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws;

(r) the Company and its Subsidiaries have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which it otherwise would have been obligated to collect or withhold Taxes;

(s) neither the Company nor any of its Subsidiaries is a party to, is not bound by and has no obligation under any, Tax sharing, indemnity, allocation or similar contract. Neither the Company nor any of its Subsidiaries has any contractual obligations to indemnify any other Person with respect to Taxes. No closing agreement pursuant to Section 7121 of the Code or any other agreement with any Governmental Authority has been entered into by or with respect to the Company or any of its Subsidiaries;

(t) neither the Company nor any of its Subsidiaries has (i) taken a position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of Tax under Section 6662 of the Code (or any similar provision of state or local Law), or (ii) entered into or participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any analogous provision of state, foreign or local Tax Law;

(u) the Company has not made any election to be treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code;

(v) neither the Company nor any of its Subsidiaries has ever participated in an international boycott as defined in Section 999 of the Code;

(w) since December 31, 2009, neither the Company nor any of its Subsidiaries has made or changed any Tax election or changed any method of Tax accounting, settled or compromised any federal, state, local or foreign Tax liability; filed any amended Tax Return, entered into any closing agreement relating to any Tax, agreed to an extension of a statute of limitations, or surrendered any right to claim a Tax refund;

(x) no Shareholder is a foreign person within the meaning of Section 1445 of the Code;

(y) neither the Company nor any of its Subsidiaries has ever made any payments under, is a party to, or has any liability with respect to, any agreement, contract, arrangement or plan that could result, separately or in the aggregate, in the actual or deemed payment by the Company of any “excess parachute payment” within the meaning of Section 280G of the Code, or any amount that will not be fully deductible pursuant to Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law); and

(z) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, (i) during any period for which the statute of limitations for any relevant Tax has not expired in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (ii) in a transaction which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 4.15 Environmental Matters.

(a) Except as disclosed in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof (i) has violated, or is currently violating, any Environmental Law; (ii) is liable, or, to the Company’s Knowledge, is aware of facts or circumstances that could reasonably be expected to result in liability, for any contamination on real property owned or operated by third parties by Hazardous Substances arranged for disposal or otherwise Released by the Company or any Subsidiary thereof on or under that real property (including properties subject to the Pipeline Easements); (iii) is liable, or, to the Company’s Knowledge, is aware of facts or circumstances that could reasonably be expected to result in liability, for any contamination by Hazardous Substances on or under any Company Property; (iv) is liable, or, to the Company’s Knowledge, is aware of facts or circumstances that could reasonably be expected to result in liability, under any Environmental Law (including pending or, to the Company’s Knowledge, threatened Liens or other Actions); (v) has Released any Hazardous Substances in contravention of Environmental Law; (vi) received any written notice, or otherwise has Knowledge, that any real property currently or formerly owned, operated or leased by it (including soils, groundwater, surface water, buildings and other structure located on any such real property) or any property subject to the Pipeline Easements has been contaminated with any Hazardous Substance which could reasonably be expected to result in an Action against it; (vii) is subject (nor are any of its assets or properties subject) to any pending or, to the Company’s Knowledge, threatened Action alleging a violation of, or liability under, Environmental Laws; (viii) has retained or assumed, either by Contract, operation of law, or otherwise, any liability or obligation of any other Person under Environmental Law; or (ix) has received any written request for information, notice of violation or other written communication from any Governmental Authority or third party alleging a violation of or liability under any Environmental Law or any damage or liability related to human health or safety. Each of the Company and any Subsidiary thereof has obtained, and is and has been in material compliance with, all material permits, licenses, approvals, consents and other authorizations required under any Environmental Law to own, operate or lease its facilities, assets and properties (including the Systems) and to conduct its business as now being conducted and all such permits, licenses, approvals, consents and other authorizations are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law. The Company has provided to Parent true and complete copies in its possession or under its control of (A) all audits, assessments, data, studies, investigations, reports, remediation plans and the like in the possession or under the control of the Company or any of its Subsidiaries relating to compliance with Environmental Laws or the environmental condition of any real property presently or previously owned, operated or leased by the Company or any of its Subsidiaries and (B) all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(b) To the Company’s Knowledge, there is no environmental condition, event or circumstance regulated by Environmental Law that could reasonably be expected to prevent or impede, after the Effective Time, the ownership, lease, operation or use of the business, properties or assets of the Company (or the Surviving Entity) or any Subsidiary thereof as currently carried out. To the Company’s Knowledge, there are no conditions resulting from the operations of the business of the Company or any Subsidiary thereof or existing at or resulting from any assets or properties of the Company or any Subsidiary thereof that could reasonably be expected to result in Parent or any Subsidiary thereof (including the Surviving Entity) incurring any liability or obligation under Environmental Laws after the Effective Time.

(c) Section 4.15(c) of the Company Disclosure Schedule contains a complete and accurate list of all active or abandoned in place aboveground or underground storage tanks owned or operated by the Company or any Subsidiary thereof.

(d) To the Company’s Knowledge, Section 4.15(d) of the Company Disclosure Schedule contains a complete and accurate list of all off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company or any Subsidiary thereof and any predecessors, and neither the Company nor any Subsidiary thereof has received any written notice regarding potential liabilities with respect to such off-site Hazardous Substances treatment, storage, or disposal facilities used by the Company or any Subsidiary thereof.

Section 4.16 Listed Contracts.

(a) Except as disclosed in Section 4.16(a) of the Company Disclosure Schedule, (i) each of the Listed Contracts is valid, binding and in full force and effect and is enforceable against the Company, and to the Company’s Knowledge, the other parties thereto, in accordance with its terms, subject to the Equitable Exceptions, (ii) neither the Company nor any Subsidiary thereof is in breach or default under any Listed Contract nor, to the Company’s Knowledge, is any other party thereto in breach or default thereunder, (iii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any such Listed Contract by the Company or any Subsidiary thereof or, to the Company’s Knowledge, any other party, (iv) no party to any such Listed Contract has given notice to the Company or any Subsidiary thereof of, or made a claim against the Company or any Subsidiary thereof with respect to, any breach or default under any such Listed Contract, and (v) neither the Company nor any Subsidiary thereof has received any notice alleging that it is in breach or default of any Listed Contract or that any party to any Listed Contract intends to cancel, terminate, alter or modify such Listed Contract, to renegotiate such Listed Contract, or to exercise or not exercise any options thereunder, and, to the Company’s Knowledge, no such intent to cancel, terminate, alter, modify, renegotiate or exercise has been otherwise threatened.

(b) Section 4.16(b) of the Company Disclosure Schedule sets forth a correct and complete list of the following Contracts (or, in each case, a written description of the material terms of any similar oral Contract) to which the Company or any Subsidiary thereof is a party or by which it or any of its properties or assets is bound:

(i) all Contracts or series of related Contracts, whether for the purchase, sale, gathering, processing, transportation, treating or other handling of natural gas or any other commodity products or substances, or otherwise, that (A) involved the payment by the Company or any Subsidiary thereof of at least $20,000 during the 12-month period ended December 31, 2013, or (B) involved the payment by the Company or any Subsidiary thereof of at least $20,000 during the 12-month period ended December 31, 2014;

(ii) all Contracts or series of related Contracts, whether for the purchase, sale, gathering, processing, transportation, treating or other handling of natural gas or any other commodity products or substances, or otherwise, that (A) involved the payment to the Company or any Subsidiary thereof of at least $20,000 during the 12-month period ended December 31, 2013, or (B) involved the payment to the Company or any Subsidiary thereof of at least $20,000 during the 12-month period ended December 31, 2014;

(iii) all Contracts evidencing Indebtedness of the Company or any Subsidiary thereof, including the Credit Agreements, all Contracts for the provision of any security, offset or similar arrangement, and all Contracts constituting derivatives;

(iv) all partnership, joint venture, strategic alliance or other similar Contracts;

(v) all Contracts that (A) limit or purport to limit the ability of the Company or any Subsidiary thereof to compete in any line of business or with any Person or in any geographic area or during any period of time (including as to the use of information pursuant to any confidentiality or non-disclosure agreement), (B) require the Company or any Subsidiary thereof to use any supplier or third party for all or substantially all of the Company’s or such Subsidiary’s requirements or needs, (C) limit or purport to limit the ability of the Company or any Subsidiary thereof to solicit any employees or customers of the other parties thereto, (D) require the Company or any Subsidiary thereof to provide to the other party thereto “most favored nations” pricing, (E) contain or relate to any prepayment arrangement, “take-or-pay” or “ship-or-pay” arrangement, production payment or any other arrangement, to sell, transport or deliver hydrocarbons at some future time without then or thereafter being entitled to receive full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or the delivery of hydrocarbons purchased or transported prior to the date of this Agreement, or (F) cover the construction of pipelines and facilities of the Company or any Subsidiary thereof where work is not yet complete and the applicable contract obligation is not yet satisfied;

(vi) all Contracts constituting collective bargaining agreements and other labor agreements and all employment or consulting Contracts;

(vii) all severance, change in control or similar Contracts with any Shareholder or former Shareholder of the Company, or any current or former director, officer, employee, consultant, sales representative, distributor, independent contractor or other agent or Affiliate of the Company or any Subsidiary thereof that would reasonably be likely to result in any obligation (absolute or contingent) of the Company (or the Surviving Entity or Parent) to make any payment to any Person following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(viii) all Contracts under which the Company or any Affiliate thereof is or may become obligated to pay any brokerage, finder’s or similar fees or expenses in connection with this Agreement or consummation of the transactions contemplated hereby;

(ix) all Contracts with or for the benefit of any Shareholder or any Affiliate of any Shareholder (other than Option award agreements and employee benefit related documents);

(x) any Contract that is primarily a guarantee, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities or Indebtedness of any other Person;

(xi) all Contracts with or for the benefit of any current or former officer, director, employee or independent contractor of the Company;

(xii) all Real Property Contracts;

(xiii) all Contracts or series of related Contracts, whether or not made in the Ordinary Course of Business, that involve an exchange of consideration with a value of more than $50,000 in the aggregate, on an annual basis, in each case determined by the consideration (A) paid or received by the Company or any Subsidiary thereof under each such Contract during the 12-month period ended December 31, 2013 or (B) paid or received by the Company or any Subsidiary thereof under each such Contract during the 12-month period ended December 31, 2014;

(xiv) any confidentiality Contract that pertains to the receipt by the Company or any Subsidiary thereof of the confidential information of another Person;

(xv) any settlement Contract entered into within the last three (3) years or that otherwise remains in effect;

(xvi) any Contracts for the acquisition, directly or indirectly (by merger or otherwise), or divestiture, of assets (whether tangible or intangible) or any capital stock or other equity security of any Person, by the Company or any Subsidiary thereof;

(xvii) each Contract related to construction, operation or management of the Systems;

(xviii) each Contract pursuant to which the Company or any Subsidiary thereof provides gas gathering or processing services to any Person;

(xix) all Contracts that constitute capital leases and all other Contracts relating to Leased Personal Property;

(xx) all Contracts with any Governmental Authority;

(xxi) all Contracts with the Coop; and

(xxii) all other Contracts material to the operation of the Company’s business.

The Contracts listed in Section 4.16(b) of the Company Disclosure Schedule, or required to be listed thereon, are referred to herein as the “Listed Contracts.”

(c) The Company has furnished or made available to Parent true, complete and correct copies of all written Listed Contracts, together with all amendments, waivers, supplements or other changes thereto, and has given to Parent a written description of all oral contracts included in the Listed Contracts, unless the terms of such Listed Contracts expressly prohibit such disclosure and in which case the Company has notified Parent regarding same. To the Company’s Knowledge, no employee of the Company or any Subsidiary thereof is bound by any Contract that purports to limit the ability of such Person to engage in or continue any conduct, activity, or practice relating to the business of the Company or any Subsidiary thereof.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, rights, operations, employees, consultants, officers and directors of the Company or any Subsidiary thereof, and the Company has made available to Parent true and complete copies of all such insurance policies and fidelity bonds. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company, including amounts sufficient for compliance with all Laws and Contracts to which the Company or any Subsidiary thereof is a party or bound. The Company has not received any notice of cancellation, termination, premium increase, or alteration with respect to any such insurance policy and each such insurance policy is in full force and effect and neither the Company nor any Subsidiary thereof is in default or breach of any material provision thereof. All premiums due on such insurance policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each such insurance policy. The Company has not received notice that any insurer under any of the Company’s insurance policies is questioning, denying or disputing liability with respect to a claim thereunder or defending under a reservation of rights clause or, to the Company’s Knowledge, indicated any intent to do so or not to renew any such policy. All claims under the Company’s insurance policies have been filed in a timely fashion. The activities and operations of the Company and all other insured Persons have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Company’s insurance policies. The Company has furnished to Parent the claim loss history for the immediate past three full calendar years for claims occurring under each such insurance policy.

Section 4.18 Customers and Suppliers. Section 4.18 of the Company Disclosure Schedule lists the Company’s (a) three largest customers in terms of sales during each of the one-year period ended December 31, 2013 and the sixth-month period ended June 30, 2014, and states the approximate total sales by the Company to each such customer during such periods, and (b) 28 largest suppliers during such periods and states the approximate total purchases by the Company from each such supplier during such periods. None of the customers or suppliers required to be listed on Section 4.18 of the Company Disclosure Schedule has (i) cancelled or otherwise terminated any Contract with the Company prior to the expiration of the Contract term or (ii) threatened or otherwise indicated its intention in writing or, to the Company’s Knowledge, otherwise, to cancel or otherwise terminate its relationship with the Company or to reduce substantially its purchase from or sale to the Company of any products, goods or services or otherwise materially and adversely alter its relationship with the Company.

Section 4.19 Related Party Transactions. Except as set forth in Section 4.19 of the Company Disclosure Schedule, there are no existing, and since December 31, 2012, there have been no, Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between the Company or any Subsidiary thereof, on the one hand, and any of the directors, officers, employees, Shareholders, Option Holders or other Affiliates of the Company or any Subsidiary thereof, or any of their respective Affiliates or family members, on the other hand. There is no Indebtedness owed to the Company or any Subsidiary thereof by any employee, consultant, officer, director, Shareholder, Option Holder, sales representative, distributor or agent of the Company or any Subsidiary thereof (or any of their respective Affiliates or family members) and no such Person has any interest in any property or asset owned or used by the Company or any Subsidiary thereof or has any claim or right against the Company or any Subsidiary thereof (other than rights as a Shareholder or Option Holder, and rights to receive compensation for services performed as an employee or director of the Company). To the Company’s Knowledge, no officer, director, employee, Shareholder or Option Holder of the Company or any Subsidiary thereof (or any of their respective Affiliates or family members) has any direct or indirect ownership interest in any Person with which the Company or any Subsidiary thereof has a business relationship, or any Person that competes with the Company or any Subsidiary thereof, except (a) for Shareholder producers who use the System in the Ordinary Course of Business and (b) that officers or directors of the Company and members of their immediate families may own less than five percent of the outstanding capital stock in publicly-traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company or any Subsidiary thereof is directly or indirectly interested in any Contract to which the Company or any Subsidiary thereof is a party or bound.

Section 4.20 Books and Records. The books of account, company records, stock transfer books, and other records of the Company and its Subsidiaries, all of which have been made available to Parent, are (a) complete and correct and have been maintained in accordance with applicable Law and (b) accurately and fairly reflect in reasonable detail the material transactions and dispositions of the assets of the Company and its Subsidiaries. The company records of the Company contain accurate and complete records of all meetings held of and action taken by the Company Board (and any committees thereof) and the Shareholders, and no meeting or action of such Company Board (or any committee thereof) or Shareholders has been held or taken for which minutes have not been prepared and are not contained in such company records. All information and data provided or made available by or on behalf of the Company and the Shareholders to Parent and its engineers and other Representatives for purposes of reviewing the Systems is true, correct and complete in all material respects and, to the Company’s Knowledge, does not omit any facts or circumstances that would be material to Parent’s and its engineers’ and other Representatives’ review, analysis or conclusions.

Section 4.21 Anti-competitive Arrangements. Neither the Company nor any Subsidiary thereof has been or is, and, to the Knowledge of the Company, none of its directors, employees or agents has been or is, a party to any Contract or involved in any conduct that (a) infringes or violates any applicable Law (either civil or criminal) relating to competition, restrictive trade practices, antitrust, monopolies, merger control, fair trading, restraint of trade, pricing, anti-dumping, subsidies by Governmental Authorities to private companies, or free movement of goods and services, (b) under any such applicable Law, is void or unenforceable (in whole or in part), or (c) may render the Company or any Subsidiary thereof liable for (i) any civil or criminal penalties or fines paid or payable to a Governmental Authority, (ii) any restitution paid to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any Subsidiary thereof (or any directors, employees or agents of the Company or any Subsidiary thereof) of a crime or (y) settlement with a Governmental Authority for the purpose of closing an investigation by such Governmental Authority, or (iii) any injunctive relief or requirement to alter business practices, including civil or criminal fines, imprisonment of individuals, disgorgement, divestiture, damages or conduct remedies. The operation of the business of the Company and its Subsidiaries as conducted has not constituted, and does not and is not reasonably likely to constitute, unfair competition or unfair trade practices or antitrust violations or patent misuse under applicable Law relating to competition, restrictive trade practices, antitrust, monopolies, merger control, fair trading, restraint of trade, pricing, anti-dumping or free movement of goods and services.

Section 4.22 Receivables. All receivables (including accounts and notes receivable, employee advances, and accrued interest receivables) of the Company or any Subsidiary thereof have arisen in the Ordinary Course of Business for goods or services delivered or rendered, are properly reflected in the Company’s books and records, are, to the Company’s Knowledge, not subject to valid defenses, counterclaims or set offs and, except as disclosed in Section 4.22(a)(i) of the Company Disclosure Schedule, are not past due.

Section 4.23 Bank Accounts and Powers of Attorney. Section 4.23 of the Company Disclosure Schedule includes (i) the name and address of each bank or other financial institution with which the Company or any Subsidiary thereof has an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of the Company or any Subsidiary thereof and the names and addresses of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding proxies, powers of attorney, or other like instruments from the Company or any Subsidiary thereof. No such proxies, powers of attorney, or other like instruments are irrevocable.

Section 4.24 Indebtedness for Borrowed Money. Section 4.24 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Indebtedness for money borrowed of the Company or any Subsidiary thereof and provides (a) the names of the original lender and current holder (to the extent that the Company has received a written notice of the assignment thereof); and (b) outstanding principal balances and all accrued and unpaid interest as of December 31, 2014. The information contained in Section 4.24 of the

Company Disclosure Schedule is complete and accurate in all respects and neither the Company nor any Subsidiary thereof has any Indebtedness for money borrowed other than the Indebtedness set forth in Section 4.24 of the Company Disclosure Schedule. True, correct and complete copies of all Contracts and other instruments (including all amendments, supplements, waivers and consents) evidencing, providing security for and relating to such Indebtedness have been provided to Parent.

Section 4.25 Bankruptcy; Solvency. There are no bankruptcy, reorganizations or arrangement proceedings pending, being contemplated by or, to the Company’s Knowledge, threatened against the Company or any Subsidiary thereof. Each of the Company and any Subsidiary thereof is, and immediately after giving effect to the transactions contemplated by this Agreement will be, Solvent. For purposes of this Section 4.25, the term “Solvent” means, as of the date the determination is being made, that on such date (a) the fair value of the property of the Company or any Subsidiary thereof is greater than the total amount of any direct or indirect liability, indebtedness, obligations, commitment, expense, claim, deficiency, guaranty or endorsement of or by the Company or such Subsidiary of any nature or type, known or unknown, and whether accrued, unaccrued, fixed, absolute, contingent, matured, unmatured, due or to become due, vested or unvested, disputed or undisputed, liquidated or unliquidated, joint or several, or otherwise, including “off-balance sheet” liabilities, including contingent liabilities of the Company or such Subsidiary that would constitute liabilities under GAAP, (b) the present fair saleable value of the assets of the Company or any Subsidiary thereof is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) neither the Company nor any Subsidiary thereof intends to, or believes that it will, incur debts or liabilities beyond the Company’s or such Subsidiary’s ability to pay such debts as they mature, taking into account the possibility of refinancing such obligations and selling assets, and (d) neither the Company nor any Subsidiary thereof is engaged in business or a transaction, or intends to engage in business or a transaction, for which the Company’s or such Subsidiary’s property remaining after the conduct of such business or the consummation of such transaction would constitute unreasonably small capital.

Section 4.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, any agreement contemplated hereby, the Merger or any other transaction contemplated hereunder or thereunder based upon arrangements made by or on behalf of the Company or any Subsidiary thereof, other than Jefferies & Company, Inc., the fees and expenses of which constitute Company Transaction Expenses which shall be paid in accordance with the Company’s agreements with Jefferies & Company, Inc., true and complete copies of which have been provided to Parent.

Section 4.27 Reserved.

Section 4.28 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its Representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.29 Reorganization. The Company has not taken, or agreed to take, any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.30 State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute is applicable to the transactions contemplated hereby.

Section 4.31 Securities Laws. The Company is aware, and it has advised its Affiliates and Representatives, that the securities laws of the United States prohibit any Person who has material, non-public information concerning Parent or the transactions contemplated hereby from effecting securities transactions in reliance upon such information or from communicating such information to any other Person or encouraging any other Person to effect securities transactions under circumstances in which it is reasonably foreseeable that such Person is likely to effect securities transactions in reliance upon such information. Except as disclosed in Section 4.31 of the Company Disclosure Schedule, since September 5, 2014, neither the Company nor, to the Company’s Knowledge, any of its Affiliates or Representatives has, directly or indirectly, (a) purchased or sold securities of Parent, entered into puts, calls or any other derivative securities relating to securities of Parent, or engaged in hedging or monetization transactions relating to securities of Parent or (b) solicited or encouraged any Person to purchase or sell securities of Parent, enter into puts, calls or any other derivative securities relating to securities of Parent, or engage in hedging or monetization transactions relating to securities of Parent.

Section 4.32 Coop.

(a) The Company has the sole right and obligation to operate and manage the Coop pursuant to an Operating Agreement, dated effective as of October 1, 2000, between the Company and the Coop (as amended, the “Operating Agreement”), a true and complete copy of which has been provided to Parent. The Operating Agreement is legal, valid, binding and in full force and effect in accordance with its terms, subject to the Equitable Exceptions. There exists no material default or breach by the Company or the Coop under the Operating Agreement and no event or circumstance has occurred or exists which, with notice, lapse of time or both, would constitute a material default or breach thereunder. Except for the Operating Agreement and as set forth in Section 4.32(a) of the Company Disclosure Schedule, there are no other Contracts, documents, instruments or arrangements to which the Company is a party or by which it is bound relating to the operation or management of the Coop or providing for any indemnification of any Person or the assumption of any liability or obligation of any Person related to or associated with the Coop or its management or operation.

(b) The Coop is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Coop has been organized and operated exclusively (i) as a cooperative association for the purposes of obtaining for and providing natural gas to its members in order to make available natural gas for the benefit of members and property owners in areas of Ohio where natural gas has otherwise not been available and (ii) for purposes permitted under the Ohio Nonprofit Corporation Law and not for pecuniary profit or financial gain.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) result in a violation or breach of any provision of any Law or Order applicable to the Coop, (ii) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of, any Contract to which the Coop is a party, or (iii) require the Coop to obtain any consent, approval, order, license, authorization or Permit of, or make any filing with or provide any notification to, any Governmental Authority.

(d) There are no Actions pending or, to the Company’s Knowledge, threatened against or by the Coop. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Coop.

(e) The Coop has complied, and is now complying, in all material respects with all Laws applicable to the conduct of its business, including all Environmental Laws, employment-related Laws, ERISA and Tax-related Laws. Since the date of formation of the Coop, the Company has operated and managed the Coop in compliance with the Operating Agreement.

(f) Section 4.32(f) of the Company Disclosure Schedule lists (i) each natural Person who is employed by the Coop as of the date hereof and (ii) each such Person’s name, date of hire, current rate of base compensation and title.

(g) Except as set forth on Section 4.32(g) of the Company Disclosure Schedule, the Coop does not maintain, sponsor or contribute to any employee benefit plan of the type described in any of clauses (a) through (e) of the definition of “Employee Plan” (with the references to “the Company” therein being deemed to be references to the Coop for purposes of this Section 4.32(g)). Neither Parent nor any of its Affiliates (including the Surviving Entity after consummation of the Merger) will have any liability or obligation under, arising from or with respect to any employee benefit plan required to be listed on Section 4.32(g) of the Company Disclosure Schedule. The Company has the sole right and obligation to operate and manage the Coop pursuant to the Operating Agreement.

Section 4.33 Working Capital. Section 4.33 of the Company Disclosure Schedule contains a complete and accurate list of the Current Assets and Current Liabilities, and for illustrative purposes only, a calculation of the Company’s working capital as of October 31, 2014.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 5.01 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Parent from performing its obligations under this Agreement.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio and has all requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Merger Sub from performing its obligations under this Agreement.

Section 5.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger in accordance with the terms and conditions hereof. The execution and delivery of this Agreement and each other agreement contemplated hereby by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Merger Sub, and no other corporate or limited liability company proceedings, as applicable, on the part of Parent or Merger Sub are necessary to authorize this Agreement and each other agreement contemplated hereby or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the OGCL and the DLLCA). This Agreement and each other agreement contemplated hereby to which Parent or Merger Sub is a party has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company and any other party thereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of the Equitable Exceptions.

Section 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and each of the agreements contemplated hereby to which Parent or Merger Sub is a party and the consummation of the Merger by Parent and Merger Sub will not (i) conflict with or violate the certificate of incorporation or by-laws of Parent or the articles of organization or operating agreement of Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 5.03(b) have been obtained and that all filings and other actions described in Section 5.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement and each other agreement contemplated hereby to which Parent or Merger Sub is a party.

(b) The execution and delivery of this Agreement and each other agreement contemplated hereby by Parent and Merger Sub do not, and the performance of this Agreement and each other agreement contemplated hereby by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the SEC, the New York Stock Exchange, state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, a “Regulatory Agency”), and approval of or non-objection to such applications, filings and notices; (ii) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iii) such filings and approvals as are required to be made or obtained under the securities of “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the New York Stock Exchange, (iv) notices to or approvals of public service commissions that have already been given or obtained, (v) the filing and recordation of appropriate merger documents as required by the OGCL and DLLCA, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prohibit or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement and each other agreement contemplated hereby.

Section 5.04 Financing. As of the date of this Agreement, Parent has, and at all times between the date hereof through the Effective Time will have, sufficient cash on hand and/or available credit to permit Merger Sub to consummate the Merger and Parent to pay in full the Merger Consideration and the Option Merger Consideration due under this Agreement. For the avoidance of doubt, Parent’s obligation under this Agreement to consummate the transactions contemplated hereby is not contingent upon or subject to the availability of funds under any existing credit agreement or the obtaining of any other financing by Parent or any of its Affiliates.

Section 5.05 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Affiliates that (a) has had or would reasonably be expected to have a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the Merger or any of the transactions contemplated hereby.

Section 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.07 Reports.

(a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 with the Regulatory Agencies and each other applicable Governmental Authority, including any report or statement required to be filed pursuant to any applicable Law, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith, except where the failure to make such timely filing, be in such compliance or make such payment would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since December 31, 2012 and prior to the date of this Agreement (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Parent SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 5.08 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Baker Tilly Virchow Krause, LLP has not resigned (or informed Parent that indicated it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since September 30, 2014 or otherwise disclosed in any Parent SEC Report filed since such Quarterly Report on Form 10-Q, or (iii) in connection with this Agreement and the transactions contemplated hereby.

Section 5.09 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since December 31, 2010 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect and, to the Knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Parent and each of its Subsidiaries are in compliance in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Parent or any of its Subsidiaries, except where the failure to be in such compliance would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 5.10 Absence of Changes. Since December 31, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its Representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 5.12 Reorganization.

(a) Parent has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Merger Sub is an entity that is disregarded as an entity separate from Parent for income Tax purposes and, as such, is a “disregarded entity” as defined in Treasury Regulations 1.368-2(b)(1)(i)(A).

Section 5.13 Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations, warranties, covenants and agreements of the Company, the Shareholders and the Shareholder Agent set forth in this Agreement (including the related portions of the Company Disclosure Schedule); and (b) none of the Shareholders, the Company or any other Person has made any representation or warranty as to the Shareholders, the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedule).

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as required by Law, as otherwise expressly required by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, unless Parent shall otherwise agree in a prior writing (which agreement shall not be unreasonably withheld or delayed), the business of the Company and its Subsidiaries shall be conducted in all material respects only in the Ordinary Course of Business. Without limiting the generality or effect of the foregoing, prior to the Effective Time, the Company shall (unless otherwise approved or consented to in writing by Parent) and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to maintain and preserve intact its business and goodwill and its relationships with customers, suppliers and others having business relationships with it; (ii) use reasonable best efforts to maintain and preserve its assets in good operating condition and repair, ordinary wear and tear excepted, and maintain and preserve its the books of account, records and files related to the conduct of its business; (iii) maintain insurance for its assets at reasonably appropriate levels consistent with past practice; (iv) comply in all material respects with all applicable Laws; (v) use reasonable best efforts to keep available the services of its present employees, consultants and agents; and (vi) promptly notify Parent of any materially adverse developments with respect to its business.

(b) Except as expressly contemplated by this Agreement, from the date of this Agreement through the Effective Time, neither the Company nor any Subsidiary thereof shall take any action (or fail to take any action) which could have a Company Material Adverse Effect, and, no later than two Business Days after obtaining actual knowledge thereof, the Company shall inform Parent in writing of any event or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect, or is a material breach (or with the passage of time, the giving of notice or both, would be a breach) of a representation, warranty, covenant or agreement of the Company herein. Additionally, and without limiting the generality or effect of the foregoing or of Section 6.01(a) or as otherwise set forth on Section 6.01(b) of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to (unless otherwise approved or consented to in writing by Parent):

(i) amend or otherwise change its Articles or Regulations;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock (except for the issuance of Common Shares upon exercise of outstanding Options under and in accordance with the Company Stock Option Plans);

(iv) sell, lease, pledge, dispose of, encumber, or authorize the sale, lease, pledge, disposition or encumbrance of, any assets of the Company, except assets held for resale in the Ordinary Course of Business;

(v) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or make any other payment to any of the Company’s shareholders or Affiliates of any shareholder of the Company other than in the Ordinary Course of Business in accordance with the terms of Contracts with such shareholders or Affiliates;

(vi) (A) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities (except for the buyout of Options under the Company Stock Option Plans); (B) enter into any Contract with any of its Shareholders or any Contract with respect to the voting of any of the Company’s capital stock or other securities, (C) make any other change with respect to its capital structure, or (D) amend the terms of any outstanding Option;

(vii) acquire (including by merger, consolidation, or acquisition of equity interests or assets or any other business combination), or acquire any equity interests in, any business, corporation, partnership, other business organization or any division thereof;

(viii) repurchase, repay, cancel or incur any Indebtedness (other than scheduled principal repayments due under the Credit Agreements) or issue any debt securities or other Indebtedness, including assuming, guaranteeing or endorsing, or otherwise becoming responsible for, the obligations of any other Person, or make any loans or advances or grant any security interest in, or create or consent to the creation of any Lien on, any of its assets;

(ix) (A) subject to the other limitations set forth in this Section 6.01(b) with respect to the entry into Contracts, enter into any Contract or series of related Contracts (1) other than in the Ordinary Course of Business, (2) that requires the payment of more than $50,000 during the term of such Contract or series of related Contracts or (3) that is not terminable pursuant to the terms of such Contract upon not more than 90 days’ notice without penalty; (B) enter into or amend any Contract with any employee or Affiliate of the Company or any Subsidiary thereof (or any director, officer, shareholder or employee of such Affiliate); or (C) enter into any Contract or transaction, amend or alter any existing Contract or transaction or take or fail to take any action which, individually or collectively, would reasonably be expected to result in any material diminution in the value of the business of the Company or any Subsidiary thereof to Parent after giving effect to the Merger and the consummation of the other transactions contemplated hereby;

(x) authorize, or make any commitment with respect to, capital expenditures outside of the Company’s fiscal year 2013 capital expenditure budget, as set forth in Section 6.01(b)(x) of the Company Disclosure Schedule, or otherwise make any material change to its Systems, pipelines, facilities, buildings, leasehold improvements or fixtures except as may be required by applicable Law (after reasonable consultation with Parent);

(xi) (A) increase (or accelerate the vesting or payment of) the compensation payable or to become payable or the benefits (fringe or otherwise) provided to its directors, equityholders, officers, employees, or independent contractors except for increases in the Ordinary Course of Business in salaries or wages of employees of the Company who are not directors or officers of the Company; (B) grant any severance, bonus, termination, retention or similar payment to, or enter into any Contract, transaction, employment or severance, bonus, termination, retention or similar agreement or offer letter with, any director, equityholder, officer or other employee or prospective employee or independent contractor of the Company or any Subsidiary thereof; (C) except as otherwise provided in Sections 3.02 and 7.06(c), establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, consulting termination, severance, change of control, retention, indemnification, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, equityholder, officer, employee or independent contractor; (D) make any contribution to any Employee Plan or provide any funding for any “rabbi” trust or similar arrangement other than in the Ordinary Course of Business or as required by Law; (E) hire, or terminate the employment of, any senior officer of the Company or any Subsidiary thereof; or (F) enter into any Contract, plan or arrangement to do any of the foregoing;

(xii) (A) change its annual accounting period or any of the accounting principles, policies or procedures used by it or the depreciation or amortization policies or rates theretofore adopted by the Company other than as required by GAAP or applicable Law; (B) materially change the cash management, accounts receivable collection or accounts payable methods, principles or practices of the Company, or (C) make any change in its working capital practices generally or take or omit to take any action with the intent or, except in the Ordinary Course of Business, effect of reducing working capital;

(xiii) make any revaluation of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable (except in the Ordinary Course of Business and which, individually or in the aggregate, are not material);

(xiv) make, revoke or change any Tax election or method of Tax accounting; settle or compromise any liability or claim with respect to Taxes; consent to any claim or assessment relating to Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing or similar agreement; file or cause to be filed any amended Tax Return; file or cause to be filed a claim for refund of Taxes previously paid; grant any power of attorney with respect to Taxes; or consent to any extension or waiver of the statute of limitations for any claim or assessment with respect to Taxes;

(xv) other than in the Ordinary Course of Business, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $20,000;

(xvi) (A) enter into any Contract that would constitute a Listed Contract under Section 4.16 if in existence on the date hereof or (B) amend or modify in any respect or terminate or consent to the termination of any Listed Contract, or waive in any material respect any rights of the Company or any Subsidiary thereof or the obligations of any other party thereunder;

(xvii) settle any Action;

(xviii) make any distributions of cash or other assets of the Company or any Subsidiary thereof to or for the benefit of any equityholder, partner, member, director, manager or Affiliate of the Company or any Subsidiary thereof;

(xix) sell, transfer, or grant any license or sublicense of, or execute any agreement with respect to, any right under or with respect to any Intellectual Property held by the Company or any Subsidiary thereof, disclose any Intellectual Property held by the Company or any Subsidiary thereof in the form of confidential information to any third party, except to customers in the Ordinary Course of Business, or fail to take any action reasonably necessary to preserve the validity of the Intellectual Property of the Company or any Subsidiary thereof;

(xx) cancel any debts owed to or claims held by the Company or any Subsidiary thereof;

(xxi) take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Authority, (A) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (B) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xxii) take or cause to be taken any action which is designed or intended to have the effect of discouraging customers, employees, suppliers, lessors and other associates of the Company or any Subsidiary thereof from maintaining in all material respects the same business relationships with the Company and such Subsidiary after the date of this Agreement, and with the Surviving Entity after the Effective Time, as were maintained with the Company and such Subsidiary prior to the date of this Agreement; or

(xxiii) authorize, agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 6.01.

Section 6.02 Conduct of Business by Parent Pending the Merger. Except as expressly contemplated by this Agreement or with the prior written consent of the Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) amend Parent’s certificate of incorporation or bylaws in a manner that would materially and adversely affect the holders of Common Shares relative to the holders of Parent Common Stock;

(b) take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Authority, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

(c) authorize, agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section  6.02.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.01 Shareholder Approval. The Company Board has resolved to recommend to the Shareholders that they adopt and approve this Agreement, and the Company will submit to the Shareholders this Agreement and any other matters required to be approved or adopted by the Shareholders in order to consummate the Merger and carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable Law and the Company’s Articles and Regulations, all action necessary to duly convene a meeting of the Shareholders (“Shareholders’ Meeting”), as promptly as practicable after Parent has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval and adoption of this Agreement. The Company agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Change in Company Recommendation. Subject to the provisions of Section 7.05(d), the Company shall, through the Company Board, recommend to the Shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use its reasonable best efforts to obtain the Requisite Shareholder Approval. Notwithstanding any Change in the Company Recommendation permitted by Section 7.05(d), this Agreement shall be submitted to the Shareholders at the Shareholders’ Meeting for the purpose of obtaining the Requisite Shareholder Approval and nothing contained herein shall be deemed to relieve the Company of such obligation so long as Parent has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Company Board shall have effected a Change in the Company Recommendation permitted by Section 7.05(d), then the Company Board shall submit this Agreement to the Shareholders without the recommendation of the Agreement (although the resolutions adopting the Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Shareholders in the Proxy Statement or in an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, the Company may not take any action under the preceding proviso unless it has complied with the provisions of Section 7.05. In addition to the foregoing, neither the Company nor the Company Board shall recommend to the Shareholders or submit to the vote of the Shareholders any Acquisition Proposal other than the Merger. Except as and to the extent permitted in Section 7.05(d), neither the Company Board nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company

Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”). If the Company is unable to obtain a quorum of the Shareholders at the Shareholders’ Meeting, the Company shall adjourn the Shareholders’ Meeting if necessary in order to obtain such a quorum.

Section 7.02 Regulatory Matters.

(a) Parent and the Company shall promptly prepare the Proxy Statement, and Parent shall promptly prepare and file with the SEC the Form S-4 in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall promptly thereafter mail or deliver the Proxy Statement to the Shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the Shareholders as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Authorities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Authority and to the extent permitted by such Governmental Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Parent or any its Affiliates to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Surviving Entity or any of their respective Affiliates, (ii) take or commit to take any other actions in connection with obtaining such permits, consents, approvals and authorizations, or agree to or suffer any condition or restriction on Parent, the Surviving Entity or any of their respective Affiliates in connection therewith, that would or could reasonably be expected to have a Parent Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) agree to any material modification or waiver of the terms and conditions of this Agreement.

(c) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d) Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

Section 7.03 New York Stock Exchange Listing; Reservation of Parent Common Stock.

(a) Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to have been authorized for listing on the New York Stock Exchange, Inc., subject to official notice of issuance, prior to the Effective Time.

(b) Parent agrees at all times from the date of this Agreement to reserve a sufficient number of shares of Parent Common Stock to fulfill its obligations under this Agreement with respect to the payment of the Merger Consideration.

Section 7.04 Access to Information; Confidentiality.

(a) Except as prohibited by applicable Law and subject to any applicable privileges (including the attorney-client privilege), from the date hereof until the Effective Time, upon reasonable prior notice, the Company shall, and shall cause the officers, directors, employees, auditors and other Representatives of the Company or any Subsidiary thereof to, afford the officers, employees, agents and Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents, Representatives, assets and properties, offices, Systems and other facilities, Contracts, accounts, deeds, title papers, insurance policies, minute books and other books and records of the Company and any Subsidiary thereof, and the Company shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Company.

(b) In addition, Parent shall have the right to conduct, or cause to be conducted, such due diligence investigations and environmental assessments of the Company Property, Systems, Pipeline Easements and other properties and assets of the Company and any Subsidiary thereof prior to the Effective Time as Parent shall deem necessary or desirable, in the sole discretion of Parent, including zoning and development matters, compliance with Environmental Laws, soils, surface water and groundwater analysis, flood plain and wetland location, availability of sewer, water and other utilities, title, financial, engineering and environmental condition and status of the Company Property, the underlying real property, Systems, Pipeline Easements and other properties and assets of the Company and any Subsidiary thereof. The Company and the Shareholders shall make available to Parent or its designees, for inspection and copying, at any time during regular business hours and upon reasonable notice to the Company, any reports regarding the assessment, investigation, testing, sampling or remediation of soil, surface water or groundwater on, at, in, under or migrating from the Company Property, the underlying real property, Systems, Pipeline Easements and other properties and assets of the Company and any Subsidiary thereof. The Parent and its designees shall have free access to the Company Property, the real property underlying the Company Property, Systems, Pipeline Easements and other properties and assets of the Company and any Subsidiary thereof during regular business hours for the purpose of conducting any such due diligence investigations and assessments. The Company hereby authorizes Parent and its Representatives to consult with any Governmental Authority concerning the Company Property, the underlying real property, Systems, Pipeline Easements and other properties and assets of the Company and any Subsidiary thereof.

(c) All information obtained by Parent or Merger Sub pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement. No investigation or assessment by Parent or any of its Representatives or other information received by Parent or any of its Representatives pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

Section 7.05 No Solicitation of Transactions.

(a) Except to the extent set forth in Section 7.05(b), none of the Company nor any of its Subsidiaries shall, and each of them shall cause its respective Representatives not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions, negotiations or other communications regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) accept, approve, endorse or recommend, or propose to accept, approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any Contract or other instrument (whether or not binding) contemplating or otherwise relating to any Acquisition Proposal, (vi) enter into any Contract or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 7.05(a), if the Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal (i) by any Qualified Bidder, (ii) that did not result from or arise in connection with a breach of this Section 7.05, (iii) that was so received prior to the Shareholders Meeting and (iv) that the Company Board has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), is or is reasonably likely to result in a Superior Proposal, the Company and its Representatives may engage in discussions and negotiations with, and furnish information to, such Qualified Bidder if, and only to the extent that, the Company Board has determined, in its good faith judgment (upon consultation with the Company’s outside legal counsel), that the failure to do so would violate its fiduciary duties under applicable Law; provided, that, (A) prior to taking any such action, the Company has obtained from such Qualified Bidder an executed confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, the terms of the Confidentiality Agreement, (B) at least 48 hours prior to providing any information to any such Qualified Bidder or entering into any discussions or negotiations with any such Qualified Bidder, the Company promptly notifies Parent in writing of (1) its intent to so furnish information or enter into discussions and negotiations with such Qualified Bidder, (2) the name of such Qualified Bidder and (3) the material terms and conditions of any such Acquisition Proposal (and attaching any agreement and all material related documentation providing for such Acquisition Proposal), and (C) the Company simultaneously provides or makes available to Parent any information concerning the Company or its Subsidiaries provided or made available to such Qualified Bidder that was not previously provided or made available to Parent.

(c) Without limitation of the Company’s obligations under Section 7.05(a) or Section 7.05(b), as promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for information or inquiry with respect to any Acquisition Proposal, the Company shall advise Parent in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a written summary of the material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal and shall keep Parent promptly apprised of any related developments, discussions and negotiations (including providing Parent with a copy of all material documentation and correspondence relating thereto) on a current basis.

(d) Notwithstanding anything herein to the contrary but without limitation of Sections 9.01(h) and 11.11(b), at any time prior to the Shareholders’ Meeting, the Company Board may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof, the Company has complied with Sections 7.01 and 7.05, and (y) the Company Board has determined in good faith, upon consultation with outside counsel, that the failure to take such action would violate its fiduciary duties under applicable Law; provided, that the Board of Directors of the Company may not effect such a Change in the Company Recommendation unless:

(A) the Company shall have received an unsolicited bona fide written Acquisition Proposal from a Qualified Bidder and the Company Board shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Parent;

(B) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent that the Company Board has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (and attach any agreement and all material related documentation providing for such Superior Proposal), and identify the Qualified Bidder making the Superior Proposal);

(C) during the Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(D) the Company Board shall have concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Parent, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any material amendments or revisions are made to the Superior Proposal (including the financial terms thereof), the Company shall deliver a new written notice to Parent and shall again comply with the requirements of this Section 7.05(d) with respect to such new written notice. In the event the Company Board does not make the determination referred to in clause (D) of this Section 7.05(d) and thereafter seeks to effect a Change in the Company Recommendation to the extent permitted by Section 7.05(d), all of the procedures and limitations set forth Section 7.05(d) shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits the Company from providing to Parent any of the information required to be provided to Parent under Section 7.05(b), Section 7.05(c) or Section 7.05(d) within the time periods contemplated thereby.

(e) The Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions, negotiations or other communications with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which the Company or any of its Subsidiaries or Representatives is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Shareholders if the Company Board (upon consultation with outside counsel) concludes that its failure to do so would violate its fiduciary duties under applicable Law; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(g) Without limiting any provision of this Section 7.05, it is agreed that any violation of the restrictions set forth in this Section 7.05 by any Representative or Affiliate of the Company or any of its Subsidiaries shall constitute a breach and non-compliance of this Section 7.05 by the Company.

(h) As used in this Agreement:

(i) “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by any Qualified Bidder with respect to which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the Shareholders than the Merger and the other transactions contemplated hereby, to be reasonably likely of being consummated on the terms proposed, and for which financing, to the extent required, is then fully committed or is reasonably determined by the Company Board to be attainable, in each case after (A) receiving the advice of outside counsel and Jefferies & Co. or another nationally recognized investment banking firm and (B) taking into account all relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal (whether or not during the Notice Period); and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), Tax (including the net proceed to Shareholders after Taxes), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” (1) each of the references to “15% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries (measured by voting power)” in clause (A) of the definition of “Acquisition Transaction” shall be replaced with “100% of the total outstanding equity securities of the Company” and (2) the reference to “15% or more” in clause (B) of the definition of “Acquisition Transaction” shall be replaced with “100%”;

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to the Company or any of its Representatives or publicly announced to the Shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Parent or any of its Affiliates) relating to an Acquisition Transaction involving the Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries;

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or the Shareholders by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) of 15% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), beneficially owning 15% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of the Company and its Subsidiaries; or (C) any liquidation or dissolution of the Company or any of its Subsidiaries; and

(iv) “Qualified Bidder” means any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) other than any (A) Affiliate of the Company or any Subsidiary thereof, (B) Shareholder, (C) Representative of the Company or any Subsidiary thereof or (D) Affiliate of any Shareholder or such Representative.

Section 7.06 Employee Benefits Matters.

(a) Parent intends, but shall not be required for any period of time, to cause the Surviving Entity to continue to employ, as employees of the Surviving Entity or its Subsidiaries, all Company Employees (the “Continuing Employees”), and to employ, or maintain the existing employment relationship with respect to, the employees of the Coop as of the Closing Date, (the “Coop Employees”) in each case, on an at-will basis at their current compensation levels as of the Effective Time (to the extent such compensation levels are set forth in Section 7.06(a) of the Company Disclosure Schedule). Nothing contained in this Section or elsewhere in this Agreement will be deemed to prevent or restrict in any way the right of Parent or its Subsidiaries (including the Surviving Entity) to reassign, promote or demote any of the Continuing

Employees or Coop Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(b) As soon as reasonably practicable but in no event later than 90 days after the Closing, and consistent with the obligations under applicable collective bargaining agreements in effect at the Closing Date, the Continuing Employees shall be provided benefits comparable to those provided to other similarly situated employees of Parent or its Subsidiaries, as applicable.

(c) Effective as of immediately prior to, and contingent upon, the Closing Date, the Company shall adopt such resolutions and/or amendments to terminate the Gatherco, Inc. 401(k) Plan and the Company’s other tax-qualified savings plans, if any, and shall adopt, or cause its Subsidiaries to adopt, such resolutions and/or amendments to terminate any 401(k) plan(s) of the Company’s Subsidiaries (collectively, “Company 401(k) Plan”), after first adopting any amendments required by Law to maintain the Company 401(k) Plan’s tax-qualified status, as well as any other plans or arrangements for the provision of benefits to employees that Parent reasonably requests in writing be terminated. The Company shall provide Parent with a copy of the resolutions and/or plan amendments evidencing that the Company 401(k) Plan has been terminated in accordance with its terms. If the Company 401(k) Plan is terminated pursuant to the preceding sentence, following the Closing Date and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, if such a determination letter is requested in the sole discretion of the Parent, the assets thereof shall be distributed to the participants in accordance with the terms of the Company 401(k) Plan and applicable Law.

(d) Continuing Employees shall receive credit for their continuous employment with the Company or a Subsidiary of the Company from their most recent hire date by the Company or Subsidiary of the Company through the Closing Date (“Pre-Closing Service”) for purposes of eligibility to participate, vesting and vacation entitlement (but not benefit accrual) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Entity) (“Parent Plan”) that is extended to the Continuing Employees, but no credit for any Pre-Closing Service will be required that would result in a duplication of benefits, such as retirement benefits, or an accrual of a benefit for a period of time prior the Effective Time (or the date the Continuing Employee becomes a participant in the Parent Plan, if later). Notwithstanding the foregoing, such service credit will be provided only to the extent that the Company provides to Parent or its Subsidiary, as applicable, comprehensive and complete records of such Pre-Closing Service that includes the duration of service and the hours worked. In addition, Parent and the Surviving Entity shall use reasonable best efforts to cause to be waived any limitations on benefits relating to any pre-existing conditions to the extent required by applicable Law and recognize, for purposes of annual deductible, co-payment and out-of-pocket limits under its medical and dental plans, deductible, co-payment and out-of-pocket expenses paid by the Continuing Employees under an Employee Plan that is a medical or dental plan, respectively, in the respective plan year in which the Effective Time occurs.

(e) Each Continuing Employee and Coop Employee who remains employed continuously by Parent, the Surviving Entity and/or the Coop, as the case may be, for two (2)

years following the Closing Date shall be entitled to receive, as soon as administratively practicable following the second anniversary of the Closing Date, a bonus payment in cash equal to fifteen percent (15%) of such employee’s annual base salary in effect as of the second anniversary of the Closing Date, payable in a single lump sum cash payment; provided, however, that any bonus payments that become due pursuant to this Section 7.06(e) will be paid no later than forty-five (45) days following the end of the calendar month in which the second anniversary of the Closing Date occurs.

(f) The Company, a Subsidiary thereof or an ERISA Affiliate, as applicable, shall make all contributions to each Employee Plan that are required through the Effective Time and the Company and each Subsidiary thereof shall pay all compensation, vacation pay, benefits, etc. due through the Effective Time to its employees, directors, equityholders, officers and independent contractors.

(g) Nothing in this Section 7.06 shall create any third-party beneficiary rights in any Person including any Company Employee or Coop Employee (or any dependent or beneficiary thereof) or require the Company, a Subsidiary thereof, Parent or any Subsidiary of the Parent, including the Surviving Entity, or any of their Affiliates to retain the employment of any Person or, except as set forth in Section 7.06(c), provide, amend or continue any Employee Plan or any other employee plan, policy or program. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Entity and its Subsidiaries) to amend, modify or terminate any Employee Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any Person, any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Entity and its Subsidiaries), or constitute or create an employment or other agreement with any Person.

Section 7.07 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Entity and Parent agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (collectively, the “D&O Indemnitees”) as and to the extent provided in the Articles and Regulations, in each case as in effect on the date of this Agreement, shall be assumed by the Surviving Entity in the Merger and shall survive the Merger and remain in full force and effect in accordance with their terms.

(b) Subject to the following sentence, for a period of six years following the Effective Time, Parent will use its reasonable best efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from actions or omissions in their capacity as such occurring before the Effective Time (including in connection with the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such D&O Indemnitees as that coverage currently provided by Company, as described in Section 7.07(b) of the Company Disclosure Schedule; provided that in no event shall Parent be required to expend, on an annual basis, an amount in excess of 150% of the annual premiums paid as of the date hereof by the Company for any such insurance (such amount, the “Maximum Premium”); provided, further, that if any such annual expense at any time would exceed the Maximum Premium, then Parent will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Maximum Premium. At the option of Parent, in consultation with the Company, prior to the Effective Time and in lieu of the foregoing, Parent or the Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Maximum Premium) and fully pay for such policy prior to the Effective Time and in such event, Parent and the Surviving Entity shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Entity under the first sentence of this Section 7.07(b) for so long as such “tail” policy shall be maintained in full force and effect. The Company represents to Parent that the Maximum Premium is as set forth in Section 7.07(b) of the Company Disclosure Schedule. Nothing contained in this Section 7.07(b) or otherwise in this Agreement is intended to or shall relieve any of the Company’s existing insurance carriers from any obligations that such carriers now have or may in the future have relating to the Company and any of its officers and directors.

(c) Any D&O Indemnitee wishing to claim indemnification under Section 7.07(a), upon learning of any claim, action, suit, proceeding or investigation subject to indemnification pursuant to Section 7.07(a), will promptly notify Parent; provided that failure to so notify will not affect the obligations of the Surviving Entity under Section 7.07(a) unless and to the extent that Parent or the Surviving Entity is actually prejudiced as a consequence.

(d) In addition to the other rights provided for in this Section 7.07, and not in limitation thereof, the Surviving Entity, Parent and the Company agree that all individual indemnity agreements between the Company and any persons who, at or prior to the Effective Time, were officers or directors of the Company or served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as in effect on the date hereof, all of which are listed in Section 7.07(d) of the Company Disclosure Schedule and copies of which have been provided to Parent prior to the date hereof, shall survive the Effective Time and continue in full force and effect in accordance with their terms.

(e) The provisions of this Section 7.07 will survive the Effective Time and are intended for the benefit of, and will be enforceable by, each D&O Indemnitee and his or her heirs and representatives. Parent will pay or cause to be paid all expenses, including reasonable fees and expenses of legal counsel, that a D&O Indemnitee actually incurs in enforcing the indemnity and other obligations provided for in this Section 7.07.

(f) In the event Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity shall assume their respective obligations set forth in this Section 7.07.

Section 7.08 Notification of Certain Matters; Shareholder Litigation.

(a) From the date hereof until the Closing, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, as applicable, of (a) the discovery that any of its representations or warranties contained in this Agreement was, when made, or has subsequently become or is reasonably likely to become, untrue or inaccurate in any material respect (except with respect to any representations and warranties including the word “material”, “Material Adverse Effect” or words of similar import, with respect to which, in each such case, Parent or the Company, as applicable, shall provide such notice if it discovers that such representations and warranties were untrue or inaccurate in any respect); (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; (c) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied; (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (e) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (f) as to the Company, any other material development relating to it. The delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect any representation, warranty or agreement given or made by any party hereto or remedies available to the party receiving such notice and shall not be deemed to amend or in any way supplement the information provided in the Company Disclosure Schedule.

(b) The Company will (i) promptly advise Parent in writing of any Action threatened, commenced or asserted against it or any of its Shareholders, directors, officers or Affiliates relating to this Agreement, the Merger, or any of the other transactions contemplated hereby, and (ii) give Parent the opportunity to reasonably participate in the defense or settlement of any such Action. No compromise or full or partial settlement of any such Action will be agreed upon without Parent’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

Section 7.09 Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement (i) the Company shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to satisfy the conditions set forth in Sections 8.01 and 8.03 as promptly as practicable, and (ii) Parent shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to satisfy the conditions set forth in

Sections 8.01 and 8.02, as promptly as practicable, including, in each case, using reasonable best efforts to promptly obtain all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary for the consummation of the Merger.

(b) None of the parties hereto shall, or shall permit any of their respective Subsidiaries to, consummate another transaction or enter into an agreement with respect to another transaction or take any other action if the intent or reasonably likely anticipated consequence of such transaction or action is, or would be, to cause any Governmental Authority to delay or not grant approval of, or to take legal action to seek to prevent, the consummation, in whole or in part, of the transactions contemplated by this Agreement.

(c) Parent’s and the Company’s obligations under this Section 7.09 shall include the obligation to use their respective reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the Merger or the other transactions contemplated hereby, including using their respective reasonable best efforts to seek to have any stay or other injunctive relief which, if entered, would prohibit or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Authority reversed on appeal or vacated.

(d) Without limiting the foregoing, in consultation with Parent, the Company shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to give all notices to, and obtain all consents or approvals required by it from, third parties other than Governmental Authorities in order to consummate the transactions contemplated hereby as promptly as practicable, including the notices and consents required to be set forth in Section 4.05(a) of the Company Disclosure Schedule.

Section 7.10 Obligations of Merger Sub. Parent shall take all commercially reasonable action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent unconditionally guarantees the full and complete performance by Merger Sub or the Surviving Entity, as applicable, of their respective obligations under this Agreement, including the payment of the Merger Consideration and the Option Merger Consideration, and shall be jointly and severally liable with Merger Sub and the Surviving Entity for any breach of any covenant or obligation of Merger Sub or the Surviving Entity, as applicable, under this Agreement.

Section 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, (a) prior to the Effective Time, each of Parent, on the one hand, and the Company, on the other hand, shall consult with each other and obtain the consent of the other party before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, and (b) for the period beginning on the Effective Time and ending three months thereafter, each of Parent, on the one hand, and the Shareholder Agent, on the other hand, shall consult with each other and obtain the consent of the other party before issuing any press release or otherwise making any public statements with respect to this

Agreement or the Merger, except (in the case of clauses (a) and (b) above) to the extent disclosure is legally required (including the requirements and rules of any stock exchange on which the Parent Common Stock is traded), in which case the Company (or the Shareholder Agent, as applicable) and Parent shall consult with each other, and use reasonable best efforts to agree upon the text prior to any such disclosure, to the extent reasonably feasible under the circumstances.

Section 7.12 Tax Matters.

(a) Transfer Taxes. Each Shareholder shall be liable for and shall pay (and shall indemnify and hold harmless Parent against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Authority, including any interest and penalties, in connection with the transactions contemplated by this Agreement as they relate to such Shareholder.

(b) Responsibility for Filing Tax Returns. Parent or the Surviving Entity, as applicable, shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date. Parent or the Surviving Entity, as applicable, shall (i) permit the Shareholder Agent to review and comment on each such Tax Return that relates to a Pre-Closing Tax Period, and (ii) make such revisions to any such Tax Return that relates to a Pre-Closing Tax Period as is reasonably requested by the Shareholder Agent provided such revisions (a) are consistent with the past practices of, and the Tax positions taken by, the Company and its Subsidiaries, (b) are consistent with applicable Law, and (c) are not reasonably likely to have a material adverse impact to Parent or any of its Affiliates on and after the Closing Date.

(c) Cooperation. The Shareholder Agent and Parent shall after the date of the Closing, until expiration of the statute of limitations (including any extensions thereof) applicable for taxable periods ending on or before, or including, the Closing Date, cooperate fully with each other, as and to the extent reasonably requested by the other, in connection with the filing of any Tax Returns for taxable periods ending on or before, or including, the Closing Date and any audit, litigation or other proceedings in respect of Taxes. Such cooperation shall include retention and (upon request of the other) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other proceedings, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder Agent and Parent shall (i) retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including extensions thereof) of the respective Tax periods, and abide by all record retention agreements entered into with any Governmental Authority, and (ii) give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Shareholder Agent or Parent, as the case may be, shall allow the other to take possession of such books and records.

(d) Tax Proceedings. Parent or the Surviving Entity, as applicable, shall control all examinations, audits or other administrative or judicial proceedings regarding any Tax Return or Taxes of the Company from and after the Closing Date.

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements (including without limitation any obligation to make Tax distributions) with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, no such Person (or Parent or the Surviving Entity) shall be bound thereby or have any liability thereunder.

(f) Allocation of Taxes. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period will (i) in the case of any Taxes other than Taxes based upon or related to income, receipts (including the Ohio commercial activities tax) or payroll, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income, receipts (including the Ohio commercial activities tax) or payroll, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a Straddle Period will be taken into account as though the relevant taxable period ended on the Closing Date.

(g) Tax Treatment of Certain Payments. For all relevant Tax purposes, all indemnification payments paid pursuant to Article X shall be treated as adjustments to the Merger Consideration.

(h) Amended Returns and Retroactive Elections. Except as deemed necessary by Parent to comply with Law or as would not have a material adverse effect on the Shareholders, neither Parent nor the Surviving Entity shall (i) amend any Tax Returns of the Company or its Subsidiaries filed with respect to any taxable period ending on or before the Closing Date or any Straddle Period, or (ii) make any Tax election that would have retroactive effect to any such taxable period or Straddle Period, in each case without the prior written consent of the Shareholder Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.13 Transition. Commencing following the date hereof, and in all cases subject to applicable Law, the Company shall cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company in the ordinary course of business, the Company shall cause its Representatives to use their reasonable best efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Parent in performing all tasks, including conversion planning, equipment installation and training, the provision of customer communications and notices, and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Parent.

Section 7.14 Continuity of Interest. Notwithstanding anything in this Agreement to the contrary, if either of the tax opinions referred to in Section 8.02(c) or Section 8.03(c) cannot be rendered (as reasonably determined by Vorys, Sater, Seymour and Pease LLP or Baker & Hostetler LLP, respectively) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Parent shall increase the Stock Consideration (applying the closing price of shares of the Parent Common Stock on the last trading day prior to the Closing Date) to the minimum extent necessary to enable the relevant tax opinion to be rendered and make corresponding adjustments to the amount of the Per Share Cash Consideration, the Per Share Escrow Amount and/or the amount of any Additional Consideration as appropriate.

Section 7.15 Environmental Matters.

(a) With respect to each of the Identified Sites, Parent shall use its reasonable best efforts to determine in good faith as promptly after the date hereof as reasonably practicable (i) whether Remediation is required under applicable Environmental Laws to address a Release of Hazardous Substances and (ii) to estimate the cost of any such Remediation.

(b) Pursuant to Section 10.02(a)(vi), the Shareholders have agreed to severally, but not jointly, indemnify the Parent Indemnitees with respect to certain costs and expenses arising from or related to Remediation with respect to Releases of Hazardous Substances on the Identified Sites. The Shareholders’ indemnification obligation pursuant to Section 10.02(a)(vi) shall not exceed $1,650,000 (the “Environmental Cap”).

(c) Parent acknowledges and agrees that the costs incurred by or on behalf of Parent in connection with any inspection, investigation, study, monitoring, assessment, audit, sampling, testing, laboratory or other analysis, or evaluation to determine whether a Release of Hazard Substances has occurred on any of the Identified Sites shall be Parent’s responsibility solely.

(d) Prior to commencing any Remediation for which Parent determines that it is, or may be, entitled to indemnity pursuant to Section 10.01(a)(vi) and for which the estimated cost of Remediation exceeds $20,000, Parent shall provide the Shareholder Agent prior written notice and a reasonable opportunity to determine whether, and if so to demonstrate, that reasonable evidence of the kind described in the definition of “Release” exists.

ARTICLE VIII.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the Requisite Shareholder Approval in accordance with the OGCL and the Articles.

(b) Stock Exchange Listing. The shares of Parent Common Stock to be issued to the Shareholders upon consummation of the Merger in accordance with Article III shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (including any temporary restraining order or preliminary injunction) that is then in effect and has the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Regulatory Approvals. (i) Any regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

Section 8.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) (x) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is not qualified as to “materiality” or “Parent Material Adverse Effect” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date; and (y) each of the representations and warranties of Parent and Merger Sub that is qualified as to “materiality” or “Parent Material Adverse Effect” shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) the Company shall have received a certificate from a duly authorized officer of Parent and Merger Sub to the foregoing effect.

(b) Performance of Obligations of the Company. (i) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and (ii) the Company shall have received a certificate from a duly authorized officer of Parent and Merger Sub to the foregoing effect.

(c) Tax Opinion. The Company shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

Section 8.03 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) (x) Each of the representations and warranties of the Company contained in this Agreement that is qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date; (y) each of the representations and warranties of the Company that is not qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date; and (z) notwithstanding anything to the contrary in the preceding clause (y), each of the representations and warranties of the Company in Section 4.01 (Organization and Qualification; Subsidiary), Section 4.02 (Articles of Incorporation, Regulations and Minutes), Section 4.03 (Capitalization and Indebtedness), Section 4.04 (Authority Relative to this Agreement), Section 4.05 (No Conflict; Required Filings and Consents) and Section 4.26 (Brokers) shall be true and correct in all respects even if not qualified by reference to “materiality” or Company Material Adverse Effect; and (ii) Parent shall have received a certificate from a duly authorized officer of the Company to the foregoing effect.

(b) Covenants and Agreements. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and (ii) Parent shall have received a certificate from a duly authorized officer of the Company to the foregoing effect.

(c) Tax Opinion. Parent shall have received an opinion of Baker & Hostetler LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Baker & Hostetler LLP will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

(d) Dissenting Shares. A demand for fair value of the Common Shares under Section 1701.85 of the OGCL shall not have been perfected, asserted or demanded with respect to more than 10% of the aggregate number of the outstanding Common Shares.

(e) Escrow Agreement. The Shareholder Agent and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement in form and substance reasonably acceptable to Parent and the Company (the “Escrow Agreement”).

(f) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and be continuing.

(g) Consents. All Consents listed in Section 8.03(g) of the Company Disclosure Schedule shall have been obtained by the Company, on terms that are not materially burdensome or adverse to the Surviving Entity or Parent and substantially in the form agreed to by the parties shall be in full force and effect and shall have been delivered to Parent.

(h) Estimated Closing Statement; Closing Payment Schedule. The Company shall have submitted to Parent (i) the Estimated Closing Statement and the other information required pursuant to Section 3.05 and (ii) the Closing Payment Schedule and the other information required pursuant to Section 3.09.

(i) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay consummation of the Merger or seeking damages from either the Company or Parent incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending (other than, for the avoidance of doubt, any proceeding pursuant to Section 1701.85 of the OGCL). There shall be no Action of any nature pending by or before any Governmental Authority, and no injunction or other Order or Law shall be in effect; nor shall there be any Law or Order enacted, entered enforced or deemed applicable (i) requiring Parent to hold separate the assets of Parent, or any of its Subsidiaries (including the Surviving Entity), (ii) restricting Parent from exercising full voting rights with respect to its equity interests in the Surviving Entity or (iii) that would permit consummation of the Merger only if certain sales or divestitures were made or if Parent were to agree to material limitations on the business activities or operations of any of it or its Subsidiaries (including the Surviving Entity), or (iv) requiring Parent to incur any material Losses in connection therewith.

(j) Additional Documents. At the Closing, the Company shall deliver to Parent (to the extent applicable, duly executed by the Company or such other signatory as may be required by the nature of the document) the following:

(i) certified copies of resolutions, duly adopted by the Company Board and the Shareholders, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and

(ii) duly executed written resignations of all directors and officers of the Company and its Subsidiary, effective as of the Effective Time.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of each of Parent and the Company;

(b) By either Parent or the Company if the Effective Time shall not have occurred on or before June 30, 2015 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to (i) Parent if its or Merger Sub’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) the Company if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, that neither party may terminate this Agreement pursuant to this Section 9.01(b) during the pendency of any Action seeking specific performance of this Agreement.

(c) By either Parent or the Company if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting consummation of the Merger, and, in the case of an Order, such Order shall have become final and nonappealable;

(d) By Parent, in the event of a breach by the Company of any representation, warranty or covenant that would cause any condition contained in Sections 8.01 or 8.03 not to be satisfied;

(e) By the Company, in the event of a breach by Parent or Merger Sub of any representation, warranty or covenant that would cause any condition contained in Sections 8.01 or 8.02 not to be satisfied;

(f) By Parent if any of the conditions contained in Sections 8.01 or 8.03 shall have become incapable of fulfillment as of the Effective Time; provided that the right of Parent to terminate this Agreement under this Section 9.01(f) shall not be available to Parent if its or Merger Sub’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such condition to be capable of fulfillment;

(g) By the Company if any of the conditions contained in Sections 8.01 or 8.02 shall have become incapable of fulfillment as of the Effective Time; provided that the right of the Company to terminate this Agreement under this Section 9.01(g) shall not be available to the Company if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such condition to be capable of fulfillment; or

(h) By Parent, if at any time prior to the Effective Time, the Company or the Company Board, as applicable, has (A) failed to make the Company Recommendation; (B) effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), or resolved to do the same, or (C) otherwise failed to comply with its obligations under Section 7.01 or Section 7.05 hereof;

(i) by Parent or the Company, if the Requisite Shareholder Approval shall not have been obtained at a duly held Shareholders’ Meeting (including any adjournment or postponement thereof); or

(j) by Parent if the number of Dissenting Shares exceeds 10% of the outstanding Common Shares.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 11.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 9.01, this Agreement shall forthwith be terminated, and there shall be no further liability on the part of any party hereto or their respective Representatives (including claims for breach of contract, tort or other theory), except that (a) Section 7.04(c), this Section 9.02, and Article XI shall survive termination and (b) nothing herein shall relieve any party from liability or damages arising out of any fraud or intentional or willful breach of this Agreement prior to such termination.

Section 9.03 Amendment and Waiver. Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived (a) prior to the Effective Time by the parties hereto, by action taken by or authorized by their respective Board of Directors, if and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective and (b) after the Effective Time, by Parent and the Shareholder Agent if and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Shareholder Agent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after the Requisite Shareholder Approval is obtained, no such amendment shall be made without approval of the Company’s Shareholders except as allowed under applicable Law. Any waiver of any term shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

ARTICLE X.

SURVIVAL, INDEMNIFICATION AND ESCROW

Section 10.01 Survival. The representations and warranties of the parties set forth in this Agreement shall survive for 12 months after the Closing Date; provided, that the representations and warranties in Section 4.01 (Organization and Qualification; Subsidiary), Section 4.02 (Articles of Incorporation, Regulations and Minutes), Section 4.03 (Capitalization and Indebtedness), Section 4.04 (Authority Relative to this Agreement), Section 4.26 (Brokers), Section 5.01 (Corporate Organization), Section 5.02 (Authority Relative to this Agreement) and Section 5.06 (Brokers) shall survive for a period of five (5) years after the Closing. All agreements and covenants of the parties set forth in this Agreement shall survive indefinitely. Notwithstanding the foregoing, any representation, warranty, agreement or covenant in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to this Section 10.01 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Escrow Agent (in case of a claim against the Escrow Fund) or the party against whom such indemnification may be sought prior to such time (which party, in the case of an indemnification claim against the Shareholders that is not limited to the Escrow Fund pursuant to this Article X, shall be deemed to be the Shareholder Agent); provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms hereof.

Section 10.02 Indemnification and Escrow Arrangements.

(a) Indemnification. Subject to the terms and conditions set forth herein, by approval and adoption of this Agreement, each of the Shareholders agrees to severally and not jointly (in accordance with their Pro Rata Shares) indemnify, defend, reimburse and hold harmless each of Parent and its Affiliates (including, after the Closing, the Surviving Entity) and Representatives (collectively, the “Parent Indemnitees”) for claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense incurred or suffered by, or imposed upon, any Parent Indemnitee as a result of, arising out of or for:

(i) any inaccuracy or breach of a representation or warranty of the Company contained herein or in any instrument delivered pursuant to this Agreement;

(ii) any failure by the Company to perform or comply with any covenant or agreement contained herein prior to the Effective Time;

(iii) any payment or payments ordered to be made by a court of competent jurisdiction (or agreed upon in settlement in lieu thereof, subject to the prior written consent of the Shareholder Agent, which consent shall not be unreasonably withheld, delayed or conditioned) in respect of any Dissenting Shares in excess of the consideration that would have been payable (or Parent reasonably expects to be paid) in respect of such Shares if they were not Dissenting Shares in accordance with this Agreement, and any other reasonable out-of-pocket costs or expenses incurred by any Parent Indemnitee in respect of any claims relating to Dissenting Shares;

(iv) any claim made by any Person (including any Stockholder or Option Holder) that such Person is or was entitled (by Contract or otherwise) to receive any amount or property in such Person’s capacity (or asserted capacity) as a holder of capital stock or other equity interests in the Company or similar synthetic or contractual interests in excess of the consideration to be received by such Person pursuant to this Agreement, other than any claim described in clause (iii) above;

(v) any Company Transaction Expenses to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or the Surviving Entity at, prior to or after the Closing, to the extent not deducted in the determination of Closing Net Cash Consideration;

(vi) any out-of-pocket costs and expenses arising from Remediation with respect to Releases of Hazardous Substances on the Identified Sites (together with out-of-pocket costs and expenses arising from any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances performed in conjunction with the conduct of Remediations, including to determine whether the applicable Remediation has been performed or completed), if, and only to the extent that, (A) such Release is reasonably likely to have occurred on or prior to the Closing Date; and (B) Remediation of such Release is required by Environmental Laws, and only to the extent required by such Environmental Laws; and

(vii) any and all Retained Taxes.

Such claims, losses, liabilities, damages, deficiencies, costs and expenses are referred to herein individually as a “Loss” and collectively as “Losses.” Any such Losses shall be limited to the amount thereof that remains after deducting therefrom (i) any Tax Benefits actually realized and to the extent utilized by Parent Indemnitees in the computation of their taxable income in the year of the Loss and the first two (2) subsequent years following the year of the Loss and (ii) any insurance proceeds actually received by the Parent Indemnitee in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that, promptly after the realization of any insurance proceeds, the Parent Indemnitee shall reimburse the indemnifying party for such reduction in Losses for which the Parent Indemnitee was indemnified prior to the realization of reduction of such Losses). For the avoidance of doubt, the concept of “indemnity” as used in this Article X is intended to include, among others, claims between or among the parties to this Agreement and not involving any other Person, as well as third-party claims and claims between any Parent Indemnitee and the Shareholders. The representations, warranties, covenants and agreements of the Company contained herein, and the right to indemnification or other remedy of the Parent Indemnitees with respect thereto, shall not be affected by any investigation conducted, or knowledge acquired (or capable of being acquired), by or on behalf of any Parent Indemnitee at any time, whether before or after the execution and delivery of this Agreement or the Effective Time or by reason of any waiver of any condition set forth in Article VIII. The adoption and approval of this Agreement by the Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the appointment of the Shareholder Agent.

(b) Escrow Fund. The Escrow Fund shall be available to compensate the Parent Indemnitees for any Losses. The indemnity obligations of the Shareholders for Losses arising under Section 10.02(a) shall be limited to the Escrow Fund and no Shareholder shall be liable to any Parent Indemnitee for Losses arising under Section 10.02(a) for any amount other than its Pro Rata Share of the Escrow Fund from the Escrow Fund; provided, however, that with respect to Losses arising under Section 10.02(a)(vi), the Shareholders’ aggregate indemnity obligations shall be the lesser of the Environmental Cap and the then remaining portion of the Escrow Fund; provided, further, however, that Shareholders shall be liable, severally and not jointly, for their Pro Rata Share of Losses in excess of their Pro Rata Share of the Escrow Fund for Losses arising (i) under Section 10.02(a)(i) with respect to a breach of any Fundamental Representation or from intentional or willful misrepresentation of material facts that constitute common law fraud under applicable Law or (ii) under any of clauses (iii), (iv) (v) and (vii) of Section 10.02(a).

(c) Exclusive Remedy. After the Effective Time, the right of the Parent Indemnitees to assert indemnification claims and receive indemnification payments pursuant to this Article X shall be the sole and exclusive right and remedy exercisable by the Parent Indemnitees with respect to any inaccuracy or breach in any representation, warranty, or covenant contained in this Agreement or in any instrument delivered pursuant to this Agreement or in connection with the transactions contemplated hereby; provided, however, that the limitation in this Section 10.02(c) shall not apply to claims (i) arising from intentional or willful misrepresentation of material facts that constitute common law fraud under applicable Law or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement or (ii) made with respect to Section 3.06.

(d) Certain Limitations. Parent may not receive any amounts from the Escrow Fund for Losses arising under Section 10.02(a)(i) or Section 10.02(a)(vi) unless and until the aggregate amount of all Losses arising under Section 10.02(a)(i) and Section 10.02(a)(vi) exceeds $431,250 (the “Basket Amount”), subject to the right of the Shareholder Agent to object; and in such case, Parent may recover from the Escrow Fund all of such Losses in excess of the Basket Amount. Unless and until such cumulative Losses exceed the Basket Amount, Parent may not recover any amounts from the Escrow Fund for Losses arising under Section 10.02(a)(i) or Section 10.02(a)(vi). Notwithstanding the foregoing, the Basket Amount shall not apply to any (i) claims for Losses made under Section 4.01 (Organization and Qualification; Subsidiary), Section 4.02 (Articles of Incorporation, Regulations and Minutes), Section 4.03 (Capitalization and Indebtedness), Section 4.04 (Authority Relative to this Agreement) and Section 4.27 (Brokers) (the foregoing, collectively, the “Fundamental Representations”), (ii) claims for intentional or willful misrepresentation of material facts that constitute common law fraud under applicable Law, or (iii) claims for Losses under Section 10.02(a)(vii). For the avoidance of doubt, the Basket Amount shall not apply to any indemnification claims under Sections 10.02(a)(ii) through 10.02(a)(v) or Section 10.02(a)(vii). For the purpose of quantifying a Loss under this Article X or to determine if a breach of a representation or warranty has occurred, any representation or warranty of the Company that is qualified in scope as to materiality (including a Company Material Adverse Effect) shall be deemed to be made or given without such qualifications. There shall be no right of contribution for any Shareholder from any Parent Indemnitee (including the Surviving Entity) with respect to any Loss claimed by any Parent Indemnitee, and in no event shall any Shareholder be entitled to require that any claim be first made or brought against any other Person, including the Surviving Entity. No limit on indemnification in this Section 10.02 shall limit, or be deemed to limit, the rights of any Parent Indemnitee against any Shareholder arising (i) under the letter of transmittal delivered by such Shareholder or the other documents delivered by such Shareholder pursuant to Section 3.04 or (ii) under any other agreement that such Shareholder has with any Parent Indemnitee.

(e) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Eastern Time, on the twelve (12) month anniversary of the Closing Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary, in the reasonable judgment of Parent and subject to the objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner provided in Section 10.02(i) hereof, to satisfy any unsatisfied Losses concerning claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period, including the costs and expenses of Remediation indemnifiable under Section 10.02(a)(vi), as reasonably estimated by Parent in good faith. As soon as any such Loss has been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Loss. Deliveries of amounts from the Escrow Fund to the Shareholders pursuant to this Section 10.02(e) shall be made in their respective Pro Rata Share of the amount being distributed from the Escrow Fund.

(f) Protection of Escrow Fund. The Escrow Agent shall hold and invest the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement.

(g) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time before expiration of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (i) stating that a Parent Indemnitee has incurred, suffered, paid or properly accrued or reasonably anticipates that it will have to incur, suffer, pay or accrue Losses, and (ii) specifying in reasonable detail the individual Losses included in the non-binding, preliminary good faith estimate of the aggregate dollar amount of actual and potential Losses, the date each such item was incurred, suffered, paid or accrued, or the basis for such anticipated Losses, and the nature of the misrepresentation, breach of warranty or breach of covenant or other claim to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Shareholder Agent in accordance with Section 10.02(h), the Escrow Agent shall, subject to the provisions of Section 10.02(h) hereof and satisfaction of the Basket Amount, if applicable, deliver to Parent out of the Escrow Fund, as promptly as practicable, an amount equal to (x) such Losses if the Basket Amount is not applicable or (y) such Losses in excess of the Basket Amount if the Basket Amount is applicable. If any Losses cannot be quantified with specificity at the time of sending the Officer’s Certificate, Parent shall deliver a supplement to such Officer’s Certificate as soon as practicable after such amount is or can be determined (and such supplement shall be deemed delivered as of the date of the original Officer’s Certificate relating to such claim).

(h) Objections to Claims. At the time of delivery of any Officer’s Certificate (or supplement thereto) to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent and for a period of 10 days after such delivery, the Escrow Agent shall make no delivery to Parent of any amounts from the Escrow Fund pursuant to Section 10.02(g) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such 10-day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with Section 10.02(g) hereof, provided that no such payment or delivery may be made on such claim if the Shareholder Agent shall object in a written statement to the claim made in the Officer’s Certificate (indicating each disputed item or amount and stating the basis thereof with reasonably specificity), and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 10-day period, and the Shareholder Agent shall simultaneously deliver a duplicate copy of such statement to Parent, provided, further, that (i) the Escrow Agent shall deliver to Parent such portion of the Losses specified in the Officer’s Certificate (or supplement thereto) that is not objected to by the Shareholder Agent in the written statement, if any, and (ii) the Shareholder

Agent shall have no right to object, and the Escrow Agent shall make immediate payment without waiting for the expiration of such 10-day period, if the Losses stated as being payable to Parent in the Officer’s Certificate shall be pursuant to a final, non-appealable order of a court of competent jurisdiction with respect to such claim for Losses.

(i) Resolution of Conflicts; Arbitration.

(i) In case the Shareholder Agent shall timely object in writing to any claim or claims made in any Officer’s Certificate pursuant to Section 10.02(h), the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights and obligations of the respective parties with respect to each such disputed claim. If the Shareholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the specified amount from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation or the parties fail to reach agreement within 15 days of the date the Shareholder Agent delivered to the Escrow Agent its written objection to the Officer’s Certificate, either Parent or the Shareholder Agent may demand arbitration of the matter unless the amount of Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any matter submitted to arbitration pursuant to this Section 10.02(i) shall be conducted by JAMS before a single arbitrator in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures, or, if applicable, the Streamlined Arbitration Rules and Procedures, as applicable. The arbitration shall take place in Columbus, Ohio, before a sole arbitrator; provided, however, if the claim exceeds $250,000, exclusive of interest and attorneys’ fees and other fees and costs, the dispute shall be heard and determined by three arbitrators as provided herein. In the event that the arbitration is to be conducted by three arbitrators, Parent and the Shareholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. In all cases, each arbitrator shall be independent, and have at least 10 years relevant experience. The arbitration shall be conducted within a reasonable, limited time frame and designed to minimize the scope, cost and time for discovery while allowing the parties a reasonable opportunity to discover relevant information from the opposing parties about the subject matter of the dispute. The decision of a majority of the three arbitrators in the case of three arbitrators or the sole arbitrator, as applicable, as to the validity and amount of any claim in such Officer’s Certificate (or supplement thereto) shall be final, binding and conclusive upon the parties to this Agreement and the Shareholders, and notwithstanding anything in Section 10.02(h) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). As to any disputed claim, the arbitrator(s) shall not award less than any amount of Losses conceded by the Shareholder Agent as being properly payable from the Escrow Fund nor any amount in excess of the total Losses sought by Parent in the proceeding, exclusive of interest, fees and costs as applicable (which may be awarded to Parent in addition to the total Losses sought by Parent in the proceeding), and shall in no event award punitive or exemplary damages (unless and to the extent such damages are payable to a third party).

(iii) Judgment upon any award rendered by the arbitrator(s) pursuant to this Section 10.02(i) may be entered in any court having jurisdiction.

(iv) The prevailing party in any arbitration under this Section 10.02(i) shall be entitled to recover its fees and costs incurred in the arbitration or proceeding (including attorneys’ and arbitration fees and costs) from the non-prevailing party and such costs shall be part of the arbitrator(s) decision. In the absence of a determination of the prevailing party, in the event of three arbitrators, each party shall pay for the fees and costs of its selected arbitrator, and (other than required filing fees or sanctions) the remaining fees and costs of the arbitration and arbitrators shall be shared one-half by Parent and one-half by the Shareholders. Fees and costs to be paid by the Shareholders shall be paid from the Shareholders’ Fund, and if such Fund shall be insufficient to pay such fees and costs owed by the Shareholders in full, such fees and costs may, in the sole discretion of Parent, be paid from the Escrow Fund or the Shareholders (severally and not jointly, in accordance with their Pro Rata Shares), and, for the avoidance of doubt, in either such case, the Basket Amount shall not apply to such fees and costs).

(j) Third-Party Claims. In the event Parent becomes aware of a third-party claim that Parent believes may result in an indemnification claim against the Escrow Fund or the Shareholders pursuant to this Article X, Parent shall notify the Shareholder Agent of such claim, and the Shareholder Agent, as representative for the Shareholders, shall be entitled, at the expense of the Shareholders, to participate in any defense of such claim subject to Parent’s right to control the defense thereof. Parent shall have the right, upon the consent of the Shareholder Agent (which consent shall not be unreasonably withheld, delayed or conditioned), to settle any such third-party claim and, to the extent that Losses arising from such third-party claim are subject to indemnification under this Article X, be indemnified for such settlement amount and all related costs and expenses from the Escrow Fund and/or the Shareholders in accordance with this Article X. The failure to obtain the consent of the Shareholder Agent shall not in any way affect the liability of the Shareholders for Losses from such settlement. In the event that the Shareholder Agent has consented in writing to any such settlement and acknowledged that the claim by Parent is a valid claim against the Escrow Fund, the Shareholder Agent shall have no power or authority to object under any provision of this Article X to the amount of Losses claimed by Parent against the Escrow Fund or the Shareholders with respect to such settlement (or to the extent only a portion of the underlying claim settled related to Losses, any Losses claimed by Parent that are consistent with the portion of such settlement amount attributable to Losses).

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01 Shareholder Agent.

(a) By approving and adopting this Agreement or by executing and delivering a letter of transmittal pursuant to Section 3.04, each Shareholder, without further act of any Shareholder,

shall have irrevocably authorized and appointed Christian S. Gerig as the Shareholder Agent for each such Shareholder, as the agent and attorney-in-fact for and on behalf of such Shareholder to act on behalf of such Shareholder with respect to this Agreement, the Escrow Agreement and the Exchange Agent Agreement to the fullest extent permitted by applicable Law and to take any and all actions and make any decisions required or permitted to be taken by the Shareholder Agent pursuant to this Agreement, the Escrow Agreement or the Exchange Agent Agreement, including the power to (i) give and receive notices and communications hereunder and under the Escrow Agreement and the Exchange Agent Agreement, (ii) authorize delivery to Parent of amounts from the Escrow Fund in satisfaction of claims by any Parent Indemnitee pursuant to Article X, (iii) object to such deliveries, (iv) agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes or other matters under Section 3.04 or Section 3.06 or indemnification claims under Article X, (v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any agreement contemplated hereby (including the Escrow Agreement and the Exchange Agent Agreement), (vi) make all elections or decisions contemplated by this Agreement and any agreement contemplated hereby (including the Escrow Agreement and the Exchange Agent Agreement), (vii) engage, employ or appoint any Representatives (including attorneys, accountants and consultants) to assist the Shareholder Agent in complying with its duties and obligation, and (viii) take all actions necessary or appropriate in the judgment of the Shareholder Agent as may be required of any of the Shareholders after the Effective Time or for the accomplishment of the foregoing. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Shareholders, or by operation of Law, whether by death or other event.

(b) The Shareholder Agent may resign at any time; provided, however, in no event shall the Shareholder Agent resign without the holders of a majority in interest of the Escrow Fund having first appointed a new Shareholder Agent who shall assume such duties immediately upon the resignation of the Shareholder Agent. In the event of the death or disability of the Shareholder Agent, a successor Shareholder Agent shall be appointed by the Shareholders who hold a majority in interest of the Escrow Fund. Notice of such appointment shall be given to Parent within ten (10) days of the appointment, such appointment to be effective upon the later of the date indicated in such notice or the date such notice is received by Parent; provided, that until such notice is received, Parent and the Surviving Entity shall be entitled to rely on the decisions and actions of the prior Shareholder Agent as described in
Section 11.01(a) above. The Shareholder Agent may be changed by the Shareholders from time to time upon not less than thirty (30) days’ prior written notice to Parent; provided that the Shareholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund, with such new appointment to be effective upon the later of the date indicated in the notice thereof to Parent or the date such notice is received by Parent; provided, that until such notice is received, Parent and the Surviving Entity shall be entitled to rely on the decisions and actions of the prior Shareholder Agent as described in Section 11.01(a) above. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Shareholders.

(c) The Shareholder Agent has the unlimited authority and power to act on behalf of each Shareholder with respect to this Agreement and the transactions contemplated hereby. Any decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all Shareholders, and shall be final, binding and conclusive upon each of the Shareholders, and the Escrow Agent, the Paying Agent and Parent may rely conclusively upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each Shareholder. No Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Escrow Agent, the Paying Agent, Parent and the Surviving Entity are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent. Parent shall be entitled to deal exclusively with the Shareholder Agent on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Shareholder Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholder Agent, as being fully binding upon such Person.

(d) The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith. The Shareholders shall severally indemnify, on the basis of each such holder’s Pro Rata Share, the Shareholder Agent and hold the Shareholder Agent harmless against any loss, liability or expense incurred without reckless or intentional misconduct or bad faith on the part of the Shareholder Agent and arising out of or in connection with the acceptance or administration of the Shareholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Agent.

(e) The Shareholder Agent represents and warrants to Parent, Merger Sub and the Company as follows: (i) the Shareholder Agent has the right and capacity to execute and deliver this Agreement and to perform his obligations hereunder; (ii) neither the execution and delivery of this Agreement nor the consummation or performance of any of the obligations hereunder or under the Escrow Agreement or the Exchange Agent Agreement by the Shareholder Agent will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of or breach of any provision of, any Contract to which the Shareholder Agent is bound; and (iii) this Agreement constitutes a legal, valid and binding obligation of the Shareholder Agent enforceable against the Shareholder Agent in accordance with its terms, except as such enforceability may be limited by Equitable Exceptions.

Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, if receipt is during business hours in the location of receipt, and if not, then the next Business Day) by delivery in person, by overnight courier (with proof of delivery), by facsimile (with confirmation of transmission by the transmitting equipment), email (with confirmation of receipt by non-automated reply e-mail from the recipient) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent or Merger Sub: Chesapeake Utilities Corporation 900 Silver Lake Boulevard Dover, DE 19904 Attn: Beth W. Cooper, Senior Vice President and Chief Financial Officer Fax No.: (302) 734-6750	with a copy to: Baker & Hostetler LLP SunTrust Center, Suite 2300 200 South Orange Avenue Orlando, FL 32801 Attn: Jeffrey E. Decker Fax No.: (407) 841-0168

if to the Company: Gatherco, Inc. 300 Tracy Bridge Road Orrville, OH 44667 Attn: Tony Kovacevich Fax No.: (330) 682-4145	with a copy to: Vorys, Sater, Seymour and Pease LLP 52 E. Gay Street Columbus, OH 43215 Attn: Shawn M. Flahive Ronald (Rocky) A. Robins, Jr. Fax No.: (614) 719-4715/4851

if to the Shareholder Agent: Christian S. Gerig Gerig and Gerig 3 West Stimson Ave. Athens, OH 45701 Fax No.: (xxx) xxx-xxxx

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party (including, for this purpose, any Shareholder). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, provided that the economic or legal substance of the Merger is not affected in any manner materially adverse to any party (including, for this purpose, any Shareholder or Option Holder), the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement (including the Schedules and Exhibits hereto), the documents delivered hereunder and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations, provided, further, that Parent shall be permitted to assign all or part of its rights or obligations hereunder by way of collateral assignment to any lender providing financing for the transactions contemplated hereby but no such assignment shall relieve Parent of its obligations under this Agreement.

Section 11.05 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and such party’s respective successors and permitted assigns), and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than to the extent provided in Section 7.07 and Article X (which are intended to be for the benefit of the Persons expressly covered thereby and which provisions may be enforced by such Persons).

Section 11.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof (without posting bond therefor), in addition to any other remedy at Law or equity. Each of the parties further agrees to waive (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

Section 11.07 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Except as provided in Section 3.06 or Section 10.02(i), all Actions arising out of, under or relating to this Agreement or the Merger shall be heard and determined exclusively in a federal or state court sitting in the State of Delaware having jurisdiction over the subject matter only. The parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware and having jurisdiction over the subject matter only for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

Section 11.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or relating to this Agreement or the Merger. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 11.08.

Section 11.09 Headings; Construction. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context clearly requires otherwise (a) “or” is not exclusive, (b) “includes” or “including” means “includes but not limited to” or “including but not limited to”, (c) “this Agreement,” “herein,” “hereunder,” “hereof,” “hereby,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (d) “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement and the Schedules hereto, and (e) all references to “party” or “parties” refer to the parties to this Agreement.

Section 11.10 Counterparts. This Agreement may be executed and delivered in one or more counterparts and by facsimile and electronic transmission (including by .pdf), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

Section 11.11 Costs and Expenses.

(a) Except as expressly set forth herein, all costs and expenses (including fees of attorneys, accountants and investment bankers, brokers or finders) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(b) Notwithstanding the foregoing and without limiting Section 11.06,

(i) if:

(A)(1) Either the Company or Parent terminates this Agreement pursuant to Section 9.01(b) (without the Requisite Shareholder Approval having been obtained);

(2) Parent terminates pursuant to Section 9.01(d) (as a result of a breach by the Company); or

(3) either the Company or Parent terminates this Agreement pursuant to Section 9.01(i);

and prior to any such termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to the Company, the Shareholders or their respective Representatives an

Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (B) within twelve (12) months of such termination the Company shall either (1) consummate an Acquisition Transaction or (2) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction (including any letter of intent, but not including any confidentiality agreement required by Section 7.05(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated; or

(ii) if (A) Parent shall terminate this Agreement pursuant to Section 9.01(h) or (B) Parent shall have the right to terminate this Agreement pursuant to Section 9.01(h) but the Company shall have terminated this Agreement for any reason (including as provided in subsection (b)(i) of this Section 11.11(b)) prior to Parent exercising such right);

then, the Company shall pay to Parent an amount equal to $2,000,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i)(A)(1) or subsection (b)(i)(A)(3) of this Section 11.11(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(i)(A)(2), (b)(ii)(A) or (b)(ii)(B) of this Section 11.11(b), the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 9.01.

(c) The parties acknowledge that the agreements contained in Section 11.11(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to pay promptly any fee payable by it pursuant to this Section 11.11, then the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Bank from the date such payment was due under this Agreement until the date of payment.

Section 11.12 Disclosure Schedule. The information set forth in each Section of the Company Disclosure Schedule, shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company set forth in the corresponding Section of this Agreement.

Section 11.13 Computation of Time. If the day on which any delivery or performance is due under this Agreement is not a Business Day, the time for satisfaction of such delivery or performance shall be extended without any action on the part of any party to the next succeeding Business Day.

Section 11.14 Certain Legal Matters. The Company and the Shareholder Agent acknowledge that Baker & Hostetler LLP has represented Parent and Merger Sub in connection with the transactions contemplated hereby. The Company and the Shareholder Agent (on behalf of itself and the Shareholders) hereby consent to the representation by Baker & Hostetler LLP of Parent and the Surviving Entity or any of their respective Affiliates in any future matter including, without limitation, post-closing disputes concerning this Agreement and all transactions contemplated hereby.

[Remainder of page left blank; signatures follow]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Christian S. Gerig, individually, solely for the purpose of serving, and solely in his capacity, as Shareholder Agent, have caused this Agreement to be duly executed as of the date first written above.

PARENT:		COMPANY:

CHESAPEAKE UTILITIES CORPORATION		GATHERCO, INC.

By:	/s/ Elaine Bittner	By:	/s/ Tony Kovacevich
	Elaine Bittner, Senior Vice President		Tony Kovacevich, President

MERGER SUB:		SHAREHOLDER AGENT:

ASPIRE ENERGY OF OHIO, LLC

By:	Chesapeake Utilities Corporation, its sole member

By:	/s/ Elaine Bittner	/s/ Christian S. Gerig
	Elaine Bittner, Senior Vice President	Christian S. Gerig

SIGNATURE PAGE

TO

AGREEMENT AND PLAN OF MERGER

Appendix B

Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701. 801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701. 80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers Chesapeake Utilities to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a Chesapeake Utilities director, officer, employee or agent or is or was serving as such with respect to another corporation or other entity at Chesapeake Utilities’ request.

Article IX of Chesapeake Utilities’ bylaws provides that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact such person is or was a Chesapeake Utilities director or officer or is or was serving as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise at Chesapeake Utilities’ request, is entitled to indemnification and to be held harmless by Chesapeake Utilities to the fullest extent permitted by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification continues as to such person who has ceased to be a director or officer and inures to the benefit of the person’s heirs, executors and administrators. These indemnification rights include the right to be paid by Chesapeake Utilities the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by Chesapeake Utilities of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified. The Chesapeake Utilities bylaws further provide that these indemnification rights are not exclusive of any other indemnification right which any person may have or acquire under any law, provision of the Chesapeake Utilities certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 102 of the DGCL, the Chesapeake Utilities certificate of incorporation provides, as Article Eleven thereof, a provision eliminating, to the extent permitted by the DGCL, the personal liability of each director of Chesapeake Utilities to Chesapeake Utilities or any of its stockholders for monetary damages resulting from breaches of such director’s fiduciary duty of care.

Chesapeake Utilities has in effect liability insurance policies covering certain claims against any director or officer of Chesapeake Utilities by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed by such person in such person’s capacity as a director or officer.

Item 21.	Exhibits and Financial Statement Schedules

See Exhibit Index following the signature page hereto.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Chesapeake Utilities Corporation has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on February 25, 2015.

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ Beth W. Cooper
	Name:	Beth W. Cooper
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on February 25, 2015

Signature	Title

*	Chairman of the Board and Director
Ralph J. Adkins

*	President and Chief Executive Officer (principal executive officer) and Director
Michael P. McMasters

/s/ Beth W. Cooper	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
Beth W. Cooper

*	Director
Eugene H. Bayard, Esq.

*	Director
Richard Bernstein

*	Director
Thomas J. Bresnan

*	Director
Dr. Ronald G. Forsythe, Jr.

*	Director
Thomas P. Hill, Jr.

*	Director
Dennis S. Hudson, III

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*	Director
Paul L. Maddock, Jr.

*	Director
Joseph E. Moore, Esq.

*	Director
Calvert A. Morgan, Jr.

*	Director
Dianna F. Morgan

*	Vice Chairman of the Board and Director
John R. Schimkaitis

*	Beth W. Cooper hereby signs this Amendment No. 1 to Registration Statement on behalf of each of the indicated persons for whom she is attorney-in-fact on February 25, 2015.

By:	/s/ Beth W. Cooper
Beth W. Cooper Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 30, 2015, among Chesapeake Utilities Corporation, Aspire Energy of Ohio, LLC and Gatherco, Inc. (included as Appendix A to the proxy statement/prospectus included in this registration statement)

3.1	Amended and Restated Certificate of Incorporation of Chesapeake Utilities Corporation is incorporated herein by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q for the period ended June 30, 2010, File No. 001-11590

3.2	Amended and Restated Bylaws of Chesapeake Utilities Corporation, effective December 4, 2012, is incorporated herein by reference to Exhibit 3 of the Current Report on Form 8-K, filed December 7, 2012, File No. 001-11590

3.3	Amendment to Bylaws of Chesapeake Utilities Corporation, effective December 3, 2014, is incorporated herein by reference to Exhibit 3 of the Current Report on Form 8-K, filed December 9, 2014, File No. 001-11590

4.1	Rights Agreement, dated as of August 20, 1999, between Chesapeake Utilities Corporation and Computershare Trust Company, N.A. (as successor rights agent to BankBoston, N.A.), incorporated by reference to Exhibit 4.1 of registrant’s Current Report on Form 8-K filed on August 24, 1999, File No. 001-11590, as amended by First Amendment to Rights Agreement, dated as of September 12, 2008, between Chesapeake Utilities Corporation and Computershare Trust Company, N.A., incorporated by reference to Exhibit 4.1 of registrant’s Current Report on Form 8-K filed on September 12, 2008, File No. 001-11590

5.1	Opinion of Baker & Hostetler LLP as to the legality of the securities being registered

8.1	Form of Opinion of Baker & Hostetler LLP regarding certain tax matters

8.2	Form of Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters

23.1	Consent of Baker Tilly Virchow Krause, LLP, Independent Registered Public Accounting Firm of Chesapeake Utilities Corporation

23.2	Consent of Baker & Hostetler LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 to this registration statement)

23.3	Consent of Vorys, Sater, Seymour and Pease LLP (included in the opinion filed as Exhibit 8.2 to this registration statement)

24.1	Power of Attorney (included on signature page to the registration statement filed on February 9, 2015)*

99.1	Form of Proxy Card for Special Meeting of Shareholders of Gatherco, Inc.

*	Previously filed